UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.         )

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United States Steel Corporation

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United States Steel Corporation

Notice of Annual Meeting

of Stockholders and Proxy Statement

2012

Tuesday, April 24, 2012

10:00 a.m. Eastern Time

33rd Floor

U. S. Steel Tower

600 Grant Street

Pittsburgh, PA 15219

Please vote promptly either by:

▶  telephone,

▶   the Internet, or

▶  marking, signing and returning your proxy or voting instruction card.

United States Steel Corporation	John P. Surma
600 Grant Street	Chairman of the
Pittsburgh, PA 15219-2800	Board of Directors
and Chief Executive Officer

March 9, 2012

Dear Fellow U. S. Steel Stockholder,

We will hold the annual meeting of stockholders of United States Steel Corporation on the 33rd floor of the U. S. Steel Tower, 600 Grant Street, Pittsburgh, Pennsylvania 15219, on Tuesday, April 24, 2012, at 10:00 a.m. Eastern Time.

At this meeting, the agenda will include:

•	Election of the four nominees for Class II directors recommended by the Board of Directors and identified in the Corporation’s proxy statement.

•	Ratification of the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2012.

•	Advisory vote on executive compensation.

•	Consideration of a shareholder proposal described in the accompanying proxy statement, if properly presented at the meeting.

Your stockholder vote is important and we strongly urge you to cast your vote, whether or not you plan to attend the meeting. You can vote either by telephone, over the Internet or by marking, signing and returning your proxy or voting instruction card.

Sincerely,

Section 16(a) Beneficial Ownership Reporting Compliance	82
Statement Regarding the Delivery of a Single Set of Proxy Materials to Households With Multiple U. S. Steel Shareholders	82
Solicitation Statement	83
Website	83

Notice of Annual Meeting of Stockholders

on April 24, 2012

We will hold our 2012 annual meeting of stockholders on the 33rd floor of the U. S. Steel Tower, 600 Grant Street, Pittsburgh, Pennsylvania 15219 on Tuesday, April 24, 2012, at 10:00 a.m. Eastern Time, in order to:

•	vote on the four nominees for Class II directors recommended by the Board of Directors and identified in the Corporation’s proxy statement,

•	vote on the ratification of the appointment of PricewaterhouseCoopers LLP as the Corporation’s independent registered public accounting firm for 2012,

•	conduct an advisory vote to approve executive compensation,

•	vote on a shareholder proposal recommending elimination of the Corporation’s classified Board of Directors, if properly presented at the meeting, and

•	transact any other business that properly comes before the meeting.

You are entitled to vote at the meeting if you were an owner of record of United States Steel Corporation common stock at the close of business on February 24, 2012.

Either an admission ticket or proof of ownership of United States Steel Corporation common stock, as well as a form of personal photo identification, must be presented in order to be admitted to the annual meeting. If you are a shareholder of record, your admission ticket is attached to your proxy card. If your shares are held in the name of a broker, nominee or other intermediary, you must bring proof of ownership with you to the meeting. A recent account statement, letter or proxy from your broker, nominee or other intermediary will suffice.

By order of the Board of Directors,

Craig D. Mallick

Secretary

Dated: March 9, 2012

United States Steel Corporation

600 Grant Street

Pittsburgh, PA 15219-2800

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to Be Held on April 24, 2012

The proxy statement and the annual report of the Corporation are available at

http://www.uss.com/corp/proxy.

Proxy Statement

We have sent you this proxy statement because the Board of Directors is asking you to give your proxy (that is, the authority to vote your shares) to our proxy committee so they may vote your shares on your behalf at our annual meeting of stockholders. The members of the proxy committee are John P. Surma and Seth E. Schofield. They will vote your shares as you instruct. The proxy statement contains information about the matters being voted on and other information that may be helpful to you.

We will hold the meeting on April 24, 2012 on the 33rd floor of the U. S. Steel Tower, 600 Grant Street, Pittsburgh, Pennsylvania. If you need directions to the annual meeting, you may write to U. S. Steel Shareholder Services, 15th Floor, 600 Grant Street, Pittsburgh, PA 15219-2800.

We began the mailing of the proxy statement, the proxy card and the 2011 annual report on or about March 9, 2012.

Questions and Answers

¢  Who may vote?

You may vote if you were a holder of United States Steel Corporation (“U. S. Steel” or the “Corporation”) common stock at the close of business on February 24, 2012.

¢   What may I vote on?

You may vote on:

•	the election of the four nominees for Class II directors recommended by the Board of Directors and identified on pages 21-22 of this proxy statement,

•	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2012,

•	the advisory vote on executive compensation, and

•	a shareholder proposal recommending elimination of the classified Board of Directors, if properly presented at the meeting.

¢   How does the Board recommend I vote?

The Board recommends that you vote:

•	FOR each of the nominees for director,

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2012,

•	FOR approval of the Corporation’s executive compensation, and

•	AGAINST the shareholder proposal recommending elimination of the classified Board of Directors.

¢  How do I vote?

You may vote by telephone or over the Internet by following the instructions on the enclosed proxy card (or, if you own your shares through a broker or other intermediary, on the voting instruction card). You may also vote by marking, signing and dating the enclosed proxy card or voting instruction card and returning it in the prepaid envelope. The proxy committee will vote your shares in accordance with your directions. If you sign, date and return a proxy card but do not mark the boxes showing how you wish to vote, the proxy committee will vote your shares FOR each of the nominees for director, FOR ratification of the appointment of PricewaterhouseCoopers LLP, FOR approval of the Corporation’s executive compensation and AGAINST the shareholder proposal recommending elimination of the classified Board of Directors. Unsigned proxy cards will not be voted at all. If you are a stockholder of record (that is, if you are registered on our books), you may also vote in person by attending the meeting. If you are not a stockholder of record (for example, if you hold your shares in “street name”), you will need to obtain a legal proxy from your broker, bank or other holder of record in order to vote in person at the meeting.

¢   May I change my vote?

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before your shares are voted at the meeting by:

•	voting again by telephone or over the Internet,

•	sending us a proxy card dated later than your last vote,

•	notifying the Secretary of U. S. Steel in writing, or

•	voting at the meeting.

If you hold your shares in “street name,” please refer to the information forwarded by your bank, broker or other holder of record for procedures on revoking or changing your voting instructions.

¢   How many outstanding shares are there?

At the close of business on February 24, 2012, which is the record date for the meeting, there were 144,005,057 shares of U. S. Steel common stock outstanding. Each share is entitled to one vote.

¢  How big a vote do the proposals need in order to be considered passed?

Proposal 1 – Election of Directors. Each director is elected by a vote of the majority of the votes cast with respect to that director’s election. The Board will consider whether to accept or reject the resignation of an incumbent director who fails to receive a majority of the votes cast. The term “a majority of the votes cast” means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” the director’s election. Abstentions and broker non-votes are not counted as votes cast either “for” or “against” the director’s election.

Proposal 2 – Ratification of Appointment of Independent Registered Public Accounting Firm. The ratification of the appointment of the independent registered public accounting firm must be approved by a majority of the votes of the shares present in person at the meeting or represented by proxy and entitled to vote.

Proposal 3 – Advisory Vote on Executive Compensation. The advisory vote on executive compensation requires a majority of the votes of the shares present in person at the meeting or represented by proxy and entitled to vote. Because this vote is advisory, it will not be binding on the Board or the Corporation; however, the Board and its Compensation & Organization Committee will review the voting results and take them into consideration when making future executive compensation decisions.

Proposal 4 – Shareholder Proposal Recommending Elimination of the Classified Board of Directors. The shareholder proposal recommending elimination of the classified Board of Directors requires a majority of the votes of the shares present in person at the meeting or represented by proxy and entitled to vote.

¢   What are broker non-votes?

The New York Stock Exchange permits brokers to vote their customers’ shares on routine matters when the brokers have not received voting instructions from their customers. Proposal 2 is a routine matter on which brokers may vote in this way. Brokers may not vote their customers’ shares on non-routine matters unless they have received voting instructions from their customers. Proposals 1, 3 and 4 are non-routine matters. Non-voted shares on non-routine matters are called broker non-votes.

¢   What is the effect of abstentions and broker non-votes?

Both abstentions and broker non-votes are counted in determining that a quorum is present for the meeting. An abstention will have no effect on the election of directors, but will have the same legal effect as a vote “against” each of the other proposals. Broker non-votes will have no effect on any of the proposals since they are not considered shares entitled to vote on the proposals.

¢   What constitutes a quorum?

Under our by-laws, a quorum is one-third of the voting power of the outstanding shares of stock entitled to vote.

¢   Will my vote be confidential?

All voting records which identify stockholders are kept permanently confidential except as necessary to meet legal requirements and in other limited circumstances such as proxy contests. The vote tabulator, inspector of election and the Corporation’s transfer agent are each required to execute confidentiality agreements.

¢  How will voting be conducted on other matters raised at the meeting?

If any matters are presented at the meeting other than the proposals on the proxy card, the proxy committee will vote on them using their best judgment. Your signed proxy card, or your telephone or Internet vote, gives them the authority to do this. Under our by-laws, notice of any matter to be presented by a stockholder for a vote at the meeting must have been received by our Corporate Secretary on or after December 28, 2011, and no later than January 27, 2012, and it must have been accompanied by certain information about the stockholder presenting it. We have not received notice of any matter to be presented other than those on the proxy card.

¢   Who can attend the annual meeting?

Only shareholders, or individuals that those shareholders have duly appointed as their proxies, may attend the annual meeting of stockholders. Either an admission ticket or proof of ownership of United States Steel Corporation common stock, as well as a form of personal photo identification, must be presented in order to be admitted to the annual meeting. If you are a shareholder of record, your admission ticket is attached to your proxy card. If your shares are held in “street name” (that is through a broker, nominee or other intermediary), you must bring proof of ownership with you to the meeting. A recent account statement, letter or proxy from your broker, nominee or other intermediary will suffice.

¢  When must shareholder proposals be submitted for inclusion in the proxy statement for the 2013 annual meeting?

If a shareholder wants to present a proposal at the 2013 annual meeting and have it included in our proxy statement for that meeting, the proposal must be received in writing by our Corporate Secretary no later than 5:00 p.m. Eastern Time on November 9, 2012.

¢  What is the deadline for a shareholder to submit an item of business or other proposal for consideration at the 2013 annual meeting?

Our by-laws describe the procedures that must be followed in order for a stockholder of record to present an item of business at an annual meeting of stockholders. Shareholder proposals or other items of business for the 2013 annual meeting that are not intended to be included in the proxy statement must be received by the Secretary of the Corporation on or after December 25, 2012 and no later than January 24, 2013 and must be accompanied by certain information about the stockholders making the proposals, as specified in our by-laws.

¢  What is the deadline for a shareholder to nominate an individual for election as a director at the 2013 annual meeting?

Our by-laws describe the procedures that must be used in order for someone nominated by a stockholder of record to be eligible for election as a director. To nominate an individual for election as a director at the 2013 annual meeting, notice must be received by the Secretary of the Corporation on or after December 25, 2012 and no later than January 24, 2013. The notice must contain certain information about the nominee, including his or her age, address, occupation and share ownership, as well as certain information about the stockholder giving the notice, as specified in our by-laws.

The Board of Directors and its Committees

Under our by-laws and the laws of Delaware, U. S. Steel’s state of incorporation, the business and affairs of U. S. Steel are managed under the direction of the Board of Directors. The Board met eight times in 2011. The non-employee directors hold regularly scheduled executive sessions without management. The chair for these sessions is our presiding director, unless the subject matter of a particular session makes it more appropriate for a committee chairperson to serve as chair. The presiding director is elected annually by the independent directors at the Board’s organizational meeting following the annual meeting of stockholders. The presiding director, who must be an independent director, also acts as a liaison between the Board and executive management. Seth E. Schofield is currently serving as the presiding director. The directors spend considerable time preparing for Board and committee meetings, and they attend as many meetings as possible. All of the directors attended in excess of 75 percent of the Board and committee meetings during 2011. The directors are expected to attend the annual meeting of stockholders. All of the directors who were on the Board at the time attended the 2011 stockholders meeting.

Independence	The following non-employee directors are independent within the definitions of independence of both the New York Stock Exchange listing standards and the Securities and Exchange Commission (the “SEC”) standards for audit committee members: Dan O. Dinges, John G. Drosdick, John J. Engel, Richard A. Gephardt, Charles R. Lee, Frank J. Lucchino, Glenda G. McNeal, Seth E. Schofield, David S. Sutherland and Patricia A. Tracey. In addition, the Board has affirmatively determined that none of these directors has a material relationship with the Corporation (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Corporation). The Board made such determination based on all relevant facts and circumstances, including the categorical standards for independence adopted by the Board. Under those standards, no director is independent if:

a.	within the previous three years:

1.	he or she has been an employee, or an immediate family member (as defined below) has been an executive officer, of the Corporation;

2.	he or she, or an immediate family member, has received more than $120,000 in any twelve-month period in direct compensation from the Corporation, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); or

3.	he or she has been employed, or an immediate family member has been employed, as an executive officer of another company where any of the Corporation’s present executives serve on that company’s compensation committee;

b.	he or she is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Corporation for property or services in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million or 2 percent of such other company’s gross revenues; or

c.

(1) he or she or an immediate family member is a current partner of a firm that is the Corporation’s internal or external auditor; (2) he or she is a current employee of such a firm; (3) he or she has an immediate family member who is a current employee of such a firm and personally works on the Corporation’s audit; or (4) he or she or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Corporation’s audit within that time.

“Immediate family member” includes a person’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. It does not include individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

In making its determination of director independence, the Board of Directors considered the fact that U. S. Steel purchased certain goods and services from WESCO International, Inc. in 2011. Mr. Engel, a Class III director, is the Chairman, President and Chief Executive Officer of WESCO. The Board determined that Mr. Engel did not have a direct or indirect material interest in these transactions and that the transactions were undertaken in the ordinary course of business. In addition, the amount of payments made by U. S. Steel were significantly less than 2% of WESCO’s annual gross revenues. As a result, the Board concluded that these transactions would not affect Mr. Engel’s independence.

Director Retirement Policy	Our by-laws require non-employee directors to retire at the first annual meeting of stockholders after they turn 74, even if their terms have not expired. Employee directors must retire from the Board when they cease to be a principal officer of the Corporation, except that the Chief Executive Officer (“CEO”) may remain on the Board after retirement as an employee, at the Board’s request, through the last day of the month in which he or she turns 70. Our by-laws also provide that directors who undergo a significant change in their business or professional careers should volunteer to resign from the Board.

Board Committees	The Board has three principal committees, each of which is comprised exclusively of independent directors: the Audit Committee, the Compensation & Organization Committee and the Corporate Governance & Public Policy Committee. Each such committee has a written charter adopted by the Board, which is available on the Corporation’s website (www.ussteel.com) under “Investors” then “Corporate Governance.” Each committee may hire outside advisors, including counsel, at the Corporation’s expense. The Board also has an Executive Committee made up of Messrs. Surma and Schofield, the role of which is to act on, and report to the Board on, significant matters that may arise between Board meetings. The table below shows the current committee memberships of each independent director and the number of meetings that each principal committee of the Board held in 2011.

Director	Audit Committee	Compensation & Organization Committee	Corporate Governance & Public Policy Committee
Dan O. Dinges	X	X
John G. Drosdick		X*
John J. Engel	X		X
Richard A. Gephardt	X		X
Charles R. Lee	X*	X
Frank J. Lucchino			X*
Glenda G. McNeal	X		X
Seth E. Schofield		X
David S. Sutherland		X	X
Patricia A. Tracey		X	X
Number of Meetings in 2011	6	7	6

*  Chairman

Audit Committee	Pursuant to its Charter, the Audit Committee’s duties and responsibilities include:

•

reviewing and discussing with management and the independent registered public accounting firm matters related to the annual audited financial statements, quarterly financial statements, earnings press releases and the accounting principles and policies applied;

•	reviewing and discussing with management and the independent registered public accounting firm matters related to the Corporation’s internal control over financial reporting;

•	reviewing the responsibilities, budget, staffing and performance of the Corporation’s internal audit function;

•	reviewing issues that arise with respect to the Corporation’s compliance with legal or regulatory requirements and corporate policies dealing with business conduct;

•

being directly responsible for the appointment (subject to shareholder ratification), compensation, retention, and oversight of the work of the Corporation’s independent registered public accounting firm (including resolution of disagreements between management and such firm regarding financial reporting), while possessing the sole authority to approve all audit engagement fees and terms as well as all non-audit engagements with such firm; and

•	discussing policies with respect to risk assessment and risk management.

The charter requires the Committee to perform an annual self-evaluation and to review its charter during its first meeting of each calendar year.

The charter requires that the Committee be comprised of at least three directors, each of whom is independent and financially literate, and at least one of whom must have accounting or related financial management expertise. The charter also requires that no director who serves on the audit committees of more than two other public companies may serve on the Committee unless the Board determines that such simultaneous service will not impair the ability of such director to effectively serve on the Committee. The Board has determined that Charles R. Lee, the Committee’s chairman, and John J. Engel meet the SEC’s definition of audit committee financial expert. Mr. Lee and Mr. Engel are independent as that term is defined by the New York Stock Exchange and the SEC.

Compensation & Organization Committee	Pursuant to its Charter, the Compensation & Organization Committee’s duties and responsibilities include:

•	determining and approving the CEO’s compensation level based on the evaluation of the CEO’s performance;

•	approving the salaries of the other executives of the Corporation;

•	with the Board, annually reviewing the Corporation’s executive management succession plans and the policies regarding succession in the event of an emergency or the retirement of the CEO;

•	administering the plans and programs under which short-term and long-term incentives are awarded to executives and approving such awards;

•

assessing whether the Corporation’s compensation and organization policies and practices for executives and non-executives are reasonably likely to create a risk that could have a material adverse effect on the Corporation,

•	considering the most recent shareholder advisory vote on executive compensation in connection with determining executive compensation policies and decisions;

•	reviewing with management and recommending to the Board the Compensation Discussion & Analysis and producing the Committee report for inclusion in the proxy statement;

•	adopting and amending employee benefit plans and designating participants therein; and

•

approving the retention and termination of any independent consulting firm to assist in the evaluation of CEO or executive compensation, and approving the consulting firm’s fees and other retention terms, and evaluating the consulting firm’s performance and independence.

The charter requires the Committee to perform an annual self-evaluation and to review its charter during its first meeting of each calendar year.

The charter requires that the Committee be comprised of at least three directors, each of whom is independent.

The Committee’s processes for determining the amounts of compensation to pay the Corporation’s executives are provided below. Additional detail on the Committee’s processes can be found in the “Compensation Discussion & Analysis” section.

•

The Committee meets at least five times a year (seven times in 2011). Committee agendas are established in consultation among management, the Committee chair and the Committee’s independent consultant. The Committee typically meets in executive session for at least a portion of each regular meeting. Generally, the CEO and the Vice President—Human Resources attend Committee meetings but are not present for the executive sessions.

•

The Committee has retained Pay Governance as its independent consultant to assist the Committee in evaluating executive compensation programs and in setting executive officers’ compensation. The use of an independent consultant provides additional assurance that the Corporation’s executive compensation programs are reasonable and consistent with the Corporation’s objectives. The consultant reports directly to the Committee and does not perform services for management without the express approval of the Committee (there were no services performed for management in 2011). The consultant regularly participates in Committee meetings, including executive sessions, and advises the Committee with respect to compensation trends and best practices, plan design, and the reasonableness of individual compensation awards.

•

With respect to the CEO’s compensation, the Committee makes its determinations based upon its evaluation of the CEO’s performance and with input from its consultant. Each year, the Committee reviews the CEO’s goals and objectives, and the evaluation of the CEO’s performance with respect to the prior year’s approved CEO goals and objectives, with the Board of Directors. The CEO does not participate in the presentations to, or discussions with, the Committee in connection with the setting of his compensation.

•

With the oversight of the CEO and the Vice President—Human Resources, the Corporation’s compensation group formulates recommendations on matters of compensation philosophy, plan design, and the specific compensation recommendations for other executive officers. The CEO gives the Committee a compensation recommendation reflecting a performance assessment for each of the other executives. These recommendations are then considered by the Committee with the assistance of its compensation consultant.

For 2011, the Committee considered reports and analysis that it had requested of management and its independent consultant concerning risks associated with the Corporation’s compensation and organization policies and practices. The Committee concluded that the Corporation’s compensation and organization policies and practices for executives and non-executives are not reasonably likely to create a risk that could have a material adverse effect on the Corporation.

Corporate Governance & Public Policy Committee	The Corporate Governance & Public Policy Committee serves as the Corporation’s nominating committee. Pursuant to its Charter, the duties and responsibilities of this Committee include:

•	identifying and evaluating nominees for director and selecting, or recommending that the Board select, the director nominees for the next annual meeting of shareholders;

•	making recommendations to the Board concerning the appropriate size and composition of the Board and its committees;

•	making recommendations to the Board concerning the compensation of non-employee directors;

•

recommending to the Board a set of corporate governance principles applicable to the Corporation, reviewing such principles at the Committee’s first meeting of each calendar year and recommending appropriate changes to the Board;

•	reviewing relationships with, and communications to and from, the investment community, including the Corporation’s stockholders;

•	reviewing matters and discussing risk relating to legislative, regulatory and public policy issues affecting the Corporation’s businesses and operations;

•	reviewing and approving codes of conduct applicable to employees of the Corporation and its principal operating units; and

•	assessing and making recommendations concerning overall corporate governance to the extent specific matters are not the assigned responsibility of other board committees.

The Committee establishes criteria for selecting new directors, which include (a) their independence, as defined by applicable law, stock exchange listing standards and the categorical standards listed in the Corporation’s Corporate Governance Principles, (b) their business or professional experience, (c) their integrity and judgment, (d) their records of public service, (e) their ability to devote sufficient time to the affairs of the Corporation, (f) the diversity of backgrounds and experience they will bring to the Board, and (g) the needs of the Corporation from time to time. The Committee’s charter provides that all directors should be individuals of substantial accomplishment with demonstrated leadership capabilities and that they should represent all shareholders and not any special interest group or constituency.

In evaluating diversity, the Committee considers not only racial and gender diversity, but also the need for a Board that represents diverse experience at policy making levels in business, government and education and in industries that are relevant to the Corporation’s business operations. The director selection criteria described above, including diversity, are evaluated by the Committee each time a new candidate is considered for Board membership. In addition, at the end of each year, the Board of Directors conducts a thorough self-evaluation of its performance. This evaluation includes an assessment of whether the Board (i) has the appropriate mix of skills, experience and other characteristics, and (ii) is made up of a sufficiently diverse group of people (in terms of age, background, experience, gender and race). The biography of each nominee for election and each Continuing Director on pages 21-26 of this proxy statement includes a discussion of the attributes that each brings to the total mix of skills and experience of the Board.

The Committee will evaluate candidates for the Board of Directors recommended by stockholders using the same criteria that are described above. Stockholders wishing to recommend a candidate may submit a recommendation to the Secretary of the Corporation. That submission should include (i) the candidate’s name, address, occupation and share ownership; (ii) any other biographical information that will enable the Committee to evaluate the candidate in light of the foregoing criteria; and (iii) information concerning any relationship between the candidate and the shareholder making the recommendation.

The Corporation has an agreement with the United Steelworkers (the “USW”) that permits the USW to suggest two individuals for consideration for Board membership. The agreement recognizes that every director has a fiduciary duty to the Corporation and all of its stockholders, and that each individual recommended by the USW must meet the criteria described above.

The Committee’s charter gives the Committee the sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms.

The charter requires the Committee to perform an annual self-evaluation and to review its charter during its first meeting of each calendar year.

The charter also requires that all Committee members be independent directors.

Board Leadership Structure

Mr. Surma serves as both the Chairman of the Board of Directors and the CEO of the Corporation. The Board has determined that this leadership structure is appropriate because:

•	It promotes unified leadership and direction for the Corporation;

•	It allows for a single, clear focus for management to execute the Corporation’s strategic initiatives and business plans;

•	The CEO is in the best position to chair Board meetings and ensure that the key business issues and risks facing U. S. Steel are brought to the Board’s attention; and

•	The Corporation can more effectively execute its strategy and business plans to maximize stockholder value if the Chairman of the Board is also a member of the management team.

The Board has also determined that separating the Chairman and CEO positions is not desirable due to the following elements of U. S. Steel’s existing corporate governance structure that already insure vigorous and independent oversight of management:

•	All directors, with the exception of the Chairman, are independent as defined under NYSE regulations.

•	All committees of the Board, other than the Executive Committee, are made up entirely of independent directors.

•	The Board is comprised of strong and sophisticated directors, with a wide range of expertise and skills, many of whom are currently, or have recently been, leaders of major companies or institutions.

•

The Board regularly meets in executive session without the presence of management. The presiding director chairs these executive sessions and also acts as a liaison between the Board of Directors and executive management.

•

The Board has complete access to the Corporation’s management team. On a regular basis, the Board and its committees receive reports from management on the business and affairs of the Corporation and the current and future issues that it faces.

•	Each committee of the Board has the right to hire outside advisors, including counsel, at the Corporation’s expense.

Board’s Role in Risk Oversight

Pursuant to its charter, the Audit Committee of the Board of Directors is responsible for reviewing and discussing the Corporation’s policies with respect to risk assessment and risk management, including:

•	the guidelines and policies that govern the process by which the assessment and management of the Corporation’s exposure to risk are handled by senior management, and

•	the Corporation’s major risk exposures and the steps management has taken to monitor and control such exposures.

Although the Audit Committee has primary responsibility for overseeing risk management, each of our other Board committees also considers the risks within their specific areas of responsibility. For example, the charter of the Compensation & Organization Committee gives it responsibility for assessing whether the Corporation’s compensation and organization policies and practices for executives and non-executives are reasonably likely to create a risk that could have a material adverse effect on the Corporation. Pursuant to its charter, the Corporate Governance & Public Policy Committee considers the risks associated with legislative, regulatory and public policy issues affecting the Corporation’s businesses and operations. Each committee periodically reports to the full Board of Directors on their respective activities, including, when appropriate, those activities related to risk assessment and risk management oversight.

The Board as a whole also considers risk assessment and management. For example, the Board annually reviews the Corporation’s strategic plan which includes a review of safety, environmental, operating and competitive matters; political and regulatory issues; employee and labor issues; and financial results and projections.

In 2011, the Compensation & Organization Committee of the Board approved the creation of the position Senior Vice President and Chief Risk Officer. The Chief Risk Officer reports to the CEO and is responsible for expanding the Corporation’s already comprehensive financial and business risk management practices to establish a more integrated, systematic and enterprise-wide approach to the assessment, analysis and monitoring of business risk and opportunities and the identification of strategies for managing risk.

The Corporation believes that its leadership structure, as described above, supports the Board’s role in risk oversight.

Compensation of Directors

Our by-laws provide that each non-employee director shall be paid allowances and attendance fees as the Board may from time to time determine. Directors who are employees of U. S. Steel receive no compensation for their service on the Board.

The objective of U. S. Steel’s director compensation programs is to enable the Corporation to attract and retain as directors individuals of substantial accomplishment with demonstrated leadership capabilities. In order to align the interests of directors with the interests of the shareholders, our non-employee directors also participate in the Deferred Compensation Program for Non-Employee Directors and the Non-Employee Director Stock Program, each of which is described below.

During the first quarter of 2011, the annual retainer fee payable to non-employee directors was $180,000, and the additional annual fee payable to the Presiding Director and Committee Chairs was $5,000. Effective April 1, 2011, in order to bring our director compensation up to market standards, the annual retainer fee was increased to $200,000, and the additional annual fees for the Presiding Director and Committee Chairs were increased to $10,000. No meeting fees or committee membership fees are paid.

Under our Deferred Compensation Program for Non-Employee Directors, each non-employee director is required to defer at least 50 percent of his or her retainer in the form of Common Stock Units and may elect to defer up to 100 percent. A Common Stock Unit is what is sometimes referred to as “phantom stock” because initially no stock is actually issued. Instead, we keep a book entry account for each director that shows how many Common Stock Units he or she has. When a director leaves the Board, he or she receives actual shares of common stock corresponding to the number of Common Stock Units in his or her account. The ongoing value of each Common Stock Unit equals the market price of the common stock. When dividends are paid on the common stock, we credit each account with equivalent amounts in additional Common Stock Units. If U. S. Steel were to undergo a change in control resulting in the removal of a non-employee director from the Board, that director would receive a cash payment equal to the value of his or her deferred stock account.

Under our Non-Employee Director Stock Program, upon joining our Board, each non-employee director is eligible to receive a grant of up to 1,000 shares of common stock. In order to qualify, each director must first have purchased an equivalent number of shares in the open market during the 60 days following the first date of his or her service on the Board.

The following table sets forth certain information concerning the compensation of directors for 2011:

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards (2)(3) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation (4) ($)	Total ($)
Dan O. Dinges	97,500	97,500	0	0	0	195,000
John G. Drosdick	106,250	97,500	0	0	10,000	213,750
John J. Engel	66,667	113,967	0	0	0	180,634
Richard A. Gephardt	97,500	97,500	0	0	0	195,000
Charles R. Lee	106,250	97,500	0	0	10,000	213,750
Frank J. Lucchino	106,250	97,500	0	0	0	203,750
Glenda G. McNeal	97,500	97,500	0	0	0	195,000
Seth E. Schofield	106,250	97,500	0	0	0	203,750
Graham B. Spanier(1)	97,515	89,167	0	0	10,000	196,682
David S. Sutherland	0	195,000	0	0	0	195,000
Patricia A. Tracey	97,500	97,500	0	0	0	195,000

(1)	Dr. Spanier resigned from the Board of Directors effective as of November 12, 2011.

(2)	The amount shown represents the aggregate grant date fair value, computed in accordance with ASC 718, as described in the Corporation’s financial statements for the year ended December 31, 2011 and filed on Form 10-K. All of the 2011 stock awards represent Common Stock Units under the Deferred Compensation Program for Non-Employee Directors, except in the case of Mr. Engel where $66,667 of the amount shown represents Common Stock Units under the Deferred Compensation Program for Non-Employee Directors and $47,300 represents shares awarded under the Non-Employee Director Stock Program.

(3)	The aggregate stock awards outstanding at the end of 2011 for each director who served on the Board during 2011 are as follows and represent Common Stock Units under the Deferred Compensation Program for Non-Employee Directors:

Number of Common Stock Units*
Dan O. Dinges	2,896
John G. Drosdick	15,226
John J. Engel	1,476
Richard A. Gephardt	10,240
Charles R. Lee	24,748
Frank J. Lucchino	13,895
Glenda G. McNeal	6,975
Seth E. Schofield	18,679
Graham B. Spanier	0
David S. Sutherland	11,910
Patricia A. Tracey	6,975

*	The amounts shown also include Common Stock Units that are convertible only into cash in the following amounts: 843 for each of Messrs. Drosdick, Lee, Lucchino and Schofield and 667 for Mr. Gephardt. Upon his resignation from the Board of Directors, all remaining Common Stock Units in Dr. Spanier’s account were converted into actual shares of the Corporation’s common stock and distributed to him.

(4)	The amounts shown represent contributions made under the U. S. Steel Matching Gift Program. Under this Program, United States Steel Foundation, Inc. matches charitable contributions made by directors and employees to eligible educational institutions, subject to certain limitations and conditions set forth in the Program.

Communications from Security Holders and Interested Parties

Security holders and interested parties may send communications through the Secretary of the Corporation to (1) the Board, (2) the Committee chairmen, (3) the presiding director, or (4) the outside directors as a group. The Secretary will collect, organize and forward to the directors all communications that, in his or her judgment, are appropriate for consideration by the directors. Examples of communications that would not be considered appropriate for consideration by the directors include solicitations for products or services, employment matters, and matters not relevant to the shareholders, to the functioning of the Board, or to the affairs of the Corporation.

Policy With Respect To Related Person Transactions

The Board of Directors of the Corporation has adopted a written policy that requires certain transactions with related persons to be approved or ratified by its Corporate Governance & Public Policy Committee. For purposes of this policy, related persons include (i) any person who is, or at any time since the beginning of the Corporation’s last fiscal year was, a director or executive officer of the Corporation or a nominee to become a director of the Corporation, (ii) any person who is the beneficial owner of more than 5 percent of any class of the Corporation’s voting securities; and (iii) any immediate family member of any person described in (i) or (ii). The types of transactions that are subject to this policy are transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in which the Corporation, or any of its subsidiaries, was, is or will be a participant and in which any related person had, has or will have a direct or indirect material interest and the aggregate amount involved will or may be expected to exceed $120,000. The standards applied by the Corporate Governance & Public Policy Committee when reviewing transactions with related persons include (a) the benefits to the Corporation of the transaction; (b) the terms and conditions of the transaction and whether such terms and conditions are comparable to the terms available to an unrelated third party or to employees generally; and (c) the potential for the transaction to affect the independence or judgment of a director or executive officer of the Corporation. Under the policy, certain transactions are deemed to be automatically pre-approved and do not need to be brought to the Corporate Governance & Public Policy Committee for individual approval. The transactions which are automatically pre-approved include (i) transactions involving compensation to directors and executive officers of the type that is required to be reported in the Corporation’s proxy statement; (ii) indebtedness for ordinary business travel and expense payments; (iii) transactions with another company at which a related person’s only relationship is as an employee (other than an executive officer), a director or beneficial owner of less than 10 percent of any class of equity securities of that company, provided that the amount involved does not exceed the greater of $1,000,000 or 2 percent of that company’s consolidated gross annual revenues; (iv) transactions where the interest of the related person arises solely from the ownership of a class of equity securities of the Corporation, and all holders of that class of equity securities receive the same benefit on a pro rata basis; (v) transactions where the rates or charges involved are determined by competitive bid; (vi) transactions involving the rendering of services as a common or contract carrier or public utility at rates or charges fixed in conformity with law or governmental regulation; and (vii) transactions involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

Proposals of the Board

The Board will present the following proposals at the meeting:

Proposal No. 1	Election of Directors

U. S. Steel’s Certificate of Incorporation divides the directors into three classes: Class I, Class II and Class III. Each class must consist, as nearly as possible, of one-third of the directors. Once elected, directors serve for a term of three years and until their successors are duly elected and qualified. At each annual meeting, directors who are elected to succeed directors whose terms have expired are identified as being of the same class as those they succeed. A director elected to fill a vacancy is elected to the same class as the director he or she succeeds, and a director elected to fill a newly created directorship holds office until the next election of the class to which he or she is elected.

Except in the case of contested elections, each director is elected by a vote of the majority of the votes cast with respect to that director’s election. The term “a majority of the votes cast” means that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” the director’s election, with abstentions and broker non-votes not counted as votes cast either “for” or “against” the director’s election. A “contested election” is one in which the number of nominees exceeds the number of directors to be elected at the meeting.

If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” Under our By-laws, in order for any incumbent director to become a nominee for election by the stockholders as a director, that director must tender an irrevocable offer to resign from the Board of Directors, contingent upon acceptance of such offer of resignation by the Board of Directors, if the director fails to receive a majority of the votes cast in an election that is not a contested election. In the event that an incumbent director fails to receive a majority of the votes cast in an election that is not a contested election, the Corporate Governance & Public Policy Committee, or such other independent committee designated by the Board of Directors, must make a recommendation to the Board of Directors as to whether to accept or reject the offer of resignation of the incumbent director, or to take other action. The Board of Directors must act on the offer of resignation, taking into account the committee’s recommendation, within 90 days following certification of the election results. The committee in making its recommendation and the Board of Directors in making its decision each may consider such factors and other information as it may consider appropriate and relevant in the circumstances.

The four current Class II directors are nominees for election this year. The Board is recommending all four nominees for a three-year term that will expire at the 2015 annual meeting.

A brief statement about the background and qualifications of each nominee and each continuing director is given on the following pages. If any nominee for whom you have voted becomes unable to serve, your proxy may be voted for another person designated by the Board.

The Board recommends a vote FOR the election of each nominee.

Nominees for Class II Directors

Terms Expire 2015

Frank J. Lucchino	Director since 2003	Age 72
Senior Judge, Orphans’ Court Division, Court of Common Pleas, Allegheny County, Pennsylvania

Judge Lucchino earned a Bachelor’s degree in engineering in 1961, and a law degree in 1964, from the University of Pittsburgh. He is an alumnus of Harvard Business School’s Executive Education program on corporate governance. Judge Lucchino currently serves as a senior judge in the Orphans’ Court Division of the Court of Common Pleas in Allegheny County, Pennsylvania. Prior to being elected to the Court, he was a senior partner at the law firm of Grogan, Graffam, McGinley and Lucchino in Pittsburgh, Pennsylvania. He also served five four-year terms as Allegheny County Controller, an elected position. In 1993, Judge Lucchino was named to the United States National Commission on Libraries and Information Science (NCLIS) by President Clinton and was confirmed by the Senate. He served on the Commission until July 1999.

As a judge and former practicing lawyer, Judge Lucchino has valuable legal experience. He also has experience with accounting, financial and public policy matters as a result of his service as Allegheny County Controller. Judge Lucchino also possesses knowledge of and insight into the steel industry through his prior service as a director of National Steel Corporation and Allegheny Teledyne Incorporated. Judge Lucchino was recommended as a candidate for election to the Board of Directors pursuant to an agreement with the United Steelworkers that permits it to suggest two individuals for consideration for Board membership.

Seth E. Schofield	Director since 2001	Age 72
Retired Chairman and Chief Executive Officer, USAir Group (air carrier)

Mr. Schofield graduated from the Harvard Business School Program for Management Development in 1975. He served in various corporate staff positions after joining USAir in 1957 and became Executive Vice President-Operations in 1981. Mr. Schofield served as President and Chief Operating Officer from 1990 until 1991. He was elected President and Chief Executive Officer in 1991 and became Chairman of the boards of USAir Group and USAir, Inc. in 1992. He retired in January 1996. Mr. Schofield is a director of Marathon Petroleum Corporation and Lead Director of Calgon Carbon Corporation. He previously served on the Board of Directors of Marathon Oil Corporation

As a result of his service as Chairman and Chief Executive Officer of USAir Group, Mr. Schofield has valuable experience in managing the issues that face a publicly held company. In addition, his long service on our Board (18 years, including his service to our predecessor USX Corporation) has resulted in his election as Presiding Director by his fellow directors.

John P. Surma	Director since 2001	Age 57
Chairman of the Board of Directors and Chief Executive Officer United States Steel Corporation

Mr. Surma received a BS degree in accounting from the Pennsylvania State University in 1976. He joined Price Waterhouse LLP in 1976 and in 1981 served in the Manchester, England office of the Price Waterhouse United Kingdom firm. He was admitted to the partnership in 1987. In 1983, Mr. Surma participated in the President’s Executive Exchange Program in Washington, D. C., where he served as executive staff assistant to the Vice Chairman of the Federal Reserve Board. In 1997, Mr. Surma joined Marathon Oil Company as Senior Vice President, Finance and Accounting. He was appointed President of Speedway SuperAmerica LLC in 1998, and Senior Vice President, Supply & Transportation for Marathon Ashland Petroleum LLC in 2000. In January 2001 he became President of Marathon Ashland Petroleum LLC. Effective with the separation from USX Corporation, Mr. Surma became Vice Chairman and Chief Financial Officer of U. S. Steel in January 2002. He was named President in March 2003, President and Chief Operating Officer in June 2003, President and Chief Executive Officer in October 2004, and Chairman of the Board of Directors and Chief Executive Officer in February 2006. Mr. Surma is a director of The Bank of New York Mellon Corporation and Marathon Petroleum Corporation. He was appointed by President Obama to serve as a member of the president’s Advisory Committee for Trade Policy and Negotiations and currently serves as Vice Chairman. He serves as Treasurer of the Board of Directors of the World Steel Association and previously held the titles of Chairman and Vice Chairman. Mr. Surma currently serves as Chairman of the American Iron and Steel Institute, is a member of its Board of Directors and previously served as its Chairman and Vice Chairman. Mr. Surma also serves on the Board of Directors of the National Safety Council and is a member of both the National Petroleum Council and The Business Council. Mr. Surma is also a member of the Board of Directors and Executive Committee of the Allegheny Conference on Community Development and served as its Chairman from 2009 — 2011. He is a member of the Board of Trustees of the Pennsylvania State University, a member of Pennsylvania State University’s Smeal College of Business Board of Visitors and Chairman of the Board of Directors of the Allegheny County Parks Foundation. Mr. Surma previously served on the Board of Directors of Calgon Carbon Corporation and Mellon Financial Corporation.

As the Chief Executive Officer of U. S. Steel, Mr. Surma is responsible for all of the business and corporate affairs of U. S. Steel.

David S. Sutherland	Director since 2008	Age 62
Retired President and Chief Executive Officer, IPSCO, Inc. (steel producer)

Mr. Sutherland earned a Bachelor of Commerce degree from the University of Saskatchewan and a master’s degree in business administration from the University of Pittsburgh’s Katz Graduate School of Business. Mr. Sutherland retired as President and Chief Executive Officer of the former IPSCO, Inc., a leading North American steel producer, in July 2007 after spending thirty years with the company and more than five as President and Chief Executive Officer. Mr. Sutherland is a director of GATX Corporation and Imperial Oil, Ltd. and a member of the Board of Governors of the University of Saskatchewan. Mr. Sutherland is a former chairman of the American Iron and Steel Institute and served as a member of the board of directors of IPSCO, Inc., ZCL Composites Inc.. the Steel Manufacturers Association, the International Iron and Steel Institute, the Canadian Steel Producers Association and the National Association of Manufacturers.

Mr. Sutherland has valuable experience in managing the issues that face a publicly held steel company as a result of his service as President and Chief Executive Officer of IPSCO, Inc. He has extensive knowledge of the Canadian business climate in general, and the Canadian steel industry in particular, all of which is helpful in the context of the Corporation’s Canadian presence.

Continuing Class I Directors

Terms Expire 2014

Richard A. Gephardt	Director since 2005	Age 71
President and Chief Executive Officer, Gephardt Group (consulting)

Congressman Gephardt received a Bachelor of Science degree from Northwestern University and a Juris Doctor degree from the University of Michigan Law School. After serving as a Democratic committeeman and alderman in his native St. Louis, he was elected to the United States House of Representatives in 1976, representing Missouri’s Third District. He was re-elected 13 times. While in the House, Congressman Gephardt served on the Budget Committee and on the Ways and Means Committee. He was elected Chairman of the House Democratic Caucus in 1984; and he served as majority leader from 1989 to 1994. In 1994 he was elected House Democratic Leader, the top Democratic leadership position in the House. He served as minority leader from 1995 to 2003. After deciding not to seek re-election, Congressman Gephardt retired from the House on January 3, 2005. Congressman Gephardt has served as President and Chief Executive Officer of Gephardt Group, a multi-disciplined consulting firm, since 2005. He is a director of Spirit Aerosystems Holdings, Inc., Centene Corporation, CenturyLink, Inc. and Ford Motor Company. He previously served as a director of Embarq Corporation and Dana Holding Corporation.

Congressman Gephardt has valuable experience in public policy and governmental affairs as a result of his service in the United States House of Representatives. He was recommended as a candidate for election to the Board of Directors pursuant to an agreement with the United Steelworkers that permits it to suggest two individuals for consideration for Board membership.

Glenda G. McNeal	Director since 2007	Age 51
Executive Vice President and General Manager — Global Client Group, Global Merchant Services American Express Company (global payments, network, credit card and travel services)

Ms. McNeal received a Bachelor of Arts degree in Accounting from Dillard University and an MBA in Finance from the Wharton School of the University of Pennsylvania. Ms. McNeal began her career with Arthur Andersen, LLP in 1982, and was employed by Salomon Brothers, Inc. from 1987 to 1989. In 1989, Ms. McNeal joined American Express Company and since that time has served in a series of increasingly responsible positions for that company. She assumed her current position in 2011. Ms. McNeal is a director of RLJ Lodging Trust and is a member of the Pepsico Multicultural Advisory Board and a trustee of Dillard University.

Ms. McNeal has valuable experience in business development, customer relationship management, and financial and accounting matters as a result of her current position as a senior executive at American Express Company, along with her prior positions with Arthur Andersen, LLP and Salomon Brothers, Inc. In addition, she provides the Board with knowledge and insight regarding the financial services industry and financial markets.

Patricia A. Tracey	Director since 2007	Age 61
Vice President, U. S. Defense Industry Development Hewlett Packard Enterprise Services (technology services)

Vice Admiral Tracey received a Bachelor of Arts degree in Mathematics from the College of New Rochelle and a Masters Degree in Operations Research from the Naval Postgraduate School. From 1970 to 2004, Vice Admiral Tracey served in a series of increasingly responsible positions with the United States Navy, including Chief of Naval Education and Training from 1996 to 1998; Deputy Assistant Secretary of Defense (Military Manpower and Personnel Policy) from 1998 to 2001; and Director, Navy Staff from 2001 to 2004. Vice Admiral Tracey served as a consultant to the United States Navy from 2004 to 2005 and to the Department of Defense from 2005 to 2006. In 2006, Vice Admiral Tracey served as a Senior Fellow at the Center for Naval Analysis, prior to taking a position as Client Industry Executive with Electronic Data Systems Corporation. Hewlett Packard Co. acquired Electronic Data Systems Corporation in August of 2008. Vice Admiral Tracey assumed her current position with Hewlett Packard Enterprise Services in September 2008.

As a result of her service with the United States Navy, Vice Admiral Tracey has valuable experience in governmental affairs and human resources, education and training matters. She also provides the Board with knowledge and insight regarding the information technology industry.

Continuing Class III Directors

Terms Expire 2013

Dan O. Dinges	Director since 2010	Age 58
Chairman, President and Chief Executive Officer, Cabot Oil & Gas Corporation (exploration and development of oil and gas properties)

Mr. Dinges graduated from the University of Texas with a BBA degree in Petroleum Land Management. Mr. Dinges began his career with Mobil Oil Corporation in 1978. From 1981 to 2001, Mr. Dinges worked in a variety of management positions with Samedan Oil Corporation, a subsidiary of Noble Affiliates, Inc. (now Noble Energy Inc.). In September 2001, Mr. Dinges joined Cabot Oil & Gas Corporation as its President and Chief Operating Officer, and assumed his current position in May 2002. Mr. Dinges serves on the Board of Directors of Spitzer Industries, Inc., the American Natural Gas Alliance, the American Exploration & Production Council and the Foundation for Energy Education. Mr. Dinges previously served on the Board of Directors of Lone Star Technologies, Inc.

Mr. Dinges has valuable experience in managing the issues that face a publicly held company as a result of his service as Chairman and Chief Executive Officer of Cabot Oil & Gas Corporation. Mr. Dinges also possesses knowledge of and insight into the steel industry through his prior service as a director of Lone Star Technologies, Inc. In addition, he provides the Board with knowledge and insight regarding the energy industry, an important supplier to, and customer of, the Corporation.

John G. Drosdick	Director since 2003	Age 68
Retired Chairman, Chief Executive Officer and President, Sunoco, Inc. (petroleum and petrochemical products)

Mr. Drosdick graduated from Villanova University with a BS degree in chemical engineering and received a master’s degree in chemical engineering from the University of Massachusetts. From 1968 to 1983, Mr. Drosdick worked in a wide variety of management positions with Exxon Corporation. He was named President of Tosco Corporation in 1987 and President of Ultramar Corporation in 1992. In 1996, Mr. Drosdick became President and Chief Operating Officer of Sunoco and was elected Chairman and Chief Executive Officer in May 2000. He retired from his positions as Chief Executive Officer and President of Sunoco effective as of August 8, 2008 and as Chairman of Sunoco effective as of December 31, 2008. Mr. Drosdick is a director of H.J. Heinz Co. and Chairman of the Board of Trustees of the PNC Funds and PNC Advantage Funds. Mr. Drosdick previously served on the Board of Directors of Lincoln National Corporation.

As a result of his service as Chairman and Chief Executive Officer of Sunoco, Inc., Mr. Drosdick has valuable experience in managing the issues that face a publicly held company. In addition, he provides the Board with knowledge and insight regarding the energy industry, an important supplier to, and customer of, the Corporation. He also has experience in the chemicals and coke industries.

John J. Engel	Director since 2011	Age 50
Chairman, President and Chief Executive Officer, WESCO International, Inc. (distribution of electrical and industrial products and supply chain services)

Mr. Engel graduated from Villanova University in 1984 with a BS degree in Mechanical Engineering. He received his MBA from the University of Rochester in 1991. Mr. Engel began his career with General Electric Company where he held various engineering, manufacturing and general management positions from 1985 to 1994. From 1994 to 1999, Mr. Engel served as Vice President and General Manager of Allied Signal, Inc.; from 1999 to 2002, as Executive Vice President and Senior Vice President of Perkin Elmer, Inc.; and from 2003 to 2004, as Senior Vice President and General Manager of Gateway, Inc. Mr. Engel joined WESCO International, Inc. in 2004 and served as Senior Vice President and Chief Operating Officer from 2004 to 2009 and President, Chief Executive Officer and Director from 2009 until 2011. He assumed his current position of Chairman, President and Chief Executive Officer in 2011.

As a result of his service as Chairman, President and Chief Executive Officer of WESCO International, Inc. and working in a diverse range of industries, Mr. Engel has valuable experience managing the issues that face a publicly held company.

Charles R. Lee	Director since 2001	Age 72
Retired Chairman, Verizon Communications (telecommunications)

Mr. Lee received a Bachelor’s degree in metallurgical engineering from Cornell University and an MBA with distinction from the Harvard Graduate School of Business. He served in various financial and management positions before becoming Senior Vice President-Finance for Penn Central Corporation and then Columbia Pictures Industries Inc. In 1983, he joined GTE Corporation (which merged with Bell Atlantic Corporation to form Verizon Communications in 2000) as Senior Vice President of Finance and in 1986 was named Senior Vice President of Finance and Planning. He was elected President, Chief Operating Officer and director in December 1988 and was elected Chairman of the Board and Chief Executive Officer of GTE in May 1992. Mr. Lee served as Chairman and Co-Chief Executive Officer of Verizon from June 2000 to March 2002 and as Non-Executive Chairman until December 31, 2003. Mr. Lee is a director of Marathon Petroleum Corporation, United Technologies Corporation and DirecTV Group. He previously served on the Board of Directors of Marathon Oil Corporation and The Procter & Gamble Company. Mr. Lee is also a member of the Board of Overseers of the Weill Medical College of Cornell University and Trustee Emeritus of Cornell University.

As a result of his service as Chairman and Chief Executive Officer of Verizon Communications, Mr. Lee has valuable experience in managing the issues that face a publicly held company with significant international operations. His long service on our Board (21 years, including his service to our predecessor USX Corporation) allows him to offer historical insights into our company and industry. In addition, he has extensive financial and accounting expertise, as reflected in his designation as a financial expert on our Audit Committee.

Proposal No. 2	Ratification of Appointment of Independent Registered Public Accounting Firm

Pursuant to its Charter, the Audit Committee has appointed PricewaterhouseCoopers LLP (PwC) as the independent registered public accounting firm for U. S. Steel for the current fiscal year. Although action by the stockholders in this matter is not required by law or the Corporation’s By-Laws, the Audit Committee believes that it is appropriate to seek stockholder ratification of this appointment in light of the important role played by the independent registered public accounting firm in maintaining the integrity of the Corporation’s financial controls and reporting. If the appointment of PwC is not ratified by the stockholders, the Audit Committee will reconsider its appointment and review its future selection of an independent registered public accounting firm in light of that result. However, the Audit Committee may decide to maintain its appointment of PwC. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in the Corporation’s best interests and in the best interests of our stockholders.

PwC has served as the independent auditor (now referred to as the independent registered public accounting firm) of U. S. Steel for many years. We believe that PwC’s knowledge of U. S. Steel’s business and its organization gained through this period of service is quite valuable. Partners and employees of PwC assigned to the U. S. Steel engagement are periodically rotated, thus giving U. S. Steel the benefit of new thinking and approaches in the audit area. We expect representatives of PwC to be present at the annual meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

For the year 2011, PwC performed professional services for U. S. Steel in connection with audits of the financial statements of U. S. Steel, and of U. S. Steel’s internal control over financial reporting as of December 31, 2011, and audits of certain subsidiaries and certain pension and other employee benefit plans. PwC has also reviewed quarterly reports and other filings with the Securities and Exchange Commission and other agencies.

The Board recommends a vote FOR the ratification of the appointment of PwC as our independent registered public accounting firm.

Proposal No. 3	Advisory Vote on Executive Compensation

The Compensation & Organization Committee noted the voting results related to the advisory vote on executive compensation last year and considered those results in making executive compensation policies and decisions in 2011. The Committee has encouraged management to engage with our shareholders, which it has, to better understand any concerns involving executive compensation policies and practices. The Committee considers this feedback to be important and believes it responded to shareholder concerns in 2011 in three major areas:

•

Pay for Performance — the Committee believes that shareholders want it to make its compensation decisions each year based upon the recent performance of the Corporation and that it should not attempt to adjust for or consider past decisions; accordingly, the 2011 executive pay decisions were based upon recent performances;

•	Benchmarking — the Committee removed the three largest companies, in terms of market capitalization, from its peer group of companies and replaced them with much smaller companies; and

•	Pay Practices — the Committee removed the excise tax gross-up provision in its executive management severance agreements for the CEO and new members of executive management.

Additionally, the Committee understood that certain shareholders were concerned that performance-based awards did not make up at least half of the awards granted to executives under the Corporation’s long-term incentive compensation program even though the grants to executives under the program consist of one-third of the value in each of the following vehicles: stock options, restricted stock units and performance awards. Noting this, the Committee asked its independent consultant to report at its May, July and October meetings regarding the design and performance of the long-term incentive program. Here were the Committee’s findings:

•

Each type of long-term incentive award can serve specific purposes within the mix of executive compensation elements. The use of three long-term incentive vehicles provides balanced compensation design for the Corporation under its particular circumstances,

•

Realizable compensation for Mr. Surma (involving all salary, short-term and long-term incentive compensation for the three-year period ended December 31, 2010) was 63 percent of target, which was set at the median, and ranked in the 7th percentile as a percent of target relative to the peer group of companies,

•	All outstanding stock options had intrinsic values of zero at the time of the Committee’s examination,

•	Outstanding restricted stock units had an aggregate value of about half of their aggregate grant date value at the time of the Committee’s examination, and

•	Performance awards vested at zero percent of target in 2011.

With all outstanding long-term incentive awards for all named executive officers at an intrinsic value of approximately 18% of their aggregate grant date value at the time of the Committee’s consideration, and given the performance of the Corporation’s stock, the Committee and its independent consultant believe that the Corporation’s long-term incentive awards have been behaving as intended, in a performance-based manner; however, the Committee intends that they will continue to monitor this program in the future for the proper linkage between pay and performance.

Discussions regarding all of the above can be found in the sections entitled “Compensation Discussion and Analysis — Executive Summary — Compensation Decisions” and “Committee Consideration Given to the 2011 Say on Pay Voting Results.” For a discussion of the Committee’s executive compensation objectives and principles please see “Compensation Discussion and Analysis — Executive Compensation Principles and Governance.”

We are asking our stockholders to approve, on an advisory basis, the compensation of the Corporation’s named executive officers as disclosed in this proxy statement by voting FOR the following resolution:

RESOLVED, that the stockholders of United States Steel Corporation (the “Corporation”) approve, on an advisory basis, the compensation of the named executive officers as disclosed pursuant to Item 402 of Regulation S-K in the Corporation’s proxy statement for the 2012 Annual Meeting of Stockholders, including the Compensation Discussion and Analysis, compensation tables and narrative discussions.

Although this is an advisory vote which will not be binding on the Compensation & Organization Committee or the Board, we will carefully review the results of the vote. The Compensation & Organization Committee considers our stockholders’ interests and takes them into account when making executive compensation decisions and will use the results of this vote as an indication of the level of satisfaction of our stockholders with the Committee’s past decisions.

The Board recommends that you vote FOR this proposal.

Shareholder Proposal

Proposal No. 4	Recommendation of Elimination of Classified Board of Directors

The Treasurer of the State of North Carolina, on behalf of the State of North Carolina Equity Investment Fund Pooled Trust, advised the Corporation that it intends to present the following shareholder proposal at the annual meeting. The proponent owns 35,373 shares of the Corporation’s common stock. The address of the proponent is available upon request to U. S. Steel Shareholder Services, 15th Floor, 600 Grant Street, Pittsburgh, PA 15219-2800.

Proposal to Repeal Classified Board

RESOLVED, that shareholders of United States Steel Corporation urge the Board of Directors to take all necessary steps (other than any steps that must be taken by shareholders) to eliminate the classification of the Board of Directors and to require that all directors elected at or after the annual meeting held in 2013 be elected on an annual basis. Implementation of this proposal should not prevent any director elected prior to the annual meeting held in 2013 from completing the term for which such director was elected.

Supporting Statement

This resolution was submitted on behalf of the Treasurer of the State of North Carolina Equity Investment Fund Pooled Trust by the North Carolina State Treasurer, the investment fiduciary for the North Carolina Retirement System. The Harvard Law School Shareholder Rights Project represented and advised the North Carolina State Treasurer in connection with this resolution.

The resolution urges the board of directors to facilitate a declassification of the board. Such a change would enable shareholders to register their views on the performance of all directors at each annual meeting. Having directors stand for reelection annually makes directors more accountable to shareholders, and could thereby contribute to improving performance and increasing firm value.

Over the past decade, many S&P 500 companies have declassified their board of directors. According to data from FactSet Research Systems, the number of S&P 500 companies with classified boards declined by more than 50%; and the average percentage of votes cast in favor of shareholder proposals to declassify the boards of S&P 500 companies during the period January 1, 2010 — June 30, 2011 exceeded 75%.

The significant shareholder support for proposals to declassify boards is consistent with empirical studies reporting that classified boards could be associated with lower firm valuation and/or worse corporate decision-making. Studies report that:

•	Classified boards are associated with lower firm valuation (Bebchuk and Cohen, 2005; confirmed by Faleye (2007) and Frakes (2007));

•	Takeover targets with classified boards are associated with lower gains to shareholders (Bebchuk, Coates, and Subramanian, 2002);

•	Firms with classified boards are more likely to be associated with value-decreasing acquisition decisions (Masulis, Wang, and Xie, 2007); and

•	Classified boards are associated with lower sensitivity of compensation to performance and lower sensitivity of CEO turnover to firm performance (Faleye, 2007).

Please vote for this proposal to make directors more accountable to shareholders.

The Board’s Statement in Opposition

The Board recommends voting AGAINST the advisory proposal to declassify the Board of Directors of the Corporation. We believe that the “one size fits all” governance structure advocated by the proponent is not in the best interests of our shareholders. We have maintained our classified Board structure for almost our entire corporate history, dating back to 1901. It is a structure that has served our shareholders well throughout our history, and we believe that it would be a mistake to change it now. We further elaborate on our opposition to the advisory proposal below.

Our Emphasis on Core Values

From our inception, we have embraced core values for sustainable business conduct and exemplary corporate citizenship. We believe that we were the first American corporation to memorialize our values in a code of ethics. We adopted our first code of ethics more than one hundred years ago under our first chairman, Judge Elbert Gary. The “Gary Principles” continue to form the bedrock of the five core values that guide our business. These core values are:

•	Safety

•	Diversity and inclusion

•	Environmental stewardship

•	Focus on cost, quality and customers

•	Results and accountability

Our core values provide the framework for our Code of Ethical Business Conduct, which binds our Board as well as our employees and officers. We believe that our classified Board structure helps us to preserve and uphold our core values by ensuring that at any time, at least two-thirds of our Board members have no less than a year of familiarity with our values, our history and our culture.

Continuity and Stability

While our core values have remained constant, our industry and our business have undergone, and continue to undergo, rapid and fundamental change. The steel industry is highly cyclical. Throughout the Corporation’s 111-year history, we have enjoyed profitable periods and survived industry-shaping events that have claimed many of our competitors. We believe that our long-term success depends upon our ability to preserve our values while adapting to the changes in our industry. Our classified Board structure helps us to achieve these goals. For example, under our agreement with the United Steelworkers, the union that represents many of our workers, the United Steelworkers has the right to suggest two individuals for consideration for membership on our Board. We believe that all of our shareholders benefit from our relationship with the United Steelworkers, and that the experience gained through three-year terms by our Board members, including those suggested by the United Steelworkers, serves the interests of all of our shareholders. Declassifying our Board could lead to instability and precipitous short-term decisions that may benefit special interests but may be adverse to the longer term interests of all of our shareholders.

Our Board today is well-balanced among relatively new members and more experienced members. We currently have eleven Board members, of which all but one is independent. Of our ten independent Board members, service on our Board ranges from less than one year to more than ten years, and half of our Board members have served for five years or less. Our classified Board structure gives us the flexibility to refresh our Board with new ideas while preserving the continuity and stability represented by longer-tenured members of the Board.

Accountability to Shareholders

Accountability is one of our core values, and we have been a leader in adopting governance standards to ensure that we remain accountable to our shareholders. We believe that the Corporation was the first company in the United States to hold a shareholders’ meeting (in 1902) and the first to issue an annual report (in 1903), taking what were at the time unprecedented steps towards transparency and shareholder accountability. We have maintained a classified Board structure for most of our history, and our Board does not believe that its accountability to shareholders would now be enhanced by annual elections. Our Board members represent all of our shareholders and not any special interest group or constituency. Our Board members are committed to acting in the best interests of our shareholders. The fiduciary duties of our Board members do not vary depending on the terms for which they are elected.

Our Board, with input from our Corporate Governance & Public Policy Committee, continually evaluates the Corporation’s corporate governance. Where appropriate, we have made changes that our Board believes to be in the best interests of our shareholders. For example, in 2011, we adopted majority voting in uncontested director elections, which we believe will enhance our relationship with our shareholders.

We have adopted director qualification standards, which are set forth in our Corporate Governance Principles, to help ensure that the nominees to our Board reflect our high governance standards, are prepared to serve the interests of all of our shareholders and are accountable to no special interest groups. These standards include the nominees’ independence, business or professional experience, integrity and judgment, records of public service, ability to devote sufficient time to the affairs of the Corporation, diversity of backgrounds and experience, and the needs of our Corporation. Our Corporate Governance & Public Policy Committee identifies and evaluates nominees against these standards. Once Board members are elected, they are evaluated annually by the full Board, in a process that is overseen by our Corporate Governance & Public Policy Committee. We believe that our corporate governance practices, which we evaluate and refresh where appropriate on a continual basis, reflect our commitment to accountability and serve the interests of all of our shareholders.

Protecting Shareholder Value

It is important to emphasize that a classified Board structure does not preclude a successful takeover offer, but may provide the Corporation with the time and the opportunity to evaluate the fairness of any such offer to our shareholders, to negotiate on behalf of all of our shareholders, and to weigh alternatives with the objective of protecting our shareholders from abusive or coercive offers and maximizing the value of our Corporation. We are engaged in a highly cyclical industry that requires substantial investments of capital into fixed assets. These industry fundamentals make it imperative that shareholders have a structure in place to enhance receipt of full value for their investment.

The proponent cites studies that assert that classified boards are associated with lower firm valuations. However, the findings of these studies have been questioned by more recent studies. A study by researchers at the University of Arizona, Drexel University and the University of Utah published in The Journal of Financial Economics in 2008 found that shareholders of companies with classified boards receive a larger proportional share of the total value gains from a merger than do shareholders of companies without classified boards (Bates, Becher, and Lemmon, 2008). The authors of that study concluded that board classification may improve the relative bargaining power of a target company’s management on behalf of their constituent shareholders. An article published in The Business Lawyer in 2010 analyzed data from many studies, including those cited by the proponent (Murphy, 2010). That article casts doubt on some studies relied upon by the proponent, because they focused on average rather than median returns. Based on a review of dozens of studies, the author concluded that, because institutional pressures and cognitive biases unduly favor bidders in takeover contests, it is normally best to leave the classified board in place as a counterweight to precipitous decision-making. The author also concluded that proposals to repeal classified boards should be judged on a case-by-case basis instead of on the categorical one-size-fits-all approach favored by the proponent. Another 2010 study concluded that classified boards may increase the value of companies such as the Corporation with long histories and a higher proportion of tangible to intangible assets (Ahn, Goyal, and Shrestha, 2010); and a 2011 study concluded that classified boards result in lower debt costs and enhance the independence of directors (Chen, 2011). We believe that the evidence cited in these more recent publications and studies casts into question the data cited by the proponent and supports our conclusion that a classified board structure continues to serve the best interests of our shareholders.

Conclusion

Our Board has carefully evaluated our classified board structure, and has determined that its continuation is in the best interests of our shareholders. Therefore, we recommend that you vote AGAINST this proposal.

Information Regarding the Independence of the Independent Registered Public Accounting Firm

The following table shows the fees paid to PricewaterhouseCoopers LLP (“PwC”) for professional services for 2011 and 2010:

	(Dollars in millions)
	2011	2010
Audit (1)	$5.1	$5.1
Audit-Related (2)	$0.3	$0.2
Tax	$0.0	$0.0
All Other	$0.0	$0.0
Total	$5.4	$5.3

(1)	Audit fees were for the audit of U. S. Steel’s annual financial statements, the audit of U. S. Steel’s internal control over financial reporting required under the Sarbanes-Oxley Act, statutory and regulatory audits, and the issuance of comfort letters and consents.

(2)	Audit-related fees were for employee benefit plan audits and procedures required by agreement or government agencies.

Pre-Approval Policy

The Audit Committee (the “Committee”) has the sole authority to pre-approve all audit engagement fees and terms as well as all non-audit engagements with PwC. The Committee has delegated to its chairman the authority to approve non-audit engagements of less than $500,000 between Committee meetings. In 2010 and 2011, all of the above services were pre-approved by the Committee in accordance with this pre-approval policy.

Audit Committee Report

Our committee has reviewed and discussed U. S. Steel’s audited financial statements for the year ended December 31, 2011 with U. S. Steel’s management. We have discussed with the independent registered public accounting firm, PricewaterhouseCoopers LLP (PwC), the matters required to be discussed by Statements on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. We also discussed with U. S. Steel’s management their assessment of the effectiveness of U. S. Steel’s internal control over financial reporting as of December 31, 2011, and PwC’s opinion on the effectiveness of U. S. Steel’s internal control over financial reporting as of December 31, 2011. We have received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and we have discussed with PwC its independence. Based on the review and discussions referred to above, we recommended to the Board that the audited financial statements for U. S. Steel be included in U. S. Steel’s Annual Report on Form 10-K for the year ended December 31, 2011, for filing with the Securities and Exchange Commission.

Charles R. Lee, Chairman	Richard A. Gephardt
Dan O. Dinges	Glenda G. McNeal
John J. Engel

Security Ownership of Certain Beneficial Owners

The following table furnishes information concerning all persons known to U. S. Steel to beneficially own five percent or more of the voting stock of U. S. Steel:

Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

U. S. Steel Common Stock	BlackRock, Inc. 40 East 52nd Street New York, New York 10022	8,955,742	(1)	6.22	(1)

U. S. Steel Common Stock	Thornburg Investment Management, Inc. 2300 North Ridgetop Road Santa Fe, New Mexico 87506	8,760,115	(2)	6.08	(2)

U. S. Steel Common Stock	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19356	7,584,427	(3)	5.27	(3)

(1)	Based on Schedule 13G filed on February 13, 2012 which indicates that BlackRock, Inc. had sole voting power over 8,955,742 shares, shared voting power over no shares, sole dispositive power over 8,955,742 shares and shared dispositive power over no shares.
(2)	Based on Schedule 13G filed on February 3, 2012 which indicates that Thornburg Investment Management, Inc. had sole voting power over 8,760,115 shares, shared voting power over no shares, sole dispositive power over 8,760,115 shares and shared dispositive power over no shares.
(3)	Based on Schedule 13G filed on February 9, 2012 which indicates that The Vanguard Group, Inc. had sole voting power over 199,095 shares, shared voting power over no shares, sole dispositive power over 7,385,332 shares and shared dispositive power over 199,095 shares.

Security Ownership of Directors and Executive Officers

The Board has adopted stock ownership and retention requirements for executive management. These requirements are described under the caption Stock Ownership and Retention Policy on page 55 of this proxy statement. Each executive officer is in compliance with the applicable stock ownership and retention requirements.

Non-employee directors are required to hold equity interests in the Corporation in the form of stock-based deferred compensation. This requirement is a part of our Corporate Governance Principles. Each non-employee director is required to defer at least 50 percent of his or her annual retainer as stock-based compensation under the Deferred Compensation Program for Non-Employee Directors. Amounts deferred are credited to the director’s deferred stock account in the form of Common Stock Units. No amounts are paid to the director from the deferred stock account until the director leaves the Board, at which time he or she receives actual shares of common stock corresponding to the number of Common Stock Units in his or her account. The Board and management believe that such deferral, by continually building each director’s equity interest in the Corporation, provides a meaningful continued interest in the Corporation that is tied to the shareholders’ interest because the stock issued upon a director’s departure from the Board reflects all changes in the market value of U. S. Steel common stock from the date of deferral. Each director is in compliance with the requirement described in this paragraph.

The following table sets forth the number of shares of U. S. Steel common stock beneficially owned as of January 31, 2012 by each director, by each executive officer named in the Summary Compensation Table and by all directors and executive officers as a group. No director or executive officer beneficially owned, as of the applicable date, any equity securities of U. S. Steel other than those shown.

Name	Shares Beneficially Owned
George F. Babcoke (1)(3)	32,650
James D. Garraux (1)(3)	71,505
Gretchen R. Haggerty (1)(3)	220,204
David H. Lohr (1)(3)	87,697
John P. Surma (1)(3)	559,603
Dan O. Dinges (2)(3)	8,675
John G. Drosdick (2)(3)	20,351
John J. Engel (2)(3)	7,255
Richard A. Gephardt (2)(3)	15,351
Charles R. Lee (2)(3)	29,073
Frank J. Lucchino (2)(3)	18,020
Glenda G. McNeal (2)(3)	12,760
Seth E. Schofield (2)(3)	23,022
David S. Sutherland (2)(3)	21,503
Patricia A. Tracey (2)(3)	12,412
All Directors and Executive Officers as a group (18 persons) (1)(2)(3)	1,221,713

(1)	Includes shares which may be acquired upon exercise of outstanding options which are or will become exercisable within 60 days of January 31, 2012 in the following amounts: Mr. Babcoke 20,056; Mr. Garraux: 43,599; Mrs. Haggerty: 132,183; Mr. Lohr: 45,080; Mr. Surma: 339,223; and all directors and executive officers as a group: 653,876.

(2)	Includes those Common Stock Units granted under the Deferred Compensation Program for Non-Employee Directors that are convertible into shares of common stock upon departure from the Board, in the following amounts: Mr. Dinges: 6,675; Mr. Drosdick: 18,351; Mr. Engel: 5,255; Mr. Gephardt: 13,351; Mr. Lee: 27,873; Mr. Lucchino: 17,020; Ms. McNeal: 10,754; Mr. Schofield: 21,804; Mr. Sutherland: 19,468; Vice Admiral Tracey: 10,754; and all directors and executive officers as a group: 151,305.

(3)	The total number of shares beneficially owned by each director and executive officer, and by all directors and executive officers as a group, in each case constitutes less than one percent of the outstanding shares of common stock of U. S. Steel.

Compensation & Organization Committee Report

The Compensation & Organization Committee of the Board of Directors of the Corporation has reviewed and discussed the Compensation Discussion & Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussion, the Compensation & Organization Committee recommended to the Board that the Compensation Discussion & Analysis be included in this proxy statement.

John G. Drosdick, Chairman	Seth E. Schofield
Dan O. Dinges	David S. Sutherland
Charles R. Lee	Patricia A. Tracey

Executive Compensation

Compensation Discussion & Analysis

Executive Summary	2011 Corporate Performance

The Corporation delivered improved results in 2011 compared to 2010, reflecting a modest but uneven economic recovery in North America. Our Tubular operations continued to benefit from the strong demand for energy related products resulting largely from the sustained strength of oil-directed drilling and shale resource development. Our North American Flat-rolled operations improved significantly in 2011 compared to 2010 primarily reflecting higher average realized prices. Our European operations, which consisted of U. S. Steel Košice s.r.o. and U. S. Steel Serbia d.o.o., continued to confront the very challenging economic and market conditions which prevailed in Europe during 2011, especially in Southern Europe. On January 31, 2012, we sold U. S. Steel Serbia d.o.o.

The overall improvement in our financial results can be seen in the year over year comparison set forth below.

(Dollars in millions)	2011	2010
Net sales	$19,884	$17,374
Income (Loss) from operations	$265	$(111)
Net loss attributable to United States Steel Corporation	$(53)	$(482)
Earnings per diluted share	$(0.37)	$(3.36)

Alignment of Performance and Compensation

The Committee works with its independent consultant each year to determine whether the compensation program design is sensitive to the performance of the Corporation and whether the value of executive compensation delivered is aligned with the performance of the Corporation. The analysis in this section evaluates the alignment of the Corporation’s performance, including shareholder return, with the value of compensation delivered to the chief executive officer (CEO) on a relative basis when compared to our peer companies.

Performance

In order to evaluate the Corporation’s performance, the Committee’s consultant developed a performance composite reflecting the average ranking of U. S. Steel’s Net Revenue Growth, EBIT margin, return on capital employed (ROCE) and total shareholder return (TSR) against the companies in the peer group over the three-year period 2008 through 2010, the last year for which peer company information is available. These measures were selected because they were considered by the Committee’s consultant to be reasonable indicators of performance and, in the case of ROCE and TSR, are used in the Corporation’s incentive arrangements. EBIT margin is earnings before interest and taxes divided by total revenues. EBIT is total revenues minus cost of goods sold (adjusted to eliminate restructuring charges and excise taxes included in sales); minus selling, general & administrative expenses; minus depreciation and amortization; plus/minus the gain/loss from investees; and plus/minus the gain/loss from other net income.

Our performance over the three-year period ended December 31, 2010 relative to our peers ranked as follows:

•	Composite average ranking using all four performance measures: 22nd percentile,

•	ROCE and TSR averaged ranking: 8th percentile, and

•	TSR only: 13th percentile.

Compensation

To evaluate the CEO’s compensation in light of the performance rankings set forth above, the Committee assesses the realizable value of the CEO’s total direct compensation (salary, annual incentives and long-term incentives) over the three-year period ended on December 31, 2010. We refer to the realizable value of the CEO’s compensation as “realizable compensation”. Realizable value is the value of an award subsequent to the grant date and is influenced by the Corporation’s stock price and actual performance relative to goals. For example, if the value of a share of restricted stock on the date of grant was $45, its realizable value today could be higher or lower depending upon the stock’s performance subsequent to grant. The focus on realizable value shifts the view of compensation from the future value on the date of grant to the current value of awards based on actual performance and the current stock price.

The realizable compensation in this analysis includes (i) base salary, (ii) actual annual incentive compensation earned, and (iii) aggregate, end of period value of long-term incentives, including (a) the in-the-money value of stock option grants made during the period, (b) the end of period value of restricted stock unit grants made during the period, and (c) for performance awards, the actual payouts for awards beginning and ending during the three-year performance period and the end of period estimated payout for unvested awards granted during the three-year performance period ended December 31, 2010.

Our CEO’s realizable compensation over the period 2008 through 2010 ranked at the 11th percentile relative to the realizable compensation of the peer company CEOs. Evaluating realizable compensation as a percent of target compensation, our CEO’s compensation ranked at the 7th percentile of the peer group.

Performance and Compensation

The alignment of performance and compensation is demonstrated in the table below.

(1)	The Committee believes strong alignment exists when USS’s performance percentile is within +/- 25 percentage points from its compensation percentile

(2)	Composite performance represents the average percentile for revenue growth, EBIT margin, ROCE, and TSR

As is clearly demonstrated in the table above, the CEO’s 3-year realizable compensation was closely linked to our performance relative to our peer group of companies.

Additionally, the Committee reviews an annual compensation assessment comparing (a) the Corporation’s annual ROCE performance relative to its peer companies to (b) the total direct compensation (salary, short-term incentives and long-term incentives, as shown in the Summary Compensation Table) paid to its named executive officers relative to its peer companies. The analysis for 2010, the most recent year for which data is available, shows that the Corporation’s relative performance was at the 1st percentile while the Corporation’s relative compensation for its named executive officers was at the 23rd percentile. Based upon this analysis, the Committee again concluded that the Corporation’s performance and compensation paid to its named executive officers is aligned (see “Setting Executive Compensation — Compensation Assessments”).

Compensation Decisions

The Committee assessed the Corporation’s financial and stock price performance for 2010, and during 2011, and made the following compensation decisions for the CEO position:

•

Mr. Surma received no increase in base salary in 2011 (Mr. Surma’s base salary level for 2011 was the same as it was in May of 2008; however, his salary was reduced by 20% effective July 1, 2009 and was restored to its 2008 level effective July 1, 2010),

•

Mr. Surma’s long-term incentive award grant value for 2011 was positioned on the grant date at the 28th pecentile for long-term incentive awards of CEOs at the peer group of companies, which is 10 percent below the median award value for long-term incentive compensation at the Corporation’s peer group of companies and $1.2 million below his 2010 award,

•	Mr. Surma’s 2011 short-term incentive award payment was below target, reflecting the Corporation’s 2011 performance and the Committee’s exercise of negative discretion,

•	Mr. Surma’s individual short-term incentive target for 2012 was lowered from 140% of base salary for 2011 to 130%, largely due to the revision to the peer group of companies in 2011,

•	The excise tax gross-up provision was removed from Mr. Surma’s severance agreement with his concurrence, and

•	Mr. Surma’s stock ownership requirement was increased from 5 times to 6 times his salary reference point.

The 2011 short-term performance goals were set by the Committee in early 2011 at rigorous levels above the annual business plan, requiring formidable corporate performance in order to achieve target awards. For 2011, Mr. Surma received a short-term incentive award reflecting the Corporation’s performance at 54% of target and a reduction of approximately 5.4% from the calculated award due to the Committee’s exercise of negative discretion. As discussed later under “Elements of Executive Compensation — Short-Term Incentive Awards,” an award to which the Committee applies no negative discretion represents an award for superior individual and/or corporate performance.

Also, the Committee evaluated the Corporation’s performance under the 2008 performance award grant in May 2011, which was the end of the relevant three-year performance period. These awards had an aggregate grant-date value of $7,051,272 for all executives (the grant-date value of Mr. Surma’s 2008 award was $1,941,406). The Committee determined that the Corporation did not satisfy the threshold performance criteria for the 2008 performance awards and, therefore, no shares vested for these awards.

Committee Consideration Given to the 2011 Say on Pay Voting Results

The results of the advisory vote concerning the 2011 Say on Pay Proposal, which included a recommendation to vote in favor of (“For”) executive compensation as disclosed in the 2011 Proxy Statement, were as follows:

Votes
“For”	63,021,445
“Against”	32,133,208
“Abstain”	406,680

Votes “For” accounted for approximately 66 percent of the voted shares that were entitled to vote on this proposal.

Discussions with Major Shareholders

The Compensation & Organization Committee noted the voting results related to the advisory vote on executive compensation last year and considered those results in making executive compensation policies and decisions in 2011. The Committee has encouraged management to engage with our shareholders, which it has, to better understand any concerns involving executive compensation policies and practices. The Committee considers this feedback to be important and believes it responded to shareholder concerns in 2011 in three major areas:

•

Pay for Performance — the Committee believes that shareholders want it to make its compensation decisions each year based upon the recent performance of the Corporation and that it should not attempt to adjust for past decisions; accordingly, the 2011 executive pay decisions were based upon recent performances;

•	Benchmarking — the Committee removed the three largest companies, in terms of market capitalization, from its peer group of companies and replaced them with much smaller companies; and

•	Pay Practices — the Committee removed the excise tax gross-up provision in its executive management severance agreements for the CEO and new members of executive management.

Other Considerations

Additionally, the Committee understood that certain shareholders were concerned that performance-based awards did not make up at least half of the awards granted to executives under the Corporation’s long-term incentive compensation program even though the grants to executives under the program consist of one-third of the value in each of the following vehicles: stock options, restricted stock units and performance awards. The Committee therefore asked its independent consultant to report at its May, July and October meetings regarding the design and performance of the long-term incentive program. Here were the Committee’s findings:

•

Each type of long-term incentive award can serve specific purposes within the mix of executive compensation elements. The use of three long-term incentive vehicles provides balanced compensation design for the Corporation under its particular circumstances (see the discussion at the beginning of “Elements of Executive Compensation — Long Term Incentive Awards and Stock Ownership”),

•

Realizable compensation for Mr. Surma (involving all salary, short-term and long-term incentive compensation for the three-year period ended December 31, 2010) was 63 percent of target, which was set at the median, and ranked in the 7th percentile as a percent of target relative to the peer group of companies,

•	All outstanding stock options had intrinsic values of zero at the time of the Committee’s examination,

•	Outstanding restricted stock units had an aggregate value of about half of their aggregate grant date value at the time of the Committee’s examination, and

•	Performance awards vested at zero percent of target in 2011.

Further, the December 31, 2011 realizable value of equity awards made to our CEO over the past five years were worth 14% of their grant date value as a result of the decrease in our stock price on an absolute basis. The table below provides a summary of our CEO’s last five years of long-term incentive awards valued on both grant date and realizable value basis.

Grant Year	CEO LTI Grant Value(1)		CEO Realizable Value as of 12/31/2011(2)	CEO Realizable Value as a Percent of Grant Value
2011	$5,314,343		$1,023,208	19%
2010	$6,499,959		$1,255,792	19%
2009	$0	(3)	$0	0%
2008	$6,407,255		$349,557	5%
2007	$5,699,770		$698,137	12%
Total	$23,921,349		$3,326,673	14%

(1)	LTI Grant Value as calculated for accounting purposes

(2)	Realizable value of awards calculated using the 12/31/2011 closing stock price of $26.46 and the estimated share payout for unvested awards

(3)	Respecting his request, the Committee made no long-term incentive award to Mr. Surma in 2009.

With all outstanding long-term incentive awards for all named executive officers at an intrinsic value of approximately 18% of their aggregate grant date value at the time of the Committee’s consideration, and considering the performance of the Corporation’s stock, the Committee and its independent consultant believe that the Corporation’s long-term incentive awards are behaving as intended, in a performance-based manner.

Additionally, the Committee considered the consequences of making the following modifications to the long-term incentive compensation program: (1) adding performance requirements to the vesting of stock options and (2) increasing the threshold performance requirement for performance awards. Because these modifications would lower the respective grant date values of these awards, additional awards would have to be granted to executives to accomplish the delivery of the same value to executives. Of course, the provision of additional awards would provide more leverage for executives by giving them more up side and more down side. With the relatively high volatility of the Corporation’s stock, balanced with the fact that executives receive only 1/3 of the long-term incentive value in the form of options and only 1/3 of the long-term incentive value in the form of performance awards, the Committee believes the current long-term incentive design provides executives with the correct amount of compensation leverage along with an appropriate payment for performance. Nonetheless, the Committee commits to evaluating the outstanding long-term incentive awards each year to test its view that its design is working as intended.

The Committee also understood that some shareholders believe it should add another performance measure to its long-term incentive performance awards. The Committee has considered from time to time whether it is using the appropriate metrics for the incentive plans. The best short-term metric for our Corporation is return on capital employed because it measures operating income as a function of our capital investments and, therefore, provides management with an incentive to make good capital decisions, which we believe is important given the capital intensive industry in which we compete. The Committee believes the best long-term metric for our Corporation is total shareholder return because it requires management to focus on the matters that will improve returns for shareholders over time. While the Committee could add another metric to the long-term incentive performance awards, it believes that many of the other metrics it might choose, such as cash flow, are already well represented by the short-term performance measure return on capital employed and the program is currently working as intended.

The Committee’s consultant also reported that some governance experts view excise tax gross-ups in change in control agreements unfavorably and that the trend for these types of agreements is to exclude such provisions in future agreements. Responding to this advice, the Committee approved a new form of change in control agreement that excludes the excise tax gross-up provision for executives approved to participate after July 1, 2011. Also, the Committee removed the exise tax gross-up provision from Mr. Surma’s severance agreement with his concurrence.

Another concern raised by some shareholders involved the Corporation’s use of companies with significantly higher market capitalizations than its market capitalization in connection with benchmarking executive compensation. The Committee uses one peer group for all compensation benchmarking purposes, and for determining performance in connection with performance awards. Although the Committee evaluates the peer group of companies twice each year against multiple selection criteria, it believes it is a good practice to have consistency from year to year in the companies making up the peer group and, therefore, rarely removes companies based upon one or two years of performance. However, in 2011, the Committee removed three companies from the peer group whose market capitalizations had significantly exceeded the Corporation’s market capitalization and replaced them with companies whose market capitalizations were within the Corporation’s benchmarking parameters of approximately 0.5 to 2.0 times the Corporation’s market capitalization. The effect of this revision to the peer group of companies was reflected in the change to Mr. Surma’s individual target incentive under the short-term incentive compensation program when the Committee set targets for 2012. Mr. Surma’s target incentive went from 140% of base salary for 2011 to 130% for 2012.

Board Response to 2011 Say on Pay Frequency Vote

The voting results for the 2011 Say on Pay Frequency Proposal, which included a recommendation in favor of conducting a Say on Pay advisory vote “every year,” were as follows:

Vote Every	Votes
“One Year”	75,750,526
“Two Years”	485,914
“Three Years”	18,568,867
“Abstain”	756,724

Consistent with the shareholder vote, the Board of Directors determined that an advisory vote on the compensation of the Corporation’s named executive officers will be conducted every year.

Executive Compensation Principles and Governance	Compensation Principles

The overall objectives established by the Committee for U. S. Steel’s executive compensation programs are to attract, retain, motivate and reward executives who will make significant contributions to the achievement of corporate goals and objectives. The following compensation principles support our overall objectives, and the Committee designs our compensation to give effect to these principles:

Compensation Principles	Compensation Design
The compensation programs should be fair and competitive, taking into account each executive’s individual role and unique responsibilities.	The Committee believes that targeting the 50th percentile of a peer group of companies for all elements of compensation is fair and competitive. The Committee considers objective corporate performance and, to a lesser extent, individual performance as factors in making its decisions.
The programs should link a significant portion of the executive’s pay to the performance of the organization.	Short-term incentives are paid based upon the Corporation’s annual performance against financial, operating and citizenship measures, and the values of long-term incentives are tied to the performance of the Corporation’s stock.
The programs should foster an ownership culture to better align the executive’s interests with those of our shareholders.	A significant portion of an executive’s compensation is delivered in stock. Also, formal stock ownership and retention policies are in place to ensure continued alignment of the executive’s interests with those of our shareholders.
The programs should consider the historically cyclical nature of our industry and provide some stability to the overall compensation program.	The Committee grants two-thirds of the value of long-term equity incentives in the form of awards (restricted stock units and performance awards) that are capable of retaining some value in a down market and, thereby, provide meaningful retention benefits to the Corporation.
The compensation programs should in the aggregate be cash- and tax-efficient for the Corporation.	The greatest portion of the executive’s compensation is in the form of long-term equity incentives, which are cash efficient and, except for the restricted stock unit awards, tax efficient. Programs are administered to permit tax deductions under Internal Revenue Code §162(m).
Performance metrics for executive compensation programs should be aligned with the key performance objectives of the Corporation and should be consistent with the metrics of the non-executive management compensation programs.	The payouts under the executive and the non-executive short-term incentive programs are largely determined by the Corporation’s Return on Capital Employed during the performance period, a key performance driver of the Corporation, and executive and non-executive long-term incentives are tied to the performance of the Corporation’s stock.

Compensation Governance

As mentioned above, the Committee is guided by a number of principles, including “pay for performance,” in connection with making its compensation decisions. Consistent with those compensation principles, the Corporation has implemented the following executive compensation best practices over the last several years:

•	The Committee consists of independent directors and reserves time at each meeting to meet in executive session (without management).

•

The Committee has engaged its own independent compensation consultant, currently Pay Governance LLC, and annually assesses the consultant’s performance and independence. The consultant is prohibited from performing any other work for the Corporation without the prior consent of the Committee. Other than its work for the Committee, Pay Governance LLC performed no work for the Corporation in 2011.

•	The Committee receives regular briefings from its consultant concerning trends and best practices.

•	The Committee reviews the peer group of companies twice each year.

•	The Committee, with the input of the full Board, engages in formal goal setting and performance evaluation processes with the CEO.

•

The Corporation has implemented rigorous stock ownership and retention requirements for executives. In addition to the Corporation’s minimum stock ownership requirements, executives must retain 100% of the after-tax value of restricted stock unit and performance award vestings and 25% of the after-tax value of stock option exercises in the form of shares prior to achieving the ownership requirement and, following that, must continue to retain at least 25 percent of the after-tax value of long-term incentives in the form of shares until they are eligible to retire and until they have obtained permission from the CEO to dispose of shares.

•	The Committee annually reviews Tally Sheets analyzing compensation, wealth accumulation and potential amounts to be paid upon various termination scenarios.

•

The Committee added a “double trigger” provision for long-term incentives. Currently, all unvested awards require a termination of the executive’s employment as a condition to the acceleration of the vesting of unvested awards in the event of a qualified change in control. This added provision removes the chance of a windfall for an executive who is not terminated and not demoted following a change in control.

•

In 2010, the Corporation implemented a policy that provides for the recoupment of compensation from an executive in the event the Corporation’s financial statements are restated and the executive is involved in fraud or misconduct, including gross negligence, in connection with the reason for the restatement.

•

The Committee evaluates annually whether the Corporation’s compensation and organizational programs and practices are reasonably likely to create a risk that could have a material adverse affect upon the Corporation.

•	The Committee considers the results of the most recent Say on Pay advisory vote in connection with making executive compensation policies and decisions.

Setting Executive Compensation	Consultant and Management Input

The Committee makes decisions regarding executive compensation with input from Pay Governance LLC, an independent consultant engaged directly by the Committee (for a discussion of the Committee’s independent consultant, see “Executive Compensation Principles and Governance — Compensation Governance,” above, and “The Board of Directors and its Committees — Compensation & Organization Committee”). Additionally, with regard to compensation for executives other than the Chief Executive Officer (“CEO”), the Committee seeks and obtains input from the CEO. At its meetings, the Committee regularly holds executive sessions, which exclude management and, subject to the Committee’s discretion, may include its independent consultant.

Benchmarking

Determinations of levels for salary, short-term incentives and long-term incentives begin with a benchmarking process for each executive position against a group of up to thirty peer companies recommended by the independent consultant and selected by the Committee prior to, or near the beginning of, the award year. Peer companies are chosen from publicly traded industrial companies of similar size based upon selection criteria that includes annual and projected revenues, market capitalization, number of employees, total assets, and the comparative volatility of the company’s stock price.

($s are in millions) Company (1)	Revenue FY2010	Total Assets FY2010	Market Cap 4/30/2011	Employees	Stock Price Volatility (2) 4/30/2011
Sunoco, Inc.	$34,915	$13,297	$5,162	10,200	1.1
Johnson Controls Inc.	$34,305	$25,743	$27,771	162,000	1.4
Hess Corporation	$33,862	$35,396	$28,783	13,800	1.5
Deere & Company	$25,550	$43,267	$41,051	55,650	1.2
International Paper Co.	$25,179	$25,368	$13,502	59,500	1.7
Alcoa, Inc.	$21,013	$39,293	$18,083	59,000	1.7
Freeport-McMoRan Copper & Gold Inc.	$18,982	$29,386	$52,104	29,875	2.0
Goodyear Tire & Rubber Co.	$18,832	$15,630	$4,431	72,000	2.0
Whirlpool Corp.	$18,366	$15,584	$6,569	70,758	1.6
Union Pacific Corporation	$16,965	$43,088	$50,754	44,841	1.3
Nucor Corporation	$15,845	$13,922	$14,841	20,500	1.0
TRW Automotive Holdings Corp.	$14,383	$9,288	$7,051	61,300	2.0
Ingersoll-Rand Plc	$14,079	$19,991	$16,727	59,000	1.2
Eaton Corporation	$13,715	$17,252	$18,275	73,000	1.5
PPG Industries Inc.	$13,481	$14,975	$15,241	38,300	1.2
Cummins Inc.	$13,236	$10,402	$23,584	39,200	1.9
Navistar International Corp.	$12,145	$9,730	$5,032	18,700	1.5
Textron Inc.	$10,525	$15,282	$7,220	32,000	2.2
PACCAR Inc.	$10,293	$14,234	$19,406	17,700	1.5
Parker Hannifin Corporation	$9,993	$9,910	$15,269	58,409	1.4
Masco Corporation	$7,592	$8,140	$4,806	32,500	1.8
Weyerhaeuser Co.	$6,552	$13,429	$12,361	14,250	0.4
Reliance Steel & Aluminum Co.	$6,313	$4,669	$4,231	9,610	1.8
AK Steel Holding Corporation	$5,968	$4,189	$1,792	6,600	2.0
Eastman Chemical Co.	$5,842	$5,986	$7,620	10,000	1.5
MeadWestvaco Corporation	$5,693	$8,814	$5,700	17,500	1.2
Timken Co.	$4,056	$4,180	$5,546	19,839	2.0
25th Percentile	$8,793	$9,509	$5,623	17,600	1.3
Median	$13,715	$14,234	$13,502	32,500	1.5
75th Percentile	$18,907	$22,679	$18,841	59,000	1.9
United States Steel Corp.	$17,374	$15,350	$6,859	42,000	1.8
	67%	59%	33%	60%	71%

Source: publically disclosed data

Data is based upon each company’s fiscal year, which may not align with U. S. Steel’s fiscal year end of December 31st.

(1)	Peer companies in bold were added in 2011.

(2)	Commonly referred to as “Beta.”

U. S. Steel ranked at the 67th percentile in terms of annual revenues relative to its peer group of companies based upon the fiscal year 2010 data available at the time of the Committee’s May 2011 long-term incentive compensation decision. The Committee has considered the relative size difference between U. S. Steel and the peer companies when making compensation decisions in the past; however, the Committee made no adjustment to compensate for this difference in 2011 because, while the Corporation was at the 67th percentile for revenues, the 59th percentile for total assets and the 60th percentile for number of employees, it was only at the 33rd percentile in terms of market capitalization as of April 30, 2011.

While the peer group is relatively stable from year to year, changes do occur when there is a change in a peer company’s circumstances or when a company that better matches U. S. Steel’s size and/or business is identified. The peer companies chosen for benchmarking are also used for purposes of comparing total shareholder return in connection with the performance awards granted each May (see “Elements of Executive Compensation — Long-Term Incentive Awards and Stock Ownership — Performance Awards”).

The Committee’s independent consultant uses the peer group compiled by Towers Watson together with the public disclosures from the peer group of companies to determine the 50th percentile level of compensation for each executive position. The consultant also uses broader survey data from hundreds of large general industry companies in the Towers Watson survey to augment the peer group data when it concludes that peer group data does not provide sufficient information to determine the 50th percentile level of compensation. Regression analysis is used to appropriately size the data from these large company surveys based upon each position’s revenue responsibility.

The peer group of companies is used to benchmark the salary, short-term incentive, long-term incentive and other elements of compensation and compensation related matters, including retirement benefits, perquisites, stock ownership and retention policies and severance agreements. As a secondary source of information for comparison purposes, custom analyses are performed from time to time using the publicly disclosed information from other Fortune 500 companies. The peer group is also used to evaluate the alignment of corporate performance with the relative level of compensation provided for each executive position (and for all executives in the aggregate as well as for the named executive officers in the aggregate) for the prior year (see “Compensation Assessments,” below).

Based upon feedback received in connection with the 2011 Say on Pay Proposal, the Committee removed three of the larger peer companies, in terms of market capitalization, in 2011 and replaced them with much smaller companies. The effect of this change to the peer group was reflected in the change to Mr. Surma’s individual target incentive under the short-term incentive compensation program at the time the Committee set the targets for 2012. Mr. Surma’s target incentive came down from 140% of base salary for 2011 to 130% for 2012.

Compensation Assessments

The Committee’s consultant prepares competitive assessments by position for each element of compensation at the time the Committee makes its compensation decisions. Additionally, the consultant annually prepares and reviews with the Committee a competitive assessment of the aggregate compensation for the prior year by position. This review is conducted against the prior year in order to be able to compare the Corporation’s information with the peer group of companies’ public disclosures and other data that Pay Governance deems relevant. The objective of this assessment is to determine the alignment of compensation relative to the performance of the Corporation; this alignment is a key objective of the Committee. For purposes of the assessment below, “Compensation” is the aggregate value of the salary, actual short-term incentive and grant date fair market value of the long-term incentives awarded for the relevant year. Annual performance is based upon the Corporation’s primary annual incentive metric, return on capital employed (ROCE), and total shareholder return. The following table illustrates that U. S. Steel’s compensation rankings within the peer group have been consistent with its ROCE and total shareholder return rankings within the peer group of companies.

Year	U.S. Steel CEO Compensation (Peer Group Ranking )	U. S. Steel All 5 NEO Compensation (Peer Group Ranking)	U.S. Steel Total Shareholder Return (Peer Group Ranking)	U. S. Steel Return on Capital Employed (Peer Group Ranking)
2010 (as reported in 2011)	28th percentile	23rd percentile	24th percentile	1st percentile
2009 (as reported in 2010)	1st percentile	18th percentile	59th percentile	1st percentile

For an assessment of the Corporation’s alignment of performance and executive realizable compensation over a three-year period, see “Executive Summary — Alignment of Performance and Compensation.”

Targets

Each executive’s base salary, short-term incentive compensation and long-term incentive compensation are targeted at the 50th percentile of the peer group of companies. We also provide executives with the opportunity to exceed the 50th percentile should the Corporation’s performance exceed our expectations and, in some cases, the performance of our peer companies. The program is also designed to provide compensation below the 50th percentile should our performance fall short of our expectations and the performance of our peers. The Committee believes that targeting the 50th percentile of the peer group of companies across the three major compensation elements (salary, short-term incentive and long-term incentive compensation) accomplishes its overall objective of providing fair and competitive executive compensation.

In addition to the market data, the Committee considers other factors prior to authorizing increases or decreases to any compensation component. These considerations include factors such as individual performance, the executive’s experience at the position, the importance U. S. Steel assigns to that position and prior compensation actions. An assessment of these factors could result in actual compensation being positioned above or below the targeted 50th percentile.

Individual Performance

The individual performance evaluation is used primarily as a modifier for compensation purposes; the main drivers of compensation are changes in the market median level of compensation and corporate financial and operational performance. Individual performance evaluations are subjective and in the aggregate can affect compensation by up to approximately 20 percent, but usually the impact is within the 0 to 10 percent range.

The Committee is charged by its charter to approve the CEO’s compensation level, giving consideration to, among other things, the CEO’s individual performance in the areas of integrity, leadership and effectiveness. The CEO’s individual performance objectives are reviewed by the Committee and approved by the Board in executive session at the beginning of each year and are considered when reviewing the CEO’s performance at the end of the year. A similar evaluation is performed by the CEO with respect to all other executives using like measures and objectives and the results of those evaluations are discussed with the Committee and reflected in the CEO’s compensation recommendations. These individual performance evaluations are subjective and typically only modestly impact the Committee’s decisions in connection with salary determinations and long-term incentive grants for the coming year (see “Elements of Executive Compensation — Long-Term Incentive Awards and Stock Ownership”). With respect to the determination of short-term incentive compensation, these evaluations are used, along with other factors (see “Targets,” above), only for purposes of exercising downward discretion to reduce a calculated award otherwise payable based upon Corporate performance (such otherwise payable award would represent superior individual performance and negative discretion would be required to reduce the award to market comparable levels for average individual performance). The 2011 individual performance measure attributes and objectives are listed in the following table:

Performance Category	Individual Performance Measures

Strategy	Strategic Objectives

Results and Operations	Safety

Deliver Profitable Results

Management of Operations

Compliance and Reporting Process Controls

Performance Category	Individual Performance Measures

People	Succession Planning

Develop and Retain High Performance Organization

Diversity and Inclusion

Communications	Shareholder Relations

External Relations

Board Relations

Employees

Compensation Mix

The distribution of compensation among the various compensation elements is driven by the Committee’s belief that, in order to link pay to performance, most of an executive’s compensation should be paid in the form of performance-based variable compensation with an increasingly greater emphasis on variable components for the more senior executives who have greater responsibility for the performance of the business. The following table shows the allocation of variable and fixed compensation, as well as the mix of salary, short-term (at target) and long-term incentives, for our named executive officers for 2011:

2011 Ratios of Compensation to Total Compensation (1)
Executive	Salary to Total	Short-Term Incentive to Total	Cash to Total	Long-Term Incentive to Total	Fixed (2) to Total	Variable (3) to Total
J. P. Surma	15%	21%	36%	64%	36%	64%
G. R. Haggerty	25%	25%	50%	50%	41%	59%
J. D. Garraux	24%	23%	47%	53%	41%	59%
D. H. Lohr	23%	23%	46%	54%	41%	59%
G. F. Babcoke	23%	23%	46%	54%	41%	59%

(1)	Based on salary, short-term incentive awards (at target) and long-term incentive awards (grant date fair value at target levels). “Total” compensation for this purpose is the total of such salary, short-term incentives and long-term incentives.

(2)	Base salary plus grant date fair value of restricted stock unit awards.

(3)	Short-term incentive award at target plus the grant date fair values of performance awards and option awards.

The distribution of compensation among salary, short-term incentive awards and long-term incentive awards and the resulting distribution of compensation between fixed and variable compensation, and between cash and equity compensation, are primarily influenced by our benchmarking process and the Committee’s desire to link compensation with short-term and long-term goals. Because each element of pay is benchmarked and because metrics affecting short and long-term incentives differ, the value awarded for one element of compensation typically does not directly affect the value awarded for the other elements.

Risks Related to Executive Compensation

Under its charter, the Committee considers the Corporation’s exposure to risk resulting from the setting of compensation. Executives receive a mixture of short-term and long-term incentives. Short-term incentive awards are capped at a maximum amount and the Committee selects short-term incentive goals that are supported by the Corporation’s annual business plan for its two principal performance measures. The Committee believes that the focus on companywide metrics encourages companywide, rather than business unit, thinking. Long-term incentives make up the majority of our executives’ compensation (see “Compensation Mix,” above) and are based upon different metrics from those used with the short-term incentives. Additionally, executives are required to own and retain a significant portion of their long-term incentive compensation in the form of common stock. For many reasons, including those discussed above, the Committee believes that the overall executive compensation plan design, policies, and mix of compensation will encourage executives not to take short-term and long-term risks that are excessive but, rather, to manage risk in a manner that is in the best long-term interests of the Corporation’s shareholders. For the Committee’s assessment of the 2011 risks related to compensation, see “Board Committees – Compensation & Organization Committee.”

Tally Sheets

The Committee evaluates the cumulative effect of executive compensation decisions via the periodic review of tally sheets that are updated during the year to reflect the impact of the Committee’s compensation decisions. In addition to current compensation information, the tally sheets provide the Committee with information regarding the equity ownership, compensation mix, wealth accumulation and future retirement benefits of each named executive officer. Also, the tally sheets quantify the benefits the Corporation would be required to provide to each named executive officer under various termination scenarios.

Award Recoupment and Revisions

The Corporation has implemented a Recoupment Policy that applies to executive management and provides for the recoupment of incentive awards in the event the Corporation’s financial statements are restated and an executive is involved in fraud or misconduct, including gross negligence, in connection with the reason for the restatement (see “Executive Compensation Principles and Governance — Compensation Governance”).

We do not have a policy of reducing or increasing current awards based upon the amounts realized or not realized from prior compensation awards. The Committee believes that the intended value of an award at grant date reflects both the upside and the downside potentials of any such award.

Elements of Executive Compensation	The types of compensation provided to our executives are:

• Salary, • Short-term incentive compensation, • Long-term incentive compensation, • Retirement benefits, and • Other compensation

Salary

As noted above, the market reference points of our salary ranges correspond to the 50th percentile for each position. In addition to providing a salary that is competitive with the market, we target salary compensation to align each executive position’s level within our organizational structure to accurately reflect its relative internal value and, in a limited number of instances, a salary market reference point is adjusted accordingly.

If an executive’s salary exceeds the salary mid-point, future salary increases will be significantly reduced, and performance-based incentive compensation becomes the primary basis for any increases in compensation. While salary compensation typically does not provide rewards for the Corporation’s performance, salary increases may reflect subjective evaluations of individual performance or may be limited or deferred if the Corporation experiences difficult economic and market conditions.

Our expatriate executives receive premiums, allowances, tax reimbursements and tax gross-ups related to their foreign assignment, as do generally all employees who participate in the expatriate program. The assignment premium is included as creditable earnings for U.S. pension calculation purposes.

Short-Term Incentive Awards

U. S. Steel’s Annual Incentive Compensation Plan is generally a short-term non-equity incentive program designed to provide performance-based compensation that retains the tax deductibility of short-term incentive awards. Typically, the short-term incentive awards are paid in cash, but the Committee retains discretion to provide the award in cash, stock or a combination of cash and stock. The plan’s objective is to align our executives’ compensation with the achievement of performance goals that support our business strategy. To accomplish this objective, the Committee selected two main performance measures to be complemented by two additional citizenship measures. The main performance measures, return on capital employed (“ROCE”) and steel shipments, are two critical measures of overall corporate and operational performance that link to our business plans and strategy. Of these two measures, the greater emphasis is placed on ROCE at an 80 percent weighting with the remaining 20 percent placed on steel shipments.

Descriptions of the performance measures are provided below.

Return on Capital Employed

Return on Capital Employed (“ROCE”) accounts for 80 percent of an executive’s overall target award. It is calculated annually by dividing our annual income from operations by average capital employed in the business. Unless contemplated in the approved performance target, income from operations excludes charges or credits for business dispositions, acquisitions, asset sales, asset impairments, workforce reductions, shutdowns, and contingent liabilities or tax accruals for items or events not related to the applicable performance period. Capital employed is the average of quarterly amounts determined by subtracting accounts payable from the sum of receivables; inventories; and net property, plant and equipment.

Shipment Tons

Shipment Tons are defined as the total tons of steel products we ship worldwide during the year, and this measure accounts for 20 percent of an executive’s overall target award. Shipments from facilities that are the subject of dispositions and acquisitions during the current Performance Period are excluded from this measure.

Citizenship Measures

The Committee believes that a responsible, well-functioning company should maintain certain citizenship standards. Accordingly, the short-term incentive compensation plan uses additional performance measures referred to as “citizenship” measures, to promote certain behavior. In 2011, the Committee set goals for two such measures, rewarding behavior that promoted the increased safety of our workforce and the reduction of the Corporation’s environmental emissions both of which we believe show commitment to better operational and financial performance. These citizenship measures are used as modifiers, capable of increasing or decreasing an executive’s calculated award by up to 5 percent of the target award in the case of environmental emissions and by up to 10 percent in the case of safety.

•	Safety performance means annual improvement in the number of serious work-related injuries that prevent an employee from returning to work for 31 days or more.

•

Environmental emissions improvement means a reduction in the number of occurrences of noncompliant air and water emissions. The 2011 Environmental emission target includes 2010 actual results for those production units/facilities that were operational for all of 2010; however, it includes actual results from the last full year of production for production units/facilities that were idled for a portion of 2010.

The following table demonstrates the weighting of the two main performance measures:

Performance	ROCE Payout as a Percent of the Individual Target Award(1)	Shipment Tons Payout as a Percent of the Individual Target Award	Total Award as a Percent of the Individual Target Award
Threshold(1)	20%	10%	30%
Target	80%	20%	100%
Maximum	160%	40%	200%

(1)	For 2011, the Threshold ROCE payout rate was lowered to 20%, from 40%, along with its corresponding ROCE performance target .

If performances for the citizenship measures exceed the target performance objectives, an additional 15 percent of the target award can be earned, resulting in a maximum opportunity of 215 percent of an executive’s target award. Failure to achieve target performances for the citizenship measures could result in a maximum deduction of up to 15 percent of the target award.

The ROCE performance measure is intended to keep executives focused on maximizing the Corporation’s return from the use of its resources over the near-term, including operating results as well as working capital and fixed investments. The steel shipment performance measure is intended to keep executives focused on operational objectives. The measure focuses on shipments rather than production to avoid providing incentive to build inventory beyond the level of demand for our products.

Performance goals are set each performance period typically based on the expectations of our business for the upcoming year, and are meant to be challenging yet achievable. The Committee’s consultant further tests the appropriateness of these goals by considering the general economic environment for the upcoming year, reviewing historical performance among our peer group of companies and a broader index of durable goods manufacturers and conducting probability analyses based on historical results.

Although the annual ROCE target typically has been aligned with the Corporation’s business plan, given the difficult economic environment and its impact on the Corporation’s business plan in recent years, the Committee maintained the ROCE target at 12 percent, which approximates the Corporation’s historical cost of capital and which greatly reduced the probability of paying target bonus awards in 2010 and again in 2011. Balancing its decision to set the short-term incentive ROCE target at the approximate historical cost of capital for 2010 and 2011, the Committee approved in each of these years a short-term incentive payout percentage that reduced the performance threshold from 6 percent ROCE to 2 percent ROCE, and correspondingly reduced the payout from 40 percent to 20 percent. This lower performance threshold and its associated lower payout rate offered executives an incentive to earn a modest award if the Corporation achieved a positive return on capital, in contrast to the negative ROCE performance in recent years, while maintaining the target payout for performance at the 12 percent ROCE level. Supporting the decision for the extended ROCE threshold in 2011 was the fact that the Corporation had not achieved the 2 percent ROCE performance level for the two preceding performance periods.

An executive’s target award under the short-term incentive plan is equal to the percent of salary assigned to each executive. The percentage applied to each executive’s base salary is designed to be equivalent to approximately 20 percent above the market-median short-term incentive compensation for that executive, determined using the benchmarking analysis described above. The portion of the percentage above the market-median for individual targets can vary from year to year depending upon changes in the market data. In setting the individual targets for 2011, the range above the market-median for the named executive officers was from 5 to 15 percent with Mr. Surma at 5 percent above the market-median.

Again, in developing the target award, the Committee typically increases the short-term incentive compensation target by up to 20 percentage points above the market median. This allows the Committee to exercise discretion to reduce compensation that would otherwise be awarded in connection with the attainment of corporate performance goals depending upon the individual performance of each executive and the Committee’s judgment about the Corporation’s performance. An unreduced award would indicate superior individual performance by the executive and/or the Corporation during the performance period. Individual performance is evaluated using subjective criteria and, in the case of executives other than the CEO, with input from the CEO. The Committee has granted actual awards on a weighted average basis over the five years preceding 2011 for named executive officers at approximately 4.5 percentage points below the calculated award, reflecting the Committee’s view that the performances by the named executive officers have been very strong. As discussed above, executive compensation generally has remained aligned with the Corporation’s performance.

The Corporation’s return on capital employed improved from (0.9)% in 2010 to 2.9% in 2011, which was above the extended threshold of 2.0%. Shipments were 22.3 million tons, 2.4 million tons above the threshold of 19.9 million tons. Environmental emissions performance was excellent, accomplishing year over year improvement for at least 6 consecutive years and emissions at approximately one-sixth the level of the 2006 emissions. The Corporation recorded just 11 serious work related injuries in 2011 for its safety metric, the lowest recorded number in our history. Although we continue to strive for zero serious injuries, our 2011 performance was better than 12 times the industry average, which the Committee believes is world-class performance.

For 2011, the Corporation’s performance resulted in a calculated payout of 54% of target before the Committee’s exercise of negative discretion. As discussed above, absent the application of negative discretion, a payout at the calculated amount represents an award for superior individual and/or corporate performance. The Committee exercised negative discretion on average of about 5.4% of the calculated award for executives, reflecting its view that, while it was disappointed with the Corporation’s financial performance, it recognized the significant improvement in the ROCE performance over the prior two performance periods and the excellent performances for safety and environmental emissions in 2011.

Executive	Year	Target Award as % of Base Salary (1)		Individual Target Award (2)	Corporate Performance (3)	Calculated Award (4)	Awarded Amount
J. P. Surma	2011	140	%(5)	$1,764,000	54%	$952,560	$901,000
G. R. Haggerty	2011	100%		$609,000	54%	$328,860	$310,000
J. D. Garraux	2011	95%		$532,000	54%	$287,280	$280,000
D. H. Lohr	2011	95%		$513,000	54%	$277,020	$264,000
G. F. Babcoke	2011	95%		$498,750	54%	$269,325	$250,000

(1)	Base Salary is the rate of pay determined by annualizing the salary for the last month of the performance period (that is, December 2011 salary multiplied by 12).

(2)	Target Award is the amount that would be paid to the executive assuming (a) the Corporation achieves its target performance objectives and (b) the Committee does not exercise downward discretion.

(3)	The “Corporate Performance” is the payout rate determined by the Corporation’s performance against all of the performance measures, as shown below.

Performance Measure	2011 Target Performance	2011 Actual Performance	Target Payout Rate*	Actual Payout Rate**
ROCE	<2.0%		0%

	2.0%	2.9%	20%	24%
	6.0%		40%
	12.0%		80%

	≥18.0%		160%

Shipment Tons (millions)	<19.9		0%
	19.9		10%
		22.3		15%
	24.9		20%
	≥26.2		40%

Safety		Improvement		10%
Environmental		Improvement		5%
Corporate Performance (Total Payout Rate)				54%

*	Numbers highlighted in blue represent Target Performance that would result in a 100 percent payout rate (80 percent weighting for ROCE and 20 percent weighting for Shipment Tons). Numbers highlighted in gray represent the actual performances and related payouts.

**	Actual Payout Rates for ROCE and Shipment Tons are interpolated based on 2011 Actual Performances within the 2011 Target Performance ranges and are rounded in total.

(4)	The “Calculated Award” is the award that would be payable, absent the exercise of downward discretion by the Committee, given the Corporation’s actual performance. The Calculated Award is equal to the Corporate Performance Payout Rate times the Individual Target Award and an award at this level reflects superior performance. Given the Corporation’s performance and absent the Committee’s application of negative discretion, had Mr. Surma’s individual target been at the median, the award to Mr. Surma would have been $918,540.

(5)	Mr. Surma’s 2012 Individual Target has been reduced to 130% of base salary due to changes in the peer group of companies.

Long-Term Incentive Awards and Stock Ownership

The Committee determined that the value of each executive’s market-based long-term incentive opportunity under the executive long-term incentive program should be distributed evenly among three equity incentive vehicles (service-vesting stock options, service-vesting restricted stock units, and performance awards) in order to provide a balanced program (for a discussion of each of these vehicles see the following sections captioned “Stock Options”, “Restricted Stock Units”, and “Performance Awards”). The Committee believes these three long-term incentive vehicles best accomplish its objectives, as indicated in the following table:

Plan Objectives	Stock Options	Restricted Stock Units	Performance Awards
Performance-based	X		X
Promote a long-term perspective to complement the short-term perspective of the short-term incentive program,	X	X	X
Promote an ownership culture by facilitating the accumulation and retention of shares,	X	X	X
Serve as an executive retention device for the Corporation,		X	X
Consider the historically cyclical nature of our industry and provide some stability to our overall compensation program,		X	X
Cash efficient for the Corporation by emphasizing the use of stock, and	X	X	X
Tax efficient for the Corporation.	X		X

As noted above, the Committee references peer group and survey data provided by its consultant in determining the size of the awards under the long-term incentive program. When developing his recommendations to the Committee, the CEO may at times apply discretion to suggest increases or decreases to the median values provided by the peer group and survey data based upon an evaluation of an executive’s individual performance over the prior year and the executive’s future leadership potential.

In 2011, the Committee determined to make a long-term incentive award to Mr. Surma at approximately the 28th percentile for CEOs of the peer group recognizing the fact that the Corporation had not performed as expected in the past year. The awards to the other named executive officers for 2011 were about 11 percent below the dollar value at the median of the peer group of companies reflecting the Committee’s view that, while the executive management team had done an excellent job in responding to the market changes over the preceding two years, the Corporation underperformed the peer group of companies.

The Corporation does not time the granting of equity incentive awards in conjunction with the timing of the release of material non-public information. Equity grants are usually made at the Committee’s May meeting. The date of grant is the date that the Committee approves the grant, or, if the market is not open on that date, the next day the market is open.

Approved award values are converted to a number of award units (shares) by dividing the aggregate award value by the grant date value of an award unit determined in accordance with applicable accounting principles. See the “Grants of Plan Based Awards” table for information regarding equity grants under the Corporation’s long-term incentive program.

Stock Options

Stock options are performance-based awards that reward executives for an increase in the Corporation’s stock price over the term of the option. The value to executives is limited to any appreciation of our stock price above the option’s exercise price after the option becomes exercisable and before it expires.

The Committee believes stock options are a good vehicle for delivering performance-based compensation to executives. This belief is supported by the fact that, as of December 31, 2011, all of the outstanding stock option awards, both vested and unvested, for all executives in the aggregate had an intrinsic dollar value of zero. Additionally, the Committee believes that stock options promote a long-term perspective, facilitate the accumulation of shares, and are a cash efficient and tax efficient way to deliver compensation to executives. While the Committee has been advised by its consultant that stock options make up approximately 41 percent of the long-term incentive awards at our peer companies, it believes that one-third of the long-term incentive value delivered in the form of stock options provides the right amount of leverage for our executives and the right balance to the executive long-term incentive program.

Stock options granted under this program have a term of ten years and vest ratably over three years with one-third of the granted options vesting on each of the first, second and third anniversaries of the grant date, subject to continued employment on each vesting date. The exercise price is the average of the high and low stock prices on the date of grant.

Restricted Stock Units

Restricted stock units are awards that deliver full-value shares and accumulated dividends upon vesting. Restricted stock units vest ratably over three years, with one-third vesting on each of the first, second and third anniversaries of the grant date, subject to the executive’s continued employment on each vesting date.

The Committee believes that at least a portion of the long-term incentive value should be delivered in full-value shares. Full-value awards provide some downside to the executives and encourage the executives not to take risks for which the upside is out of proportion to the downside. Additionally, the Committee considered that there may be down cycles in the steel industry and/or times of market instability, similar to the market conditions experienced since 2009, during which stock options may be of little or no value to the executives. Therefore, the Committee elected to award a portion of the long-term incentive value in the form of restricted stock units that, while not as tax efficient as other equity vehicles, will continue to provide some executive retention value to the Corporation during industry down cycles.

Performance Awards

Performance awards provide an incentive for executives to earn full-value shares based upon our total shareholder return, defined as stock price appreciation plus dividends, versus that of our peer group of companies over a three-year performance period (see “Potential Payments Upon Termination or Change in Control — Discussion of Compensation Elements — Performance Awards”). The three-year performance period begins on the third business day following the release of the Corporation’s earnings for the first quarter of the grant year. Each performance period ends on the twelfth business day following the release of first quarter earnings for the year that is three years after the grant year. The Committee will compare the average stock prices of U. S. Steel and its peer group of companies over the ten business days (third business day through the twelfth business day) following the release of earnings at the beginning of the performance period with the relevant average stock prices for the corresponding ten business days at the end of the performance period. The Committee chose to use these beginning and ending measurement periods to assure that the measurements will occur after the market has absorbed the Corporation’s latest earnings information and to alleviate any concerns that shareholders may have regarding the timing of the release of material information in connection with the determination of executive compensation. The performance periods begin following the release of first quarter earnings because, for tax deduction purposes, the performance periods must begin within 90 days of the May grants.

The 2011 performance period began on the third business day following the public release of the Corporation’s earnings for the first quarter of 2011 (April 29, 2011) and will end the earlier of (i) the end of the twelfth business day following the public release of the Corporation’s earnings for the first quarter of 2014 or (ii) the date of a change in control of the Corporation. Performance award shares do not pay dividends or carry voting privileges. Performance award payouts are based on the Corporation’s total shareholder return (TSR) compared to the TSR for each company in a peer group of companies. Definitions and calculations used in determining the TSR are as follows:

(a)	Average Measurement Period Price = the average of the fair market values (average of the high and low stock prices on each trading day) for the ten business day period beginning on the third business day following the public release of earnings for the first quarter of a fiscal year (the “Measurement Period”).

(b)	Initial Price = the Average Measurement Period Price for the initial Measurement Period which follows the first quarter of the grant date year.

(c)	Final Price = the Average Measurement Period Price for the final Measurement Period which follows the first quarter of the third fiscal year succeeding the grant date year.

(d)	Annualized TSR = ((Final Price + all dividends paid during the relevant performance period)/Initial Price)^(1/3)-1. The use of the cube root (“^(1/3)”) in the calculation of Total Shareholder Return effectively restates the return as an annual rate of return; that is, if the Total Shareholder Return for the three-year performance period was 45 percent, this calculation would state the Total Shareholder Return as an annual return rate of approximately 13 percent. The Committee believes a comparison of annual rates of return facilitates the ability to keep the rates of return in perspective.

Award payouts are determined based on the rank of our TSR compared to the TSRs of the companies in our designated peer group. No payouts are made if our TSR ranks below the 25th percentile; the payout is 50 percent of target (the threshold award) if our TSR rank is at the 25th percentile; the payout is 100 percent of target (the target award) if our TSR rank is at the 50th percentile; and the payout is 200 percent of target (the maximum award) if our TSR rank is at or above the 75th percentile. Interpolation is used to determine actual awards for performance between the threshold and target and target and maximum award levels.

Pursuant to the administrative regulations for the long-term incentive program, the performance award grants require the annual selection and approval by the Committee of a peer group for TSR comparison purposes. In May 2011, the Committee approved the use of the 2011 performance award peer group (the same companies noted above) with the following changes from the 2010 performance award peer group:

•	Removal of the following companies:

Caterpillar Inc.

Honeywell International Inc.

EI DuPont de Nemours & Co.

•	Addition of the following companies:

Reliance Steel & Aluminum Co.

Timken Co.

TRW Automotive Holdings Corp.

The Committee elected to award a portion of the long-term incentive awards in the form of performance awards to give executives incentive to outperform a peer group of companies on a total shareholder return basis. The fact that this award vests depending upon total shareholder return relative to a peer group provides potential retention value to the Corporation even in a difficult market to the extent that the Corporation outperforms the peer group of companies. The 2008 performance award did not vest in 2011 because U. S. Steel’s relative total shareholder return ranking was below the threshold performance level for the preceding three-year performance period. None of the 2009, 2010 or 2011 performance award grants would have vested had the last day of their relevant performance periods been December 31, 2011.

Stock Ownership and Retention Policy

U. S. Steel has adopted a comprehensive stock ownership and retention policy designed to support a culture of ownership among its executives for the purpose of better aligning their interests with those of the Corporation’s shareholders. The Committee believes significant ownership levels will provide additional motivation to executives to perform in accordance with the interests of the Corporation’s shareholders. The policy complements the Corporation’s equity compensation program, thereby continually increasing the share ownership levels of our executives and providing clear guidelines as to what executives can expect to realize for compensation purposes. The program consists of two elements:

•	Stock ownership requirements, and

•	Stock retention requirements.

Our stock ownership policy requires our executives to accumulate and retain a minimum level of ownership in U. S. Steel common stock based upon their positions and salaries. Specifically our executives must hold stock having a fair market value equal to a designated multiple of salary, as indicated in the table below:

Position	Multiple of Salary Reference Point
CEO	5 X	(1)
Executive Management Committee member (2)	3 X
All other executives	1 X

(1)	In 2012, Mr. Surma’s ownership requirement was raised to 6 times his salary reference point.

(2)	The Executive Management Committee is the highest ranking management committee.

Until an executive satisfies the ownership requirements, the executive must retain 100% of the after-tax value of restricted stock unit and performance award vestings in the form of shares of stock and 25% of the after-tax value of stock option exercises in the form of shares of stock. Once the stock ownership requirement is met, each executive is further expected to retain at least 25 percent of all additional shares (net of any exercise costs and taxes) realized through the exercise of stock options and the vesting of restricted stock units and performance awards until the executive is eligible for retirement and he or she receives consent from the CEO to dispose of these shares. As of December 31, 2011, all named executive officers had exceeded their ownership requirements and had complied with the stock retention policy.

The Committee believes the ongoing 25 percent retention requirement is an appropriate complement to our long-term incentive plan, as it underscores a principle objective of the program, namely to align executive interests with those of our shareholders over the long-term.

Retirement Benefits

In order to attract and retain employees, we believe that it is important to provide employees with some level of income replacement during their retirements. Retirement benefits provided to our CEO have been compared to those provided to chief executive officers among our peer group of companies. When expressed as a percent of pre-retirement base salary and short-term incentive awards, our CEO’s retirement benefits were found to be reasonable and within the range of benefits provided to other peer group chief executive officers.

Qualified Plans

Our named executive officers participate in the Corporation’s two qualified retirement programs (together, the “Qualified Pension Programs”):

•	United States Steel Corporation Plan for Employee Pension Benefits, Revision of 2003 (the “Steel Pension Plan”) (discussed under “Pension Benefits”) and

•

United States Steel Corporation Savings Fund Plan for Salaried Employees (the “Steel Savings Plan”) (discussed under “Summary Compensation Table — Discussion of Summary Compensation Table — All Other Compensation”).

The Qualified Pension Programs are designed to provide eligible employees of U. S. Steel and its affiliates with income during retirement.

Non-Qualified Plans

We provide the following three non-qualified pension programs (together, the “Non-Qualified Pension Programs”) to our named executive officers:

•	United States Steel Corporation Non Tax-Qualified Pension Plan (the “Non Tax-Qualified Pension Plan”),

•	United States Steel Corporation Executive Management Supplemental Pension Program (the “Supplemental Pension Program”), and

•	United States Steel Corporation Supplemental Thrift Program (the “Supplemental Savings Program”).

The Non-Qualified Pension Programs (discussed in greater detail under the “Pension Benefits” and “Nonqualified Deferred Compensation” sections) are designed to provide retirement benefits to executives and certain high-level non-executives of U. S. Steel and its affiliates.

The purposes of the Non Tax-Qualified Pension Plan and the Supplemental Savings Program are to provide benefits that are not permitted to be provided under the Steel Pension Plan and Steel Savings Plan, respectively, due to certain limits established under, or that are required by, the Internal Revenue Code (“Code”). The benefit accrual formulas under these Non-Qualified Pension Programs are approximately equal to the formulas under the respective Qualified Pension Programs.

The purpose of the Supplemental Pension Program is to provide pension benefits for executives and certain non-executives with respect to compensation paid under the short-term incentive compensation plans maintained by the Corporation, its subsidiaries, and its joint ventures since a significant portion of an executive’s annual cash compensation is comprised of at-risk incentive payments, which are awarded based on the Corporation’s performance in a given year. (See the “Short Term Incentive to Total” column of the table under “Setting Executive Compensation — Compensation Mix.”) Absent the benefits provided by this plan, our executives would not receive retirement benefits that take into account compensation paid under the short-term incentive compensation plans. By providing a retirement benefit based on pay earned through the incentive compensation plans, we avoid the incongruity of expecting executives to take more of their cash compensation in the form of variable, incentive-based compensation and, as a result, having executives receive less replacement income as a percent of cash compensation due to the exclusion of the incentive-based compensation from the tax-qualified Steel Pension Plan.

Without these Non-Qualified Pension Programs, the income replacement ratio for executives of U. S. Steel would be significantly less than the income replacement ratio for most non-executives who are covered only under the Qualified Pension Programs. The Committee believes it is important to our attraction and retention objectives to provide a fair income replacement for executives in retirement.

Benefits under the Supplemental Pension Program are subject to service-based and age-based restrictions. For example, unless the Corporation consents, benefits are not paid under the Supplemental Pension Program if the executive voluntarily terminates employment prior to the attainment of 60 years of age. We believe this restriction helps to support our retention objectives.

Letter Agreements

Generally, we employ letter agreements only under special circumstances, for example, as an inducement to work for U. S. Steel or to accept a special assignment, or as compensation for delaying a retirement or foregoing something of value. Of our current named executive officers, only Mr. Surma and Mr. Babcoke have letter agreements. Generally, the agreement with Mr. Surma was entered into as an inducement for him to join an affiliate of U. S. Steel in 1997 and was assumed by U. S. Steel in connection with its 2001 separation from Marathon Oil Corporation and Mr. Surma’s agreement to transfer to U. S. Steel (for detailed descriptions of the letter agreements, see the discussions under “Pension Benefits — Letter Agreements”).

The Corporation may need to enter into agreements similar to those mentioned above from time to time in order to attract experienced professionals for high-level positions, adequately staff certain positions, or retain key employees.

Other Compensation

Severance Agreements

We have change in control severance agreements in place for all executives. The Committee believes that these arrangements enable our executives to evaluate corporate opportunities that may be favorable for the shareholders without the accompanying concerns about the potential impact on their job security.

Payments under these severance agreements would only be triggered upon the occurrence of both a change in control of the Corporation and a termination of an executive’s employment. While the current form of agreement pays three times salary and bonus upon a change in control and termination, the Committee, based upon advice from its consultant, has determined that such agreements with new members of executive management will provide payments equivalent to two and one-half times salary and bonus for direct reports of the CEO who are members of the Executive Management Committee and at two times salary and bonus for all other executives. Additionally, the Committee has removed the excise tax gross-up provision for Mr. Surma and those executives approved after July 1, 2011 to have change in control agreements. See and “Payments Upon Termination or Change in Control” for additional information regarding the key terms and provisions and the quantification of these benefits to executives.

Perquisites

We provide a limited number of perquisites. We provide them because they (1) facilitate the executives’ ability to do their jobs without undue distractions or delays (e.g. parking spaces in our headquarters building), (2) have clear business-related components which benefit the Corporation (e.g. club memberships, which facilitate the entertainment of customers, suppliers and other business associates), (3) provide a measure of health and safety unavailable elsewhere (e.g. limited personal use of corporate aircraft and company-paid physicals), and (4) provide assistance in handling the financial intricacies of our compensation programs to ensure accurate personal tax reporting (e.g. financial planning and tax preparation). Such benefits maximize the safe and efficient use of our executives’ time and, by facilitating the development of commercial and other business relationships, provide a significant benefit to the Corporation and its shareholders at an immaterial cost. We do not provide gross-up payments to cover personal income taxes that may be attributable to any of the perquisites except for (a) relocation and (b) tax equalization and travel related to expatriate assignments, which gross-ups are generally provided to non-executive employees as well.

Other Benefit Programs

U. S. Steel’s executives participate in many of the benefits provided to non-union employees generally, including vacation and holiday benefits, insurance benefits, disability benefits, and medical and prescription drug programs. Under the insurance benefits, certain employees, including the named executive officers, have been offered the U. S. Steel Variable Universal Life Insurance program, a form of company-provided life insurance as an alternative to the Corporation’s basic life insurance coverage. We believe these benefits support our overall attraction and retention objectives.

Accounting and Tax Matters	For a discussion of the accounting impacts on various elements of long-term incentive compensation, see footnote 14 to the Financial Statements in our annual report filed on Form 10-K for the year ended December 31, 2011.

Section 162(m) of the Internal Revenue Code generally disallows a public company’s tax deduction for compensation paid to the CEO and certain other highly compensated officers exceeding $1 million in compensation for any taxable year. However, qualifying performance-based compensation is not subject to the deduction limit if certain requirements are satisfied. All short-term incentive payments and all compensation attributable to stock option exercises and performance award vesting during 2011 satisfied the requirements for deductibility under Section 162(m). All service-vesting restricted stock units vesting during 2011, including any dividends on such stock, did not satisfy the requirements for deductibility under Section 162(m). Also, annual salary and imputed income, such as perquisites, do not qualify as performance-based compensation under Section 162(m). In 2011, only Mr. Surma had nonperformance-based compensation that exceeded the $1 million threshold described above, which, setting aside his salary, was primarily the result of the vesting of restricted stock units in 2011. The estimated tax-related cash impact of Section 162(m) on the Corporation is approximately $277,000.

In determining executive compensation, the Committee considers, among other factors, the possible tax consequences to the Corporation. Tax consequences, including but not limited to tax deductibility by the Corporation, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof) that are beyond the control of the Corporation. In addition, the Committee believes that it is important for it to retain maximum flexibility in designing compensation programs that meet its stated objectives. For these reasons, the Committee, while considering tax deductibility as one of the factors in determining compensation, does not limit compensation to those levels or types of compensation that will be deductible by the Corporation.

Summary Compensation Table

The following table sets forth certain compensation information for U. S. Steel’s Chief Executive Officer (CEO), Chief Financial Officer (CFO) and the three other most highly compensated executive officers in 2011 who were serving as executive officers at the end of 2011 for services rendered to U. S. Steel and its subsidiaries during 2011, 2010 and, except for Mr. Babcoke, during 2009:

Executive & Principal Position	Year	Salary (1) ($)	Stock Awards (2) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value & Nonqualified Deferred Compensation Earnings (3) ($)	All Other Compensation (4) ($)	Total ($)
J. P. Surma	2011	$1,260,000	$3,542,898	$1,771,467	$901,000	$2,529,584	$214,240	$10,219,189
Chairman of the Board & Chief Executive Officer	2010	$1,130,004	$4,333,347	$2,166,612	$458,640	$3,901,687	$188,604	$12,178,924
	2009	$1,130,004	$—	$—	$210,000	$2,053,959	$167,038	$3,561,001
G. R. Haggerty	2011	$601,000	$819,797	$410,001	$310,000	$1,182,544	$81,715	$3,405,057
Executive Vice President & Chief Financial Officer	2010	$555,750	$866,578	$433,274	$144,495	$1,962,294	$76,403	$4,038,794
	2009	$555,750	$1,000,070	$499,929	$78,000	$896,418	$45,734	$3,075,901
J. D. Garraux	2011	$547,504	$819,797	$410,001	$280,000	$989,183	$74,257	$3,120,742
General Counsel & Senior Vice President-Corporate Affairs	2010	$494,798	$799,611	$399,964	$129,058	$1,515,190	$58,005	$3,396,626
	2009	$451,260	$880,067	$440,003	$60,000	$736,632	$47,432	$2,615,395
D. H. Lohr	2011	$526,676	$819,797	$410,001	$264,000	$996,257	$85,229	$3,101,960
Senior Vice President- Strategic Planning, Business Services and Administration	2010	$459,252	$799,611	$399,964	$123,500	$1,752,346	$75,388	$3,610,061
	2009	$441,750	$836,936	$418,293	$59,000	$799,284	$78,080	$2,633,343

G. F. Babcoke	2011	$515,000	$786,940	$393,416	$250,000	$857,689	$211,276	$3,014,321
Senior Vice President- Europe & Global Operations Services	2010	$390,500	$533,454	$266,723	$106,210	$1,226,992	$685,814	$3,209,694

(1)	Mr. Surma’s base salary is the same as it was in May 2008. The reason it appears to have gone up in 2011 is that his pay was reduced, at his request, by 20% effective July 1, 2009 and restored to its May 2008 level effective July 1, 2010.

(2)	Stock and option award grant date values are computed in accordance with ASC 718, as described in footnote 14 to the Corporation’s financial statements for the year ended December 31, 2011 and filed on Form 10-K. The Stock Awards column includes performance awards that are reported at the target number of shares and the grant date fair value of such awards includes a factor for the probable performance outcome of each grant. The maximum payout for the performance awards is 200% of target. Respecting Mr. Surma’s desire, the Committee did not grant to him any long-term incentive awards in 2009.

(3)	These amounts represent the aggregate increase in actuarial value on an accumulated benefit obligation (ABO) basis that accrued to each executive in 2011 under the Corporation’s retirement plans and programs, calculated using the same assumptions used for the Corporation’s annual financial statements, except that retirement age is assumed to be the normal retirement age for the respective plans. Key assumptions are shown under the Pension Benefits table. For the named executive officers, ABO increases from 2009 to 2010 reflect a decrease in the assumed lump sum rate, an additional year of benefit and interest accrual and a decrease in the assumed discount rate. The values reported in the earnings column of the Nonqualified Deferred Compensation Table are not included here because the earnings are not above-market and are not preferential. These amounts exclude any benefits to be paid from plans of formerly affiliated companies.

(4)	Components of All Other Compensation are as follows:

		ALL OTHER COMPENSATION
Executive	Year	Life Insurance Premiums	Steel Savings Plan Contributions	Supplemental Savings Program Accruals	Foreign Service Tax Gross Ups & Reimbursements (a)	Perquisites (b)	TOTAL
J. P. Surma	2011	$33,024	$14,150	$61,450	$—	$105,616	$214,240
G. R. Haggerty	2011	$14,068	$14,700	$21,360	$—	$31,587	$81,715
J. D. Garraux	2011	$16,022	$14,700	$18,150	$—	$25,385	$74,257
D. H. Lohr	2011	$13,512	$13,896	$17,705	$3,175	$36,941	$85,229
G. F. Babcoke	2011	$11,560	$14,700	$16,200	$6,217	$162,599	$211,276

(a)	Foreign service tax gross ups and reimbursements include reimbursements, tax gross-ups and settlements associated with foreign service. In connection with his foreign service, Mr. Babcoke received net tax reimbursements of ($5,335) and tax gross-ups of $11,552 in 2011. Mr. Lohr received net tax reimbursements of $859 and tax gross-ups of $2,316.

(b)	Types of perquisites available to our executives include limited personal usage of corporate aircraft and automobiles, dining privileges, club memberships, financial planning and tax preparation services, company-paid physicals, parking expenses, limited personal use of corporate properties, tickets to entertainment and sporting events, company matching contributions to charities, foreign service premiums, relocation expenses, and, in the case of executives on foreign assignment, the services of a driver, security, housing and utilities benefits, foreign service cost of living adjustment and allowances for communications and home leave. The amounts disclosed above are calculated using the aggregate incremental costs related to the perquisites received by the executives for the last fiscal year. Mr. Surma’s 2011 personal aircraft usage totaled $60,686 (see “Discussion of the Summary Compensation Table — All Other Compensation” for a discussion of the personal aircraft usage calculation). Mr. Babcoke’s 2011 club membership payments totaled $59,255, and his 2011 relocation reimbursements were $50,500.

Discussion of the Summary Compensation Table

Salary

The salaries of executives are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities. Salary adjustments are based on an evaluation of an executive’s performance and level of pay compared with comparable salary levels at the companies we use as a peer group for compensation purposes. The proportion of salary to total compensation for Mr. Surma in 2011, assuming a target short-term incentive award, was 15%. For a discussion of executive compensation mix, see “Compensation Discussion and Analysis — Setting Executive Compensation — Compensation Mix.”

Stock Awards

The grant date fair market value used to calculate compensation expense in accordance with Accounting Standard Codification Topic 718 (ASC 718), Compensation — Stock Compensation is $45.81 per share for our 2011 restricted stock unit grants, $45.65 per share for our 2010 restricted stock unit grants, $29.79 per share for our 2009 restricted stock unit grants, $65.47 per share for our 2011 performance award grants, $57.02 per share for our 2010 performance award grants, and $40.16 per share for our 2009 performance award grants. For further detail, see our report on Form 10-K for the year ended December 31, 2011, Financial Statement Footnote 14.

Option Awards

The grant date fair market value used to calculate compensation expense in accordance with ASC 718 is $24.39 per share for our 2011 stock option grants, $24.31 per share for our 2010 stock option grants, and $14.87 per share for our 2009 stock option grants. For further detail, see our report on Form 10-K for the year ended December 31, 201, Financial Statement Footnote 14.

Non-Equity Incentive Plan Compensation

The non-equity incentive plan compensation benefits are referred to within these executive compensation discussions as short-term incentive awards and relate to awards granted pursuant to the 2005 and 2010 Annual Incentive Compensation Plans. For a discussion of the actual results for 2011, see “Compensation Discussion & Analysis — Elements of Executive Compensation — Short-Term Incentive Awards.”

A performance range and target are developed for each of the two main performance measures, Return On Capital Employed (“ROCE”) and Shipment Tons, and a target award is established to correspond with the target performance. An executive’s calculated award is increased or decreased from the target award based on actual performance above or below the target performance for each of the performance measures. The width of the performance range considers the cyclical nature of our industry and business. Subject to the Committee’s downward discretion, a calculated award is earned for each performance measure once the “threshold” performance target has been achieved for that measure. Actual performance below threshold performance results in no payout for that particular measure. Actual performance must equal or exceed the “maximum” performance target to achieve a maximum award for that measure. Absent the Committee’s application of downward discretion, actual performance between the threshold and target, or the target and maximum, results in an interpolated award for that performance measure. In 2011, the performance range for ROCE was 2 percent at threshold, 12.0 percent at target and 18.0 percent at maximum. The performance range for steel shipments was 19.9 million tons at threshold, 24.9 million tons at target and 26.2 million tons at maximum.

Target performances for our citizenship measures are based on the prior year’s performance with the safety performance measure requiring a specified improvement to reach the target performance. However, because the safety target was not achieved in 2010, the safety target for 2011 required improvement over the more difficult to achieve 2009 performance level. Meeting a citizenship measure’s target performance does not change the executive’s calculated award; however, in the case of environmental emissions, for example, failure to meet a citizenship’s measure’s target performance produces a reduction to the calculated award of up to five percent of the target award, and exceeding the target performance yields up to an additional five percent of the target award.

Short-term incentive awards are paid in cash and can range from 0 percent to 200 percent of an executive’s target award based upon actual corporate performance under the two main performance measures. If performances for the citizenship measures exceed the target performance objectives, an additional 15 percent of the target award can be earned, resulting in a maximum opportunity of 215 percent of an executive’s target award. Failure to achieve target performances for the citizenship measures could result in a maximum deduction of up to 15 percent of the target award.

Change in Pension Value & Nonqualified Deferred Compensation Earnings

The values shown under this column reflect for each executive the value of pension benefits and nonqualified deferred compensation benefits earned in the most recently completed year. The amounts shown include any enhancements to the benefits provided through letter agreements, if any, with the Corporation (for a discussion of letter agreements, see “Pension Benefits — Letter Agreements”) and exclude any benefits earned under plans of formerly affiliated companies. The present value of the accumulated benefit for each executive, reflecting all benefits earned as of December 31, 2011 by the executive under each plan and letter agreement, is reflected in the table located under “Pension Benefits.”

All Other Compensation

The components of 2011 All Other Compensation are shown in footnote 3 to the “Summary Compensation Table” and include the following:

•

Life Insurance Premiums that are paid to provide life insurance protection in lieu of basic life insurance available under the Corporation’s insurance program. Premiums are calculated based on age and the amount of coverage provided. The program is designed to pay premiums to the insurance company until the executive reaches age 62 unless the employee terminates employment prior to reaching the age and service requirements for other than a deferred vested pension. If such termination occurs, the obligation to pay premiums will end at the time employment is terminated.

•

Steel Savings Plan Contributions that are made by U. S. Steel in the form of the Corporation’s common stock to the executive’s account in the Steel Savings Plan (a federal income tax-qualified defined contribution plan also known as a “401(k) plan”) during the most recently completed fiscal year. The Steel Savings Plan is available to all non-represented, domestic employees of U. S. Steel and certain of its subsidiaries and affiliates. Enrollment is voluntary and is available after the participant attains one full calendar month of service. The plan is designed to allow employees to supplement their retirement income. Under normal circumstances, the Corporation supports the Steel Savings Plan by matching its employees’ contributions up to certain limits.

•

Under the Supplemental Savings Program, executives accrue benefits in the form of phantom shares of U. S. Steel common stock equal to the portion of the Corporation’s matching contributions to the Steel Savings Plan that cannot be provided due to the statutory limits on covered compensation and annual contributions (see discussion under “Nonqualified Deferred Compensation”).

•

Foreign Service tax gross ups and reimbursements include reimbursements, tax gross-ups and tax settlements associated with foreign service. Such foreign service benefits are reflected in the All Other Compensation numbers for named executive officers who have been employed outside of the U.S. recently.

•

The range of perquisites available to our executives include limited personal use of corporate aircraft and automobiles, dining privileges, club memberships, financial planning and tax preparation services, parking expenses, company-paid physicals, personal use of corporate properties, use of sports and entertainment tickets, matching contributions to charities, foreign service premiums, relocation expenses and, in the case of executives on foreign assignment, the services of a driver, security, housing and utilities benefits, foreign service cost of living adjustment and allowances for communications and home leave. The amounts disclosed relating to perquisites are calculated using the aggregate incremental cost. The aggregate incremental cost of the personal use of corporate aircraft is calculated using the rate per flight hour for the type of corporate aircraft used. The rates are published twice per year by a nationally recognized and independent service. The calculated incremental costs for personal flights include the costs related to all flight hours flown in connection with the personal use. The Corporation consistently applies allocation methods for flights that are not entirely either business or personal.

Not included in All Other Compensation are the values of dividends paid on restricted stock awards because these amounts are considered in determining the grant date fair market value shown under Stock Awards.

Grants of Plan-Based Awards

Executive	Plan Name (1)	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Number of Shares of Stock or Units (4) (#)	All Other Option Awards: Number of Securities Underlying Options (5) (#)	Exercise Price of Option Awards (6) ($/Share)	Closing Price on Grant Date ($/Share)	Grant Date Fair Value of Stock and Option Awards (7) ($)
			Threshold ($) (2)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
J. P. Surma	AICP	2/22/11	$529,200	$1,764,000	$3,792,600
	LTICP	5/31/2011				13,530	27,060	54,120	38,670	72,630	$45.805	$46.11	$5,314,365
G. R. Haggerty	AICP	2/22/11	$182,700	$609,000	$1,309,350
	LTICP	5/31/2011				3,130	6,260	12,520	8,950	16,810	$45.805	$46.11	$1,229,798
J. D. Garraux	AICP	2/22/11	$159,600	$532,000	$1,143,800
	LTICP	5/31/2011				3,130	6,260	12,520	8,950	16,810	$45.805	$46.11	$1,229,798
D. H. Lohr	AICP	2/22/11	$153,900	$513,000	$1,102,950
	LTICP	5/31/2011				3,130	6,260	12,520	8,950	16,810	$45.805	$46.11	$1,229,798
G. F. Babcoke	AICP	2/22/11	$149,625	$498,750	$1,072,313
	LTICP	5/31/2011				3,005	6,010	12,020	8,590	16,130	$45.805	$46.11	$1,180,355

(1)	AICP is the Executive Management Annual Incentive Compensation Program under the United States Steel Corporation 2010 Annual Incentive Compensation Plan. LTICP is the Long-Term Incentive Compensation Program under the United States Steel Corporation 2005 Stock Incentive Plan.

(2)	The calculated threshold is based upon the lowest possible payouts for return on capital employed (20% of target) and shipment tons (10% of target) for a combined threshold of 30%. However, it is possible that only one, or the other, threshold could be accomplished. Additionally, either, or both, of the citizenship goals could be accomplished or not accomplished. Therefore, a threshold calculation could involve any combination of the thresholds for the performance metrics. Also, because below target performance for citizenship measures can result in reductions to the awards, the combination of payouts for the awards theoretically could result in a payout as low as 1% of target.

(3)	Performance award grant that vests in 2014 after a three-year performance period with payout based upon the rank of our total shareholder return compared to the total shareholder returns for the companies in the peer group and that does not pay dividends or carry voting privileges.

(4)	Time-based restricted stock unit grant which vests over a three-year period (1/3 on May 31, 2012, 1/3 on May 31, 2013 and 1/3 on May 31, 2014), pays accrued dividends when the underlying restricted stock unit vests, and carries no voting privileges.

(5)	Option awards have a 10-year term and vest over a three-year period (1/3 on May 31, 2012, 1/3 on May 31, 2013 and 1/3 on May 31, 2014).

(6)	Exercise Price of Option Awards represents the fair market value (average of the high and low stock prices) on the date of grant, determined in accordance with the 2005 Stock Incentive Plan. The exercise price calculated pursuant to the plan was lower than the closing price on the date of grant.

(7)	Represents the full grant date fair market value for the equity incentive awards, stock awards and option awards, calculated in accordance with ASC 718 as described in the Form 10-K for the year ended December 31, 2011, Financial Statement Footnote 14. The grant date fair value of the performance awards includes a factor for the probable outcome for each grant.

Discussion of the

Grants of Plan Based Awards Table	Grant Date

Our equity-based awards are considered for grant by the Committee and, if approved, customarily are granted at the Committee’s May meeting. Grants are not timed in any way with the release of material non-public information. The exercise price for option awards is set at the average of the high and low stock prices on the grant date. The date of grant is the date that the Committee approves the grant unless the Committee meets on a day the market is not open, in which case the grant date is the next day the market is open.

Estimated Future Payouts Under Non-Equity Incentive Plan Awards

Our executives receive non-equity incentive compensation under our 2010 Annual Incentive Compensation Plan. For a discussion of the program, the 2011 performance measure targets and the 2011 award amounts, see “Compensation Discussion & Analysis — Elements of Executive Compensation — Short-Term Incentive Awards.” For more information regarding the program and a description of the specific performance measures, see “Summary Compensation Table — Discussion of the Summary Compensation Table — Non-Equity Incentive Plan Compensation”.

Estimated Future Payouts Under Equity Incentive Plan Awards

Under the 2005 Stock Incentive Plan, which the shareholders approved on April 27, 2010, the Committee approved the Long-Term Incentive Compensation Program, which enables executives to receive grants of options, restricted stock units, and performance awards. We have not engaged in any repricing or other material modification of any outstanding option or other equity-based award under the plan.

Performance Awards

Performance award grants were made on May 31, 2011 to all named executive officers. Vesting is performance-based and occurs, if at all, following the end of the three-year performance period (the “performance period”) on the date the Committee meets to determine the Corporation’s actual performance for the performance period. The Committee may not increase or decrease performance awards.

Stock Awards: Number of Shares of Stock

Restricted stock unit grants were made on May 31, 2011 to all named executive officers. They are time-based awards and vest over a three-year period with one-third of the granted shares vesting on May 31, 2012; an additional third of the shares vesting on May 31, 2013; and the remaining third of the shares vesting on May 31, 2014, subject in each case to continued employment on the vesting dates.

All Other Option Awards: Number of Securities

Option grants were made on May 31, 2011 to all named executive officers. The option grants are time-based, with a ten-year term, and vest over a three-year period with one-third of the granted shares vesting on May 31, 2012; an additional third of the shares vesting on May 31, 2013; and the remaining third of the shares vesting on May 31, 2014, subject in each case to continued employment on the vesting dates.

Exercise Price of Option Awards

The exercise price of option grants is the fair market value (average of the high and low stock prices) on the date of grant, in accordance with the 2005 Stock Incentive Plan. For the May 31, 2011 grant, the $45.805 exercise price was lower than the closing market price of $46.11.

Grant Date Fair Value of Stock and Option Awards

The restricted stock unit, performance award and option values included in the Grant Date Fair Value column of this table are computed in accordance with ASC 718 as described in the Form 10-K for the year ended December 31, 2011, Financial Statement Footnote 14. The restricted stock units accrue dividends at a non-preferential rate ($0.05 per share as of the last announced dividend) that are paid when the underlying restricted stock units vest. The value of these dividends is reflected in the fair market value of the restricted stock unit grant. Restricted stock units carry no voting privileges. For purpose of this calculation, the target number of performance awards is used because the grant date fair value of each performance award includes a factor predicting the probable outcome of the performance goals for the grant. The factor for the 2011 performance award grant was 1.42932, determined by a third-party using a binomial calculation.

Outstanding Equity Awards At Fiscal Year-End

		Option Awards				Stock Awards
Executive	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (1) (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (2)(#)	Market Value of Shares or Units of Stock That Have Not Vested (3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3) ($)
J. P. Surma	5/25/2004	40,000		$29.540	5/25/2012
	5/24/2005	146,500		$40.370	5/24/2013
	5/30/2006	54,400		$65.400	5/30/2016
	5/29/2007	34,000		$109.315	5/29/2017
	5/27/2008	34,620		$169.225	5/27/2018
	5/26/2009	0	0	$29.805	5/26/2019	0	$ 0	0	$ 0
	5/25/2010	29,703	59,407	$45.650	5/25/2020	31,640	$ 837,194	19,000	$502,740
	5/31/2011		72,630	$45.805	5/31/2021	38,670	$1,023,208	13,530	$358,004
G. R. Haggerty	5/25/2004	20,000		$29.540	5/25/2012
	5/24/2005	52,000		$40.370	5/24/2013
	5/30/2006	14,200		$65.400	5/30/2016
	5/29/2007	9,100		$109.315	5/29/2017
	5/27/2008	8,530		$169.225	5/27/2018
	5/26/2009	22,413	11,207	$29.805	5/26/2019	5,597	$148,097	6,225	$164,714
	5/25/2010	5,940	11,880	$45.650	5/25/2020	6,327	$167,412	3,800	$100,548
	5/31/2011		16,810	$45.805	5/31/2021	8,950	$236,817	3,130	$ 82,820
J. D. Garraux	5/30/2006	4,100		$65.400	5/30/2016
	5/29/2007	6,800		$109.315	5/29/2017
	5/27/2008	7,490		$169.225	5/27/2018
	5/26/2009	19,726	9,864	$29.805	5/26/2019	4,924	$130,289	5,480	$145,001
	5/25/2010	5,483	10,967	$45.650	5/25/2020	5,840	$154,526	3,505	$ 92,742
	5/31/2011		16,810	$45.805	5/31/2021	8,950	$236,817	3,130	$ 82,820
D. H. Lohr	5/30/2006	7,134		$65.400	5/30/2016
	5/29/2007	6,600		$109.315	5/29/2017
	5/27/2008	7,110		$169.225	5/27/2018
	5/26/2009	18,753	9,377	$29.805	5/26/2019	4,684	$123,939	5,210	$137,857
	5/25/2010	5,483	10,967	$45.650	5/25/2020	5,840	$154,526	3,505	$ 92,742
	5/31/2011		16,810	$45.805	5/31/2021	8,950	$236,817	3,130	$ 82,820
G. F. Babcoke	5/30/2006	2,100		$65.400	5/30/2016
	5/29/2007	2,667		$109.315	5/29/2017
	5/27/2008	4,910		$169.225	5/27/2018
	5/26/2009	6,723	6,724	$29.805	5/26/2019	3,357	$ 88,826	3,735	$ 98,828
	5/25/2010	3,656	7,314	$45.650	5/25/2020	3,894	$103,035	2,340	$ 61,916
	5/31/2011		16,130	$45.805	5/31/2021	8,590	$227,291	3,005	$ 79,512

(1)	Options granted in May 2011 vest over a 3-year period (1/3 on May 31, 2012, 1/3 on May 31, 2013 and 1/3 on May 31, 2014); options granted in May 2010 vest over a 3-year period (1/3 vested on May 25, 2011, 1/3 will vest on May 25, 2012 and 1/3 on May 25, 2013); and options granted in May 2009 vest over a 3-year period (1/3 vested on May 26, 2010, 1/3 vested on May 26, 2011 and 1/3 will vest on May 26, 2012), subject in each case to employment on the respective vesting dates or to pro rata vesting for retirement during the vesting period.

(2)	The 2011 restricted stock grant vests over a 3-year period (1/3 on May 31, 2012, 1/3 on May 31, 2013 and 1/3 on May 31, 2014), the 2010 restricted stock grant vests over a 3-year period (1/3 vested on May 25, 2011, 1/3 will vest on May 25, 2012 and 1/3 on May 25, 2013), and the 2009 restricted stock grant vests over a 3-year period (1/3 vested on May 26, 2010 1/3 vested on May 26, 2011 and 1/3 will vest on May 26, 2012), subject in each case to employment on the respective vesting dates or to pro rata vesting for retirement during the vesting period.

(3)	Value is based on $26.46 per share, which was the closing price of the stock on December 31, 2011.

(4)

Performance awards vest after a 3-year performance period based upon total shareholder return during the performance period relative to a group of peer companies and continued employment (pro rata vesting on the vesting date applies to retirement during the performance period, assuming the performance goals are accomplished). Using stock prices and dividends reported since the beginning of the respective performance periods, we estimate that the Corporation has performed at the 14th percentile relative to the peer group for the 2011 award, at the 7th percentile for the 2010 award, and at the 14th percentile for the 2009 award through December 31, 2011. The table above shows the number of shares corresponding to the next highest performance level (threshold, target or maximum) for each performance award grant based upon such estimated performance for the related grant.

Option Exercises and Stock Vested

During 2011, as a result of stock option exercises and the vesting of restricted stock awards and performance awards, the following shares were acquired and value realized from grants made in years prior to 2011:

	Option Awards		Stock Awards(1)
Executive	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (2) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
J. P. Surma	50,000	$1,347,995	20,224	$907,960
G. R. Haggerty	—	$—	9,844	$442,763
J. D. Garraux	—	$—	8,797	$395,627
D. H. Lohr	—	$—	8,507	$382,538
G. F. Babcoke	—	$—	5,927	$266,549

(1)	Stock Awards include the vesting of restricted stock grants during 2011.

(2)	Value before taxes and exercise costs.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (1) (#)	Present Value of Accumulated Benefit (2) ($)
J. P. Surma	Steel Pension Plan	10	$746,602
	Non Tax-Qualified Pension Plan	10	$2,983,994
	Supplemental Pension Program	10	$6,475,551
	Letter Agreement	11	$8,837,656
	Total		$19,043,803
G. R. Haggerty	Steel Pension Plan	36	$1,776,000
	Non Tax-Qualified Pension Plan	36	$2,312,270
	Supplemental Pension Program	36	$6,739,547
	Total		$10,827,817
J. D. Garraux	Steel Pension Plan	32	$1,849,979
	Non Tax-Qualified Pension Plan	32	$1,554,103
	Supplemental Pension Program	32	$4,598,824
	Total		$8,002,906
D. H. Lohr	Steel Pension Plan	38	$2,031,767
	Non Tax-Qualified Pension Plan	38	$1,896,824
	Supplemental Pension Program	38	$5,742,266
	Total		$9,670,857
G. F. Babcoke	Steel Pension Plan	32	$1,458,945
	Non Tax-Qualified Pension Plan	32	$1,051,635
	Supplemental Pension Program	32	$3,190,402
	Letter Agreement	4	$562,183
	Total		$6,263,165

(1)	Service shown represents credited service years (rounded) used to calculate accrued benefits as of December 31, 2011. In the case of Mr. Surma’s Letter Agreement, 11 years is U. S. Steel’s portion of the 15 year supplement. For a discussion of the terms of the Letter Agreement with Mr. Surma see “Letter Agreements” below.

(2)	Accumulated benefit at December 31, 2011.

General Comments on Calculation of Accumulated Pension Benefits

The present value of accumulated benefits is calculated using the assumptions used for the Corporation’s annual financial reporting, except that retirement age is assumed to be the normal retirement age for the respective plans. Key assumptions used for the calculations in this table and in the Summary Compensation Table include a 4.5% discount rate for the 2011 calculations (5.0% for 2010 and 5.5% for 2009); a lump sum rate assumption of 3.0% for 2011 (3.0% for 2010 and 4% for 2009) assuming the Section 417(e) minimum was not applicable; a 100 percent lump sum benefit election for all plans; and unreduced benefit ages, which at December 31, 2011, are age 62 for the Steel Pension Plan and age 60 for the Non Tax-Qualified Pension Plan and the Supplemental Pension Program.

Steel Pension Plan

General Description of the Steel Pension Plan As Applicable to Non-Represented Employees

The United States Steel Corporation Plan for Employee Pension Benefits, Revision of 2003 (“Steel Pension Plan”) provides defined benefits for substantially all non-represented, domestic employees who were hired before July 1, 2003. The Steel Pension Plan is designed to provide eligible employees with replacement income during retirement. The two primary benefits provided to non-represented employees are based on final earnings (the “Final Earnings Benefit”) and career earnings (the “Career Earnings Benefit”) formulas. Benefits may be paid as an actuarially determined lump sum in lieu of monthly pensions. The Internal Revenue Code (the “Code”) limits the amount of pension benefits to be paid from federal income tax-qualified pension plans.

The Final Earnings Benefit component is based on a formula using a specified percentage (dependent on years of service) of average monthly earnings which is determined from the five consecutive 12-month calculation periods in which the employee’s aggregate earnings were the highest during the last ten 12-month calculation periods of continuous service prior to retirement. Incentive compensation is not considered when determining average monthly earnings. Eligibility for an unreduced Final Earnings Benefit under the Steel Pension Plan is based on attaining at least 30 years of credited service or at least age 62 with 15 years of credited service. In addition to years of service and earnings while employed by U. S. Steel, service and earnings for certain purposes include those accrued while working for certain affiliated companies. All named executive officers, with the exception of Mr. Surma, are eligible for an unreduced early retirement pension under the Final Earnings Benefit component. Mr. Surma is eligible for a deferred vested Final Earnings Benefit that is subject to reduction based on his age as of the commencement of the pension payments. If Mr. Surma had retired on December 31, 2011, his Final Earnings Benefit would have been reduced by 48.4 percent.

The annual normal retirement benefit under the Career Earnings Benefit component is equal to 1.3 percent of total career earnings. Incentive compensation is not considered when determining total career earnings. Career Earnings Benefits commenced prior to attaining normal retirement or age 62 with 15 years of service, but after attaining age 58, are subject to an early commencement reduction equal to one-quarter of one percent for each month the commencement of pension payments precedes the month in which the participant attains the age of 62 years and one month. Career Earnings Benefits commenced prior to attaining age 58 are based on 1.0 percent of total career earnings and subject to a larger early commencement reduction. With respect to the Career Earnings Benefit, Mrs. Haggerty, Mr. Lohr, Mr. Garraux, and Mr. Babcoke, each with at least 30 years of credited service, are eligible for early retirement; however, because Mrs. Haggerty and Mr. Babcoke have not attained the age of 58, their annual Career Earnings Benefits are equal to 1.0 percent (versus 1.3 percent) of their respective total career earnings. Additionally,

Mrs. Haggerty’s, Mr. Lohr’s, Mr. Garraux’s and Mr. Babcoke’s Career Earnings Benefits are subject to reduction based on their ages as of the commencement of the pension payments. If they had retired on December 31, 2011, Mrs. Haggerty’s annual Career Earnings Benefit would have been reduced by 37.1 percent, Mr. Lohr’s annual Career Earnings Benefit would have been reduced by 11.8 percent, Mr. Garraux’s annual Career Earnings Benefit would have been reduced by 9.0 percent, and Mr. Babcoke’s annual Career Earnings Benefit would have been reduced by 44.5 percent. Mr. Surma is eligible for a deferred vested Career Earnings Benefit, based on 1.3 percent of his total career earnings, that is subject to reduction based on his age as of the commencement of pension payments. If Mr. Surma had retired on December 31, 2011, his annual Career Earnings Benefit would have been reduced by 48.4 percent.

Benefits accrued for each executive for the purpose of calculating both the Final Earnings and Career Earnings Benefits are limited to the executive’s unreduced base salary and foreign service premium, if any. The “Present Value of the Accumulated Benefit” under the Steel Pension Plan for each executive is reflected in the table located under “Pension Benefits.”

Steel Pension Plan Calculation Assumptions

The present value of accumulated benefit obligations represents the actuarial value of benefits earned to date by the executives under the Steel Pension Plan. Assumptions used in the calculations include an unreduced benefit age of 62, the election of a lump sum option, and estimated career earnings and final average earnings as of December 31, 2011. Estimated final average earnings were developed based on the average of the actual monthly salaries paid in the highest five consecutive twelve month periods during the ten years preceding December 31, 2011. The salary amounts include base salary, excluding incentive compensation. For these calculations, the executive’s unreduced base salary is used to the extent necessary to avoid the adverse effects of the temporary reduction in base salary that was effective between July 1, 2009 and July 1, 2010. The number of years of credited service in the Pension Benefits table shows the number of years earned and used to calculate the accrued benefits reported as of December 31, 2011. Other key actuarial assumptions regarding the calculations are identified above under “General Comments on Calculation of Accumulated Pension Benefits.”

Non Tax-Qualified Pension Plan

General Description of the Plan

The purpose of the United States Steel Corporation Non Tax-Qualified Pension Plan is to compensate individuals for the loss of benefits under the Steel Pension Plan that occur due to certain limits established or required under the Code. The amount payable under the Non Tax-Qualified Pension Plan is equal to the difference between the benefits the executive actually receives under the Steel Pension Plan and the benefits that the executive would have received under the Steel Pension Plan except for the limitations imposed by the Code.

Benefits paid under the Non Tax-Qualified Pension Plan are in the form of an actuarially determined lump sum distribution of both the benefits payable to the executive and the benefits payable to the surviving spouse and/or other survivor upon the named executive’s termination of employment.

Non Tax-Qualified Calculation Assumptions

The present value of accumulated benefit obligations represents the actuarial value of benefits earned to date by the executives under the Non Tax-Qualified Pension Plan and was based on the same provisions and eligibility status as determined under the Steel Pension Plan. Assumptions used in the calculations include an unreduced benefit age of 60, the election of a lump sum option, and estimated career earnings and final average earnings as of December 31, 2011. Other key actuarial assumptions regarding the calculations are identified above under “General Comments on Calculation of Accumulated Pension Benefits.” Both Mr. Surma and Mr. Babcoke have letter agreements with the Corporation that supplement their pension benefits under this Plan.

Supplemental Pension Program

General Description of the Program

The purpose of the United States Steel Corporation Executive Management Supplemental Pension Program is to provide a pension benefit for executives and certain non-executives who participate in our Steel Pension Plan (see “Compensation Discussion & Analysis — Elements of Executive Compensation — Retirement Benefits — Qualified Plans”) with respect to compensation paid under the short-term incentive compensation plans of the Corporation, its subsidiaries, and its joint ventures.

Executives with at least 15 years of continuous service become eligible to receive a benefit under the Supplemental Pension Program at retirement or termination of employment. Benefits will not be payable under the Supplemental Pension Program with respect to an executive who (a) terminates employment prior to age 60 or (b) terminates employment within 36 months of the date coverage under the Supplemental Pension Program begins (when coverage begins after July 31, 2006), unless the Corporation consents to the termination; provided, however, such consent is not required for terminations because of death or involuntary termination, other than for cause.

An executive’s average earnings are used to calculate the benefit under the Supplemental Pension Program and are defined as the average monthly earnings derived from the total short-term incentives (described as Non-Equity Incentive Plan Compensation in the Summary Compensation Table) paid or credited to the executive under the 2005 Annual Incentive Compensation Plan (and/or under similar incentive plans or under profit sharing plans, if the employing entity has a profit sharing plan rather than an incentive plan) with respect to the three calendar years for which total short-term incentive payments were the highest out of the last ten consecutive calendar years prior to the executive’s termination. Short-term incentive payments payable for the calendar year in which termination occurs would be considered if such payment produces average earnings greater than that determined at termination. Benefits are paid as an actuarially determined lump sum. Such lump sum cannot be less than the lump sum value determined using the executive’s highest monthly accrued benefit under the Program.

Supplemental Pension Program Calculation Assumptions

The present value of accumulated benefit obligations represents the actuarial value of benefits earned to date by the executives under the Supplemental Pension Program. Assumptions used in the calculations include a normal retirement age of 60, a lump sum payment, and average earnings as of December 31, 2011 (includes 2011 incentive compensation paid in 2012). Other key actuarial assumptions regarding the calculations are identified above under “General Comments on Calculation of Accumulated Pension Benefits.” Credited service under the Supplemental Pension Program is the same as under the Steel Pension Plan. Both Mr. Surma and Mr. Babcoke have a letter agreement with the Corporation which supplements their pension benefits under this Program.

Letter Agreements

When Mr. Surma joined USX Corporation as an employee of Marathon in 1997, he was provided certain pension benefits in an employment agreement. U. S. Steel partially assumed the obligation for this employment agreement and has since restated the obligation under its own agreement with Mr. Surma, without changing the obligation, in order to comply with the requirements of Internal Revenue Code Section 409A. The supplemental pension benefits assumed by U. S. Steel consist of the difference between (1) Mr. Surma’s pension benefits determined using incremental service under the Steel Pension Plan, the Non Tax-Qualified Pension Plan, and the Supplemental Pension Program, and (2) his actual pension benefits under the Steel Pension Plan, the Non Tax-Qualified Pension Plan, and the Supplemental Pension Program determined using his actual accrued service. Mr. Surma’s enhanced pension benefits are determined by increasing the service he actually accrues under such plans by (a) 15 years for the purpose of computing his benefit eligibility and vesting and (b) a number of years equal to the product of 15 multiplied by the ratio of his actual accrued service under the Steel Pension Plan to his actual accrued service under both the Steel and Marathon Pension plans for the purpose of calculating his pension benefits (11 years) as of December 31, 2011. The pension benefits, so calculated, would be paid by the Corporation to Mr. Surma in accordance with the formulas of the applicable plans upon his retirement or, in the event of his death before retirement, to his surviving spouse or, if there is no surviving spouse, to his estate.

On May 1, 2005, U. S. Steel entered into an agreement providing that Mr. Babcoke be made whole upon retirement for any reduction in retirement benefits that he may realize as a result of his employment with USS/Kobe Steel Company (“USS/Kobe” — a joint venture of U. S. Steel and Kobe Steel), and its successor, Republic Technologies International, LLC (“RTI”) in an amount calculated as if this period of employment was covered under the U. S. Steel retirement plans. Mr. Babcoke was covered under the retirement benefit programs of USS/Kobe and RTI during the time he was employed by them. The amount payable at retirement by U. S Steel to Mr. Babcoke under this agreement is calculated as if his period of employment by USS/Kobe and RTI was covered under the U. S. Steel retirement plans, offset by the retirement benefits that he receives from USS/Kobe and RTI, as increased by interest from the date of distribution to his U. S. Steel retirement date. The agreement was amended in 2007 to comply with Section 409A of the Internal Revenue Code.

Nonqualified Deferred Compensation

Under the Supplemental Savings Program, executives accrue benefits in the form of phantom shares of U. S. Steel common stock equal to the portion of the company matching contributions to the Steel Savings Plan that cannot be provided due to the statutory limits on covered compensation (which limit was $245,000 in 2011) and combined company and individual annual contributions (which limit was $49,000 in 2011). In the aggregate, the benefit accruals under the Supplemental Savings Program and the matching contributions under the Steel Savings Plan may equal up to 6 percent of the executive’s eligible base salary.

An executive receives a lump sum distribution of the benefits payable under this program upon his or her (a) termination of employment with five or more years of continuous service, (b) termination of employment, prior to attaining five years of continuous service, with the consent of the Corporation, or (c) pre-retirement death. Shown in the table below are the accruals under this plan for 2011.

Executive	2011 Company Contributions/ Accruals (1)	2011 Aggregate Earnings (2)	2011 Year-End Aggregate Balance
J. P. Surma	$61,450	$(266,979)	$278,039
G. R. Haggerty	$21,360	$(123,499)	$199,564
J. D. Garraux	$18,150	$(36,106)	$46,398
D. H. Lohr	$17,705	$(61,680)	$67,269
G. F. Babcoke	$16,200	$(32,852)	$42,479

(1)	Accruals are included in the All Other Compensation column of the Summary Compensation Table (See footnote 3 to that table for detail.) Accruals in prior years have been reported under All Other Compensation in the Summary Compensation Table.

(2)	Determined by taking the balance at the end of 2011, less 2011 accruals, less the balance at the beginning of 2011. Includes dividend equivalents. The reduction in earnings is attributable to the reduction in U.S. Steel’s stock price in 2011.

Potential Payments Upon Termination or Change in Control

The compensation and benefits payable to our executives upon termination vary depending upon the event triggering the termination and the executive’s relevant employment facts at the time of termination. For purposes of the tables and discussions below, we have assumed the following termination scenarios (the column references are to the columns in the tables that follow):

Termination Scenarios	Voluntary Termination (with Consent) or Retirement — (Column A)

This termination scenario assumes retirement pursuant to a retirement plan. Benefits under the Supplemental Pension Program are not payable to an executive who voluntarily terminates employment prior to age 60, unless the Corporation consents to such termination. We have assumed the Corporation’s consent to retire prior to age 60 under this scenario; however, the Corporation usually reserves its consent for an executive who has served the Corporation well, is not leaving for an opportunity at another company, and is not leaving prior to the development of his or her successor.

Respecting long-term incentives, the Committee has discretion to terminate unvested awards upon termination and certain vested option awards if the executive retires before the age of 65. While the Committee always reserves its right to decide these matters on a case-by-case basis, its practice has been to prorate the vesting of the shares scheduled to vest during the current vesting period for time served during the current vesting period (for example, in the case of stock options and restricted stock units, seven months worked during the twelve-month vesting period from June 2011 to May 2012 would result in a vesting of seven-twelfths of the number of shares scheduled to vest in May 2012, with no such pro rata vesting for the shares scheduled to vest after May 2012). Given our assumption under this scenario that the Committee has consented to the executive’s retirement, the pro rata vesting discussed above has been applied to the calculations in the table below.

Voluntary Termination (Without Consent) or Involuntary Termination (for Cause)—(Column B)

This termination scenario assumes that U. S. Steel does not consent to an executive’s voluntary termination of his or her employment prior to age 60, or that U. S. Steel terminates the executive’s employment for cause. Under these conditions, the Committee is not likely to exercise any discretion that it may have in favor of the executive.

Involuntary Termination (Not for Cause) — (Column C)

Events that could cause U. S. Steel to terminate an executive’s employment involuntarily, not for cause, include the curtailment of certain lines of business or a facility shutdown where the executive’s services are no longer required due to business conditions or an organizational realignment. Prior to the involuntary termination, the executive may be eligible for benefits under our Layoff Benefit Program for Non-Union Employees, which may include the payment of a percentage of base salary, basic life and health insurance and creditable service toward pension while on layoff. For purposes of determining the vesting of equity awards upon termination, we have assumed the executive would be terminated on the first anniversary of his or her layoff (that is, December 31, 2012).

Change in Control and Termination — (Column D)

All of U. S. Steel’s executives have severance agreements, or “change in control agreements.” In addition to the benefits paid pursuant to the severance agreements, all long-term incentive awards would vest upon a change in control and a termination and benefits would be paid according to each benefit plan’s provisions following the termination of an executive’s employment in connection with a change in control.

The severance agreements expire on December 31, 2013; however, unless notice to the contrary is given to the executive by the Corporation not later than September 1 of each year, his or her agreement would automatically be extended for one year. The agreements are automatically extended for 24 months in the event of a Change in Control (defined below). The following discussion describes the events and circumstances that would trigger payments under the change in control agreements.

Generally, payments are triggered upon the occurrence of both a change in control of the Corporation and termination of the executive’s employment by the Corporation for other than cause. Under the agreements, each executive agrees to remain in the employ of the Corporation until the earlier of (i) a date three months after a Change in Control and (ii) a date six months after a Potential Change in Control (defined below). There is a Good Reason (defined below) termination exception to the contract; however, in order for the Corporation to be obligated to pay the benefits under the contract, all Good Reason terminations must also involve an actual Change in Control (if the Good Reason termination occurs prior to a Change in Control, the change in control must be a 409A Change in Control; see definition below).

Following a Change in Control, if there is a termination by the Corporation (other than for cause or disability) or by the executive for Good Reason, the executive is entitled to the following benefits, most of which are discussed under “Discussion of Compensation Elements,” below:

•	Accrued compensation and benefits;

•	Cash severance;

•	Supplemental retirement benefit;

•	Active medical;

•	Outplacement services;

•	Excise tax gross up (not available to Mr. Surma and executives approved to participate after July 1, 2011);

•	Supplemental Savings Benefit — equal to the unvested portion of the Corporation’s contributions to the executive under the tax-qualified and non tax-qualified savings plans; and

•

Legal fees — reimbursement for legal fees incurred as a result of termination of employment and incurred in contesting or disputing such termination or seeking to enforce any right or benefit under the agreement or in connection with any tax audit relating to IRC sections 4999 (excise taxes) or 409A (deferred compensation).

A “Good Reason” termination involves a voluntary termination following any of these events:

•	An executive is assigned duties inconsistent with his or her position;

•	Reduction in base salary;

•	Relocation in excess of 50 miles from the executive’s current work location;

•

Failure to continue all of the Corporation’s employee benefit, incentive compensation, bonus, stock option and stock award plans, programs, policies, practices or arrangements in which the executive participates or failure of the

Corporation to continue the executive’s participation therein at amounts and levels relative to other participants;

•	Failure of the Corporation to obtain agreement from any successor to the Corporation to assume and perform the agreement; or

•

Any termination that is not effected pursuant to a Notice of Termination (a Notice of Termination is to be given by the Corporation in connection with any termination for cause or disability and the executive must give a notice of termination in connection with a termination for good reason).

A “Change in Control” happens under the agreements if any of the following occurs:

•	A person (defined to include individuals, corporations, partnerships, etc.) acquires 20 percent or more of the voting power of the Corporation;

•	A merger occurs involving the Corporation except (a) a merger with at least a majority of continuing directors or (b) a merger involving a division, business unit or subsidiary;

•	A change in the majority of the Board of Directors;

•	A sale of all or substantially all of the assets of the Corporation; or

•	Shareholder approval of a plan of complete liquidation.

A “Potential Change in Control” occurs if:

•	The Corporation enters into an agreement that would result in a Change in Control;

•	A person acquires 15 percent or more of the voting power of the Corporation;

•	There is a public announcement by any person of intentions that, if consummated, would result in a Change in Control; or

•	The Corporation’s Board of Directors passes a resolution stating that a Potential Change in Control has occurred.

A “409A Change in Control” is similar to a Change in Control except that it meets the Section 409A requirements. The main difference between the two definitions is that a 409A Change in Control requires a person to acquire 30 percent of the total voting power of the Corporation’s stock, while a Change in Control requires a person to acquire 20 percent of the total voting power of the Corporation’s stock. A 409A Change in Control must occur prior to any payment in the event the termination precedes the Change in Control. In other words, payments under the change in control agreement are due to the executive following a 409A Change in Control if:

•	There is an involuntary termination by the Corporation (other than for cause or disability) or a voluntary termination by the executive for Good Reason;

•	The executive reasonably demonstrates that an Applicable Event (defined below) has occurred; and

•	A 409A Change in Control occurs within twenty-four months following the termination.

An “Applicable Event” (a term used for various purposes, including defining points at which compensation amounts and periods are measured) means a Change in Control, Potential Change in Control or actions of a third party who has taken steps reasonably calculated to effect a Change in Control.

To the extent required by Section 409A of the Internal Revenue Code, payments would be delayed at least six months following the applicable reference date.

As mentioned above, a “double trigger” must occur prior to the Corporation incurring any liability under the change in control agreements; that is, for there to be payments under the change in control agreements, both of the following must occur: (i) a termination and (ii) a Change in Control (or, in some cases, a 409A Change in Control).

Disability — (Column E)

Employees with at least 15 years of continuous service who become totally and permanently disabled prior to age 65 are eligible for termination of employment under a permanent incapacity pension (see “Discussion of Compensation Elements — Steel Pension Plan” and “ — Non Tax-Qualified Pension Plan,” below). The criteria for a disability termination under the Long-Term Incentive Compensation Program are the same as for a disability termination under Section 409A of the Internal Revenue Code.

Death — (Column F)

If an employee with at least 15 years of service dies while actively employed, benefits under U. S. Steel’s qualified and non-qualified plans are calculated as if the employee had retired on the date of his or her death (see “Discussion of Compensation Elements — Steel Pension Plan” and “Discussion of Compensation Elements — Non Tax-Qualified Pension Plan” below).

Potential Payments Upon Termination Tables	Below are tables developed using the above termination scenarios and an estimation of the amounts that would be payable to each named executive officer under the relevant scenario. A discussion of each of the types of compensation follows the tables (see “Discussion of Compensation Elements”). The estimated present values of the benefits provided to the named executives under each of these termination scenarios by the Corporation, the Qualified Pension Programs, or the Non-Qualified Pension Programs are shown using the following assumptions:

1.	Unless otherwise noted, the tables reflect amounts that would have been payable (subject to section 409A restrictions) at, following, or in connection with a termination of employment, with the triggering event occurring on December 31, 2011;

2.	The stock price used for valuation purposes for the long-term incentive awards was the closing stock price on December 31, 2011, which was $26.46;

3.	The normal life expectancy obtained from the 1971 Group Annuity Mortality Tables, or, for a permanent incapacity type of pension, life expectancy obtained from the Disabled Life Expectancy Tables (wages and salaried) based on U. S. Steel experience, made gender neutral on a nine to one male/female ratio; and

4.	The December 31, 2011 Pension Benefit Guaranty Corporation interest rate of 1.25% was used to determine 2011 lump sum payment amounts.

		A	B	C	D	E	F
Executive	Component	Voluntary Termination (with Consent) or Retirement (1)	Voluntary Termination (Without Consent) or Involuntary Termination (For Cause)	Involuntary Termination (Not for Cause) (2)	Change in Control and Termination	Disability (3)	Death
J. P. Surma	Severance, Short- & Long-Term Compensation Elements
	Cash Severance	$—	$—	$535,500	$9,072,000	$—	$—
	Short-Term Incentive	$901,000	$—	$—	$—	$901,000	$901,000
	Long-Term Incentive:
	Stock Options (Unexercisable) (4)	$—	$—	$—	$—	$—	$—
	Restricted Stock (Awards/Units) (4)	$443,139	$—	$—	$1,860,403	$1,860,403	$1,860,403
	Performance Stock Award (5)	$669,894	$—	$669,894	$1,721,488	$502,740	$502,740

	SubTotal	$2,014,033	$—	$1,205,394	$12,653,890	$3,264,143	$3,264,143

	Benefits
	Steel Pension Plan	$564,604	$564,604	$1,171,711	$564,604	$913,124	$611,039
	Non Tax-Qualified Pension Plan	$2,060,886	$2,060,886	$4,624,431	$2,060,886	$3,794,936	$2,088,976
	Supplemental Pension Program	$—	$—	$9,971,172	$—	$8,241,895	$—
	Supplemental Savings Program	$278,039	$278,039	$278,039	$278,039	$278,039	$278,039
	Letter Agreement	$21,071,503	$11,733,963	$12,528,312	$21,071,503	$10,793,096	$18,057,406
	Universal Life Insurance Protection	$—	$—	$—	$93,147	$93,147	$2,470,000
	Active Medical	$—	$—	$—	$39,165	$—	$—
	Supplemental Retirement Benefit (6)	$—	$—	$—	$7,918,934	$—	$—
	Outplacement Services	N/A	N/A	N/A	$15,000	N/A	N/A
	Excise Tax Gross-Up	N/A	N/A	N/A	$0	N/A	N/A

	SubTotal	$23,975,032	$14,637,492	$28,573,665	$32,041,278	$24,114,237	$23,505,460

	TOTAL	$25,989,065	$14,637,492	$29,779,059	$44,695,168	$27,378,380	$26,769,603

		A	B	C	D	E	F
Executive	Component	Voluntary Termination (with Consent) or Retirement (1)	Voluntary Termination (Without Consent) or Involuntary Termination (For Cause)	Involuntary Termination (Not for Cause) (2)	Change in Control and Termination	Disability (3)	Death
G. R. Haggerty	Severance, Short- & Long-Term Compensation Elements
	Cash Severance	$—	$—	$365,400	$3,654,000	$—	$—
	Short-Term Incentive	$310,000	$—	$—	$—	$310,000	$310,000
	Long-Term Incentive:
	Stock Options (Unexercisable) (4)	$—	$—	$—	$—	$—	$—
	Restricted Stock (Awards/Units) (4)	$181,258	$—	$—	$552,308	$552,308	$552,308
	Performance Stock Award (5)	$422,015	$—	$138,342	$696,163	$429,975	$429,975

	SubTotal	$913,273	$—	$503,742	$4,902,471	$1,292,283	$1,292,283

	Benefits
	Steel Pension Plan	$1,814,474	$1,814,474	$1,959,779	$1,814,474	$1,900,406	$1,626,599
	Non Tax-Qualified Pension Plan	$4,301,895	$4,301,895	$4,944,007	$4,301,895	$3,849,756	$3,883,749
	Supplemental Pension Program	$11,074,671	$—	$11,051,007	$11,074,671	$9,216,348	$9,818,076
	Supplemental Savings Program	$199,564	$199,564	$199,564	$199,564	$199,564	$199,564
	Universal Life Insurance Protection	$65,370	$65,370	$65,370	$65,370	$65,370	$1,120,000
	Active Medical	$—	$—	$—	$41,085	$—	$—
	Supplemental Retirement Benefit (6)	$—	$—	$—	$2,680,636	$—	$—
	Outplacement Services	N/A	N/A	N/A	$15,000	N/A	N/A
	Excise Tax Gross-Up	N/A	N/A	N/A	$0	N/A	N/A

	SubTotal	$17,455,974	$6,381,303	$18,219,727	$20,192,695	$15,231,444	$16,647,988

	TOTAL	$18,369,247	$6,381,303	$18,723,469	$25,095,166	$16,523,727	$17,940,271

		A	B	C	D	E	F
Executive	Component	Voluntary Termination (with Consent) or Retirement (1)	Voluntary Termination (Without Consent) or Involuntary Termination (For Cause)	Involuntary Termination (Not for Cause) (2)	Change in Control and Termination	Disability (3)	Death
J. D. Garraux	Severance, Short- & Long-Term Compensation Elements
	Cash Severance	$—	$—	$322,002	$3,276,000	$—	$—
	Short-Term Incentive	$280,000	$—	$—	$—	$280,000	$280,000
	Long-Term Incentive:
	Stock Options (Unexercisable) (4)	$—	$—	$—	$—	$—	$—
	Restricted Stock (Awards/Units) (4)	$167,110	$—	$—	$521,615	$521,615	$521,615
	Performance Stock Award (5)	$379,826	$—	$130,102	$641,126	$382,744	$382,744

	SubTotal	$826,936	$—	$452,105	$4,438,741	$1,184,359	$1,184,359

	Benefits
	Steel Pension Plan	$2,057,754	$2,057,754	$2,226,337	$2,057,754	$2,158,367	$1,656,877
	Non Tax-Qualified Pension Plan	$3,024,474	$3,024,474	$2,880,880	$3,024,474	$2,303,646	$2,632,931
	Supplemental Pension Program	$6,300,012	$—	$6,306,909	$6,300,012	$6,304,289	$5,114,659
	Supplemental Savings Program	$46,398	$46,398	$46,398	$46,398	$46,398	$46,398
	Universal Life Insurance Protection	$46,315	$46,315	$46,315	$46,315	$46,315	$1,000,000
	Active Medical	$—	$—	$—	$35,853	$—	$—
	Supplemental Retirement Benefit (6)	$—	$—	$—	$1,805,172	$—	$—
	Outplacement Services	N/A	N/A	N/A	$15,000	N/A	N/A
	Excise Tax Gross-Up	N/A	N/A	N/A	$2,658,494	N/A	N/A

	SubTotal	$11,474,953	$5,174,941	$11,506,839	$15,989,472	$10,859,015	$10,450,865

	TOTAL	$12,301,889	$5,174,941	$11,958,944	$20,428,213	$12,043,374	$11,635,224

		A	B	C	D	E	F
Executive	Component	Voluntary Termination (with Consent) or Retirement (1)	Voluntary Termination (Without Consent) or Involuntary Termination (For Cause)	Involuntary Termination (Not for Cause) (2)	Change in Control and Termination	Disability (3)	Death
D.H. Lohr	Severance, Short- & Long-Term Compensation Elements
	Cash Severance	$—	$—	$324,007	$3,159,000	$—	$—
	Short-Term Incentive	$264,000	$—	$—	$—	$264,000	$264,000
	Long-Term Incentive:
	Stock Options (Unexercisable) (4)	$—	$—	$—	$—	$—	$—
	Restricted Stock (Awards/Units) (4)	$163,405	$—	$—	$515,264	$515,264	$515,264
	Performance Stock Award (5)	$367,522	$—	$130,102	$626,837	$368,456	$368,456

	SubTotal	$794,927	$—	$454,110	$4,301,102	$1,147,720	$1,147,720

	Benefits
	Steel Pension Plan	$1,976,607	$1,976,607	$2,136,082	$1,976,607	$2,071,745	$1,675,341
	Non Tax-Qualified Pension Plan	$3,931,945	$3,931,945	$3,779,301	$3,931,945	$2,936,798	$3,480,577
	Supplemental Pension Program	$8,100,200	$—	$8,068,142	$8,100,200	$6,909,809	$6,886,682
	Supplemental Savings Program	$67,269	$67,269	$67,269	$67,269	$67,269	$67,269
	Universal Life Insurance Protection	$48,515	$48,515	$48,515	$48,515	$48,515	$960,000
	Active Medical	$—	$—	$—	$43,029	$—	$—
	Supplemental Retirement Benefit (6)	$—	$—	$—	$1,740,600	$—	$—
	Outplacement Services	N/A	N/A	N/A	$15,000	N/A	N/A
	Excise Tax Gross-Up	N/A	N/A	N/A	$2,175,393	N/A	N/A

	SubTotal	$14,124,536	$6,024,336	$14,099,309	$18,098,558	$12,034,136	$13,069,869

	TOTAL	$14,919,463	$6,024,336	$14,553,419	$22,399,660	$13,181,856	$14,217,589

		A	B	C	D	E	F
Executive	Component	Voluntary Termination (with Consent) or Retirement (1)	Voluntary Termination (Without Consent) or Involuntary Termination (For Cause)	Involuntary Termination (Not for Cause) (2)	Change in Control and Termination	Disability (3)	Death
G. F. Babcoke	Severance, Short- & Long-Term Compensation Elements
	Cash Severance	$—	$—	$315,000	$3,071,250	$—	$—
	Short-Term Incentive	$250,000	$—	$—	$—	$250,000	$250,000
	Long-Term Incentive:
	Stock Options (Unexercisable) (4)	$—	$—	$—	$—	$—	$—
	Restricted Stock (Awards/Units) (4)	$126,053	$—	$—	$419,126	$419,126	$419,126
	Performance Stock Award (5)	$266,482	$—	$96,278	$480,514	$259,573	$259,573

	SubTotal	$642,534	$—	$411,278	$3,970,890	$928,699	$928,699

	Benefits
	Steel Pension Plan	$1,659,077	$1,659,077	$1,747,118	$1,659,077	$1,695,666	$1,495,948
	Non Tax-Qualified Pension Plan	$2,437,960	$2,437,960	$2,874,333	$2,437,960	$2,129,469	$2,234,558
	Supplemental Pension Program	$5,428,690	$—	$5,441,410	$5,428,690	$5,031,056	$5,411,758
	Supplemental Savings Program	$42,479	$42,479	$42,479	$42,479	$42,479	$42,479
	Letter Agreement	$1,115,016	$463,640	$1,149,392	$1,115,016	$972,645	$985,081
	Universal Life Insurance Protection	$76,690	$76,690	$76,690	$76,690	$76,690	$940,000
	Active Medical	$—	$—	$—	$37,797	$—	$—
	Supplemental Retirement Benefit (6)	$—	$—	$—	$2,492,229	$—	$—
	Outplacement Services	N/A	N/A	N/A	$15,000	N/A	N/A
	Excise Tax Gross-Up	N/A	N/A	N/A	$2,665,732	N/A	N/A

	SubTotal	$10,759,912	$4,679,846	$11,331,422	$15,970,670	$9,948,005	$11,109,824

	TOTAL	$11,402,446	$4,679,846	$11,742,700	$19,941,560	$10,876,704	$12,038,523

(1)	The term “with Consent” means consent with respect to each component of pay. This termination scenario typically involves retirement pursuant to a retirement plan.

(2)	Cash severance benefits would be paid during the layoff period. All other amounts become payable on December 31, 2012, after a 1-year period of layoff.

(3)	All benefits amounts would become payable on May 31, 2012 under a permanent incapacity or a deferred vested pension, 5 months following a disabling event that occurred on December 31, 2011.

(4)	With the May grant dates and the pro rata vesting on each grant date anniversary, there are seven months (June through December) counted toward service for the unvested portion of the stock option, restricted stock unit and restricted stock awards under certain termination events. The stock option and restricted stock unit awards would vest at a rate of 7/36ths (June through December) except in the cases of (i) a change in control event and a termination or a disability or death event, which would cause all unvested awards to vest, or (ii) a voluntary without consent or involuntary termination event, which would cause all unvested awards to be forfeited.

(5)	Assumes payout at target for the 2011, 2010 and 2009 performance award grants. The following are the possible vesting outcomes for the awards: (i) the performance goals are determined in the event of a change in control and termination (Column D) based upon performance through the abbreviated performance period ending December 31, 2011 and the performance shares vest immediately in the case of a termination that is not for cause and is not voluntary absent good reason (ii) all shares are assumed to be forfeited in the event of a voluntary termination without consent or an involuntary termination (Columns B and C), (iii) none of the 2011 grant, 1/2 of the 2010 grant and all of the 2009 grant (subject, in both cases, to satisfaction of the performance goals) would vest in the event of a death or disability (Columns E and F) and (iv) 7/36ths of the 2011 grant (June through December), 19/36ths of the 2010 grant (12 months in 2011 and 7 months in 2010) and 31/36ths of the 2009 grant (12 months in 2011, 12 months in 2010 and 7 months in 2009) are assumed to vest on the vesting date for all other termination events (Column A).

(6)	Each participant’s age and service is increased by three years for non tax-qualified benefits purposes.

Discussion of Compensation Elements	Cash Severance

No cash severance payments are made with respect to an executive’s termination of employment due to voluntary termination (with consent or retirement) (Column A), voluntary termination (without consent) or involuntary termination for cause (Column B), disability (Column E) or death (Column F).

Under our broad-based layoff benefit plan covering most non-represented employees, monthly layoff benefits are payable to executives for up to 12 months (depending on length of service) while on layoff in the event of an involuntary termination not for cause (Column C).

Cash severance is one of the payments made to executives under the change in control agreements in the event of a termination in connection with a change in control (Column D) (see “Terminations Scenarios — Change in Control and Termination” above). Under the agreements with our named executive officers, payment would be made in a lump sum amount equal to three times the sum of (a) base salary and (b) the current target under the short-term incentive compensation program (or, if higher than the target, the average short-term incentive compensation for the prior three years).

Short-Term Incentive

Following a voluntary termination with the Committee’s consent or a retirement pursuant to a retirement plan (Column A), a disability (Column E), or death (Column F), an executive would be entitled to receive a short-term incentive award if (a) the relevant performance goals are achieved, (b) the executive is employed for at least six months during the performance period, and (c) the Committee does not exercise its discretion to reduce or eliminate the award.

If an executive’s employment terminates voluntarily without the Committee’s consent or involuntarily (Columns B and C), regardless of whether the termination is for cause or not for cause, no short-term incentive award is payable.

Because the cash severance payment, discussed above, includes a multiple of the target short-term incentive, no payments are made pursuant to the short-term incentive program in the event of a change in control (Column D).

Stock Options

Following a voluntary termination with the Committee’s consent or a retirement pursuant to a retirement plan (Column A), a prorated number of an executive’s unvested stock options would vest based on the number of complete months worked during the vesting period, subject to the Committee’s discretion. The remaining unvested options would be forfeited. In the event of a disability (Column E) or death (Column F), all unvested options vest immediately. All vested options granted under the current stock plan remain exercisable for three years after termination or, if less, until the original expiration date. Options granted under the 2002 Stock Plan remain exercisable for seven, five, or three years, depending upon the grantee’s position at the time of grant, or, if less, until the original expiration date.

If an executive’s employment terminates voluntarily without the Committee’s consent or involuntarily for cause (Column B), all remaining unvested options are forfeited.

For involuntary terminations that are not for cause (Column C) we have assumed that the executive was laid off on December 31, 2011, and then retired or terminated with consent at the end of the layoff period, December 31, 2012. No options would vest upon termination since the executive would not have worked during the vesting period (May 2012 to May 2013); however, the layoff would have no affect upon the vesting of options in May 2012.

Stock options require a termination in connection with a change in control (Column D) in order for the vesting to be accelerated. Unvested stock options would not be forfeited if (i) employment is terminated during a potential change in control period by the Corporation for other than cause or disability or by the executive for good reason and (ii) a 409A Change in Control (see “Termination Scenarios — Change in Control and Termination” for definition) occurs within twenty-four months following the commencement of the potential change in control period.

Restricted Stock Units

Following a voluntary termination with the Committee’s consent or a retirement pursuant to a retirement plan (Column A), a prorated number of an executive’s unvested restricted stock units would vest based on the number of complete months worked during the vesting period, subject to the Committee’s discretion. The remaining unvested restricted stock units would be forfeited. In the event of a disability (Column E) or death (Column F), all unvested restricted stock units vest immediately.

If an executive’s employment terminates voluntarily without the Committee’s consent or involuntarily for cause (Column B), all remaining unvested restricted stock units are forfeited.

For involuntary terminations that are not for cause (Column C), we have assumed that the executive was laid off on December 31, 2010, and then retired or terminated with consent at the end of the layoff period, December 31, 2011. No restricted stock units would vest upon termination since the executive would not have worked during the vesting period (May 2011 to May 2012). However, the layoff would have no affect upon the vesting of restricted stock units in May 2011.

Restricted stock units require a termination in connection with a change in control (Column D) in order for the vesting to be accelerated. Unvested restricted stock units would not be forfeited if (i) employment is terminated during a potential change in control period by the Corporation for other than cause or disability or by the executive for good reason and (ii) a 409A Change in Control occurs within twenty-four months following the commencement of the potential change in control period.

Performance Awards

Following a voluntary termination with the Committee’s consent or a retirement pursuant to a retirement plan (Column A), the prorated value of the performance awards would vest based on the number of complete months worked during the relevant performance period (each is approximately three years), provided that the relevant performance goals are achieved. For performance awards for which the performance goals are achieved, a modified proration is used in the event of a death (Column F) or disability (Column E) allowing 0% of the achieved award if such event occurs prior to the completion of the first third of the performance period, 50% of the achieved award if such event occurs on or after completion of the first third, but prior to completion of the second third, of the performance period, and 100% of the achieved award for events occurring on or after completion of the second third of the performance period. This modified proration effectively shortens the post-termination waiting period to a maximum of two years, thereby allowing an estate to potentially close within two years, since there would be no value allowed for performance awards granted within one year of a participant’s death.

If an executive’s employment terminates voluntarily without the Committee’s consent or involuntarily for cause (Column B), all remaining unvested performance awards are forfeited.

For involuntary terminations that are not for cause (Column C), we have assumed that the executive was laid off on December 31, 2010, and then retired or terminated with consent at the end of the layoff period, December 31, 2011. Because the employee has not terminated employment under this assumption prior to the May 2012 vesting of the May 2009 performance award, it would vest depending upon the Corporation’s performance. However, a prorated portion of the May 2010 and 2011 performance awards would vest following the assumed termination in December 2012 based upon the number of months worked during the respective performance periods (the number shown in Column C assumes such prorated vesting at target performance for these two awards).

Performance awards require a termination in connection with a change in control (Column D) in order for the vesting to be accelerated. For these awards, the performance period would end upon the change of control; however, the awards would not vest until the earlier to occur of a termination within 24 months of the change in control or the normal vesting date. Unvested performance awards would not be forfeited if (i) employment is terminated during a potential change in control period by the Corporation for other than cause or disability or by the executive for good reason and (ii) a 409A Change in Control occurs within twenty-four months following the commencement of the potential change in control period.

Steel Pension Plan

Benefits under the Steel Pension Plan are payable on behalf of the executives under each of the termination of employment scenarios. Refer to the “Pension Benefits” section for a description of the Steel Pension Plan. Benefits under the Steel Pension

Plan may be payable under the Non-Qualified Pension Plans to the extent they are limited by the qualified plan limitations established by the Internal Revenue Code.

If an executive is placed on involuntary layoff status as of December 31, 2011 (Column C), the executive would be eligible to remain on layoff for a period of up to two years. Having satisfied certain age and service requirements, each of the executives would be eligible to commence a Rule-of-70/80 early retirement option on December 31, 2012, after being on layoff for one year (unless they are given a reasonable offer of employment with the Corporation). The present value amounts shown for an involuntary termination not for cause (Column C) reflect enhanced benefits attributable to the additional age and continuous service accrued while on layoff, the lower early-commencement charges, and a temporary $400 monthly pension benefit that is payable until the executive becomes eligible for a public pension.

If an executive becomes inactive on December 31, 2011 due to a disability (Column E), which is determined to be a permanent incapacity, the executive would be eligible to commence a Permanent Incapacity early retirement on May 31, 2012, which is five months after the qualifying disability. The present value amounts shown reflect enhanced benefits attributable to the additional age and continuous service accrued during the five-month period, and the lower early-commencement charges, but not the temporary $400 monthly pension benefit that is payable until the executive becomes eligible for a public pension or, if earlier, governmental disability benefits.

If the employment of an executive is terminated due to death (Column F), death benefits become payable to the survivor (typically his or her spouse) or, if there is no spouse, to the executive’s estate. The present value amounts shown are equal to the higher of (i) the actuarial equivalent of the executive’s pension benefit (excluding the survivor and surviving spouse’s benefits) that would have been payable if the executive had retired on the date of death, or (ii) the value of the survivor and surviving spouse’s benefits as defined in the Steel Pension Plan.

Non Tax-Qualified Pension Plan

Benefits from the Non Tax-Qualified Pension Plan are payable on behalf of the executives under each of the termination of employment scenarios. Refer to the “Pension Benefits — Non Tax-Qualified Pension Plan” section for a description of the Non Tax-Qualified Pension Plan. The present value amounts shown for the various termination scenarios vary based upon the total amount payable under the Steel Pension Plan before the application of the statutory limitations established by the Internal Revenue Code. See the paragraph below, “Letter Agreements” for a description of the letter agreement benefits payable to Messrs. Surma and Babcoke that are related to the Non Tax-Qualified Pension Plan.

Supplemental Pension Program

Benefits from the Supplemental Pension Program are payable on behalf of the executives (except for Mr. Surma) under each of the termination of employment scenarios other than a voluntary termination without consent or an involuntary termination for cause (Column B), since the executives have at least 15 years of continuous service as of December 31, 2011. Refer to the “Pension Benefits — Supplemental Pension Program” section for a description of the Supplemental Pension Program. See the paragraph below, “Letter Agreements,” for a description of the letter agreement benefits payable to Messrs. Surma and Babcoke that are related to the Supplemental Pension Program.

The present value amounts shown for an involuntary termination not for cause (Column C) and a disability (Column E) reflect enhanced benefits attributable to the additional age and continuous service accrued while on layoff status and during the five-month period following the disability event, respectively.

If the employment of an executive is terminated due to death (Column F), death benefits become payable to the surviving spouse or, if there is no spouse, to the executive’s estate. The present value amounts shown are equal to the actuarial equivalent of the executive’s pension benefit (excluding the surviving spouse’s benefits) that would have been payable with Corporation consent if the executive had retired on the date of death.

Supplemental Savings Program

The conditions for a payment of benefits under the Supplemental Savings Program include the attainment of five years of continuous service. Because all named executive officers already meet this condition, this benefit is payable under all termination scenarios.

Letter Agreements

The amounts payable to Messrs. Surma and Babcoke under their respective letter agreements are shown in the tables above. For Messrs. Surma and Babcoke, the amounts payable under the various termination scenarios depend upon the amounts payable for the termination scenarios under the various retirement plans in which they participate. For a discussion of the letter agreements, please see “Pension Benefits — Letter Agreements”.

Universal Life Insurance Protection

Except for Mr. Surma, the amounts shown under each of the termination scenarios other than in the case of death (Column F) represent the present value of the monthly premiums for coverage under the U. S. Steel Variable Universal Life Insurance program that would be paid by U. S. Steel for all months following the termination event until the executive reaches age 62. Since Mr. Surma does not satisfy the requirements for an immediate pension (i.e., age 60 with 15 years of service, or 30 years of service) as of December 31, 2011, universal life insurance premiums would be payable on his behalf for only a three-year period following a change in control. In the case of death (Column F), the values shown in the table represent the death benefit payable under the universal life insurance policy to the executive’s named beneficiary or if there is no beneficiary, to his or her estate.

Active Medical Insurance

The amount shown for a change in control and termination (Column D) represents the estimated cost of providing 36 months of active employee insurance coverage to the executive.

Supplemental Retirement Benefit

The supplemental retirement benefit represents the increase in retirement benefits to an executive in the event of a termination in connection with a change in control (Column D) and is paid pursuant to the change in control agreement (see “Termination Scenarios — Change in Control and Termination”, above). The benefit is paid in a lump sum amount representing the difference between the present values of the Enhanced Pension Benefit and the Actual Pension Benefit:

•

“Enhanced Pension Benefit” is equal to the Actual Pension Benefit (see below) under the Steel Pension Plan, Non Tax-Qualified Pension Plan and Supplemental Pension Program sponsored or maintained by the Corporation, including employment agreements that provide non-qualified defined benefit supplements (“All Pension Plans”) as of the date of termination of employment, plus the following enhancements:

•	Service — an additional three years are added to the executive’s service for purposes of calculating the monthly normal retirement benefit payable at normal retirement age,

•

Final Average Pay — is based on the higher of (a) the executive’s final average pay used in calculating Actual Pension Benefit or (b) final average pay using the executive’s base salary in effect immediately prior to the Applicable Event (see definition under “Termination Scenarios — Change in Control and Termination”, above) and, to the extent short-term incentive payment is considered in the calculation of pension benefits, the higher of (i) an executive’s current target short-term incentive payment, or if higher, the executive’s target short-term incentive payment immediately prior to the Applicable Event and (ii) the average of the executive’s short-term incentive payments for the prior three years, or if higher, the three years prior to the Applicable Event.

•

Early Commencement Factors — an additional three years are added to age and service and, if the executive satisfies the Rule-of-65 or 70/80 retirement options under All Pension Plans using these additional three years, the executive is eligible to commence an immediate pension under such retirement option, and

•	Full Vesting — accrued benefits under All Pension Plans are deemed to be vested or, to the extent not vested, paid as an additional benefit.

•	“Actual Pension Benefit” equals the sum of the monthly pension benefits payable under All Pension Plans as of the date of termination of employment.

Outplacement Services

In the event of a termination in connection with a change in control (Column D), the change in control agreements provide for the payment of reasonable outplacement services (two year maximum) for all terminations following an Applicable Event.

Excise Tax Gross-Up

The severance agreements provide for a gross-up payment to cover Internal Revenue Code section 4999 excise taxes imposed on an executive as a result of the receipt of compensation under a change in control termination scenario (Column D). The gross-up would only occur upon a change in control and a termination. This benefit is no longer available to Mr. Surma and executives approved to participate after July 1, 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

No U. S. Steel director or officer or other person subject to Section 16 of the Securities Exchange Act of 1934 failed in 2011 to file on a timely basis any reports required by Section 16(a) of such Act.

Statement Regarding the Delivery of a Single Set of Proxy Materials to Households With Multiple U. S. Steel Shareholders

If you have consented to the delivery of only one set of proxy materials to multiple U. S. Steel shareholders who share your address, then only one proxy statement and only one annual report are being delivered to your household unless we have received contrary instructions from one or more of the shareholders sharing your address. We will deliver promptly upon oral or written request a separate copy of the proxy statement or the annual report to any shareholder at your address. If you wish to receive a separate copy of the proxy statement or the annual report, you may call us toll-free at 1-866-804-1409 or you can request a copy via the Internet at www.MaterialRequest.com or you can write to U. S. Steel Shareholder Services, 15th

Floor, 600 Grant Street, Pittsburgh, PA 15219-2800. If you request a copy of the proxy statement and annual report by telephone or Internet, have your proxy card available, as you will be required to provide the 11 digit number located on your proxy card in the box by the arrow. Shareholders sharing an address who now receive multiple copies of the proxy statement or the annual report may request delivery of a single copy by writing to us at the above address or by sending an email to shareholderservices@uss.com.

Solicitation Statement

We will bear the cost of this solicitation of proxies. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies by telephone, in person or by other means. They will not receive any extra compensation for this work. In addition, we are considering hiring third parties to assist in the solicitation process at an estimated cost not to exceed $100,000. We will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of our common stock, and we will reimburse them for reasonable out-of-pocket expenses that they incur in connection with forwarding the material.

Website

Our Corporate Governance Principles, Code of Ethical Business Conduct (which is applicable to all directors and employees, including the CEO and senior financial officers), Board committee charters, and annual and quarterly reports on Forms 10-K and 10-Q are available on our website, www.ussteel.com. By referring to these documents we do not intend to incorporate the contents of the website into this document.

By order of the Board of Directors,

Craig D. Mallick

Secretary

March 9, 2012

United States Steel Corporation c/o Corporate Election Services P.O. Box 3200 Pittsburgh, PA 15230-3200

VOTE BY TELEPHONE

Please have your proxy card available when you call the toll-free number 1-888-693-8683 using a touch-tone telephone and follow the simple directions that will be presented to you.

VOTE BY INTERNET

Please have your proxy card available when you access the website www.cesvote.com and follow the simple directions that will be presented to you.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, P.O. Box 3200, Pittsburgh, PA 15230.

Vote by Telephone Call toll-free using a touch-tone telephone: 1-888-693-8683	OR	Vote by Internet Access the website and cast your vote: www.cesvote.com	OR	Vote by Mail Return your completed proxy card in the postage-paid envelope provided

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Voting is open 24 hours a day, 7 days a week.

Your telephone or Internet vote must be received by 6:00 a.m. eastern time on April 24, 2012 in order to be counted in the final tabulation.

è

ê    If you vote by mail, please fold and detach card at perforation before mailing.    ê

UNITED STATES STEEL CORPORATION

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF UNITED STATES STEEL CORPORATION.

The undersigned hereby appoint(s) John P. Surma and Seth E. Schofield, or either of them, proxies to vote as herein directed on behalf of the undersigned at the Annual Meeting of Stockholders of United States Steel Corporation on April 24, 2012 and at any meeting resulting from an adjournment or postponement thereof and upon all other matters properly coming before the Meeting, including the proposals set forth in the proxy statement for such Meeting with respect to which the proxies are instructed to vote as indicated on the reverse side.

Signature(s)

Signature(s)

Dated
Please sign exactly as your name appears hereon, including representative capacity where applicable. Joint owners should both sign.

PLEASE MARK (ON THE REVERSE), SIGN AND DATE YOUR PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

UNITED STATES STEEL CORPORATION

2012 Annual Meeting of Stockholders

Attendance Card

You are invited to attend the Annual Meeting of Stockholders on April 24, 2012. The Meeting will be held at the U. S. Steel Tower, 33rd Floor, 600 Grant Street, Pittsburgh, PA, 15219 at 10:00 AM Eastern Time. Use of this attendance card is for our mutual convenience, and you have the right to attend the Meeting without this attendance card if you present identification and proof of ownership of United States Steel Corporation common stock. Attached is your 2012 Proxy Card.

Craig D. Mallick

Secretary

For personal use of the named stockholder(s) – not transferable.

Please present this card at the registration desk upon arrival and please bring a photo ID for admission to the building.

é If you plan to attend the Meeting, please fold and detach card at perforation. é

ê    If you vote by mail, please fold and detach card at perforation before mailing.    ê

UNITED STATES STEEL CORPORATION	PROXY

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE INSTRUCTIONS YOU GIVE BY MARKING IT. UNLESS OTHERWISE MARKED, THE NAME PROXIES WILL VOTE FOR PROPOSALS 1, 2 AND 3 AND AGAINST PROPOSAL 4.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES IN PROPOSAL 1, FOR PROPOSALS 2 AND 3 AND AGAINST PROPOSAL 4.

Proposal 1.		Election of Directors

	Class II Nominees:	FOR	AGAINST	ABSTAIN

	(1) Frank J. Lucchino	☐	☐	☐

	(2) Seth E. Schofield	☐	☐	☐

	(3) John P. Surma	☐	☐	☐

	(4) David S. Sutherland	☐	☐	☐

Proposal 2.		Ratification of appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm

☐ FOR ☐ AGAINST ☐ ABSTAIN

Proposal 3.		Approval, in a non-binding advisory vote, of the compensation of the named executive officers

☐ FOR ☐ AGAINST ☐ ABSTAIN

Proposal 4.		Shareholder Proposal Recommending the Elimination of the Classified Board of Directors

☐ FOR ☐ AGAINST ☐ ABSTAIN

(CONTINUED, AND TO BE SIGNED AND DATED, ON THE OTHER SIDE.)